UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting materials pursuant to Section. 240.14a-12

INTERCEPT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock; Series B Preferred Stock

(2)	Aggregate number of securities to which transaction applies:

21,778,587

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $18.90

(4)	Proposed maximum aggregate value of transaction:

$411,615,294

(5)	Total fee paid:

$52,152

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed

PRELIMINARY COPY

3150 Holcomb Bridge Road

Norcross, Georgia 30071

PROPOSED MERGER - YOUR VOTE IS VERY IMPORTANT

Dear InterCept Shareholder:

Fidelity National Financial, Inc., a publicly-traded Delaware corporation (“Fidelity”), Fidelity National Information Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Fidelity (“FIS”), Fuscia Merger Sub, Inc., a Georgia corporation and wholly-owned subsidiary of FIS (“Merger Sub”) and InterCept, Inc. have agreed to a merger of Merger Sub with and into InterCept. In the merger, InterCept will become a wholly-owned subsidiary of FIS. We are sending you this proxy statement to ask you to vote in favor of the merger and related matters at our annual meeting to be held at our headquarters located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia on Monday, November 8, 2004, at 10:00 a.m., local time.

If the merger is completed, each share of InterCept common stock will be converted into the right to receive $18.90 in cash.

At our annual meeting of shareholders, you will also be asked to consider and vote on the election of five directors to serve until the expiration of their terms or until their successors are duly elected and qualified. If our shareholders approve the proposed merger, however, we expect to close the merger on the date of the annual meeting or as soon as possible thereafter. In that event, the directors currently in office will continue in office until the closing of the merger, and the results of the election of directors will not take effect.

The merger requires the approval and adoption by the affirmative vote of at least two-thirds of the outstanding shares of InterCept’s common stock. Shareholders of InterCept who beneficially own approximately 17.9% of the outstanding InterCept common stock have entered into agreements with Fidelity to vote all of their shares in favor of the merger agreement and the merger.

After careful consideration, the InterCept board of directors unanimously approved the merger agreement and the merger and has determined that the merger and the related transactions are fair to and in the best interests of InterCept and its shareholders. The InterCept board of directors recommends that you vote FOR the approval of the merger and the adoption of the merger agreement and FOR the election of the board’s nominees named in this proxy statement. You can vote your shares by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

The InterCept board of directors has established the close of business on September 15, 2004 as the record date for the determination of InterCept shareholders entitled to notice of, and to vote at, the annual meeting. InterCept shareholders are entitled to assert dissenters’ rights under Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix C.

Your vote is important. Whether or not you plan to attend the annual meeting in person, please take the time to vote your shares by completing, signing and dating the enclosed proxy card and promptly returning it in the accompanying postage-paid envelope. If you do not vote, it will have the same effect as voting against the merger agreement and the merger.

Sincerely,

John W. Collins

Chairman of the Board and Chief Executive Officer

This proxy statement is dated October 8, 2004 and is first being mailed to shareholders on or about that date.

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Date:	November 8, 2004
Time:	10:00 a.m. local time
Place:	InterCept, Inc.
3150 Holcomb Bridge Road, Suite 200
Norcross, Georgia 30071

To InterCept’s shareholders:

InterCept will hold its annual meeting of shareholders at 10:00 a.m., local time, on Monday, November 8, 2004 at the company’s headquarters located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia, for the following purposes:

1.	to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 8, 2004 among Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fuscia Merger Sub, Inc., and InterCept, Inc., a copy of which is attached as Appendix A;

2.	to elect five directors to serve until the expiration of their terms or until their successors are duly elected and qualified (provided that if the merger is consummated, the election of directors will not take effect); and

3.	to transact any other business that may properly come before the meeting or any adjournments of the meeting.

Only shareholders of record at the close of business on September 15, 2004 are entitled to vote at the annual meeting and any adjournments. The presence, in person or by duly executed proxy, of the holders of shares of our common stock and shares of our preferred stock (considered on an as-converted-to-common stock basis) representing a majority of the votes entitled to be cast at the annual meeting is required to hold the meeting and transact business. Approval of the merger agreement, however, will require the affirmative vote of at least two-thirds of the outstanding shares of InterCept common stock, voting as a separate group. InterCept shareholders are entitled to assert dissenters’ rights under Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix C.

You are cordially invited to attend the meeting. Your vote is important to ensure your representation at the meeting. Whether or not you are planning to attend the meeting, please complete, date, and sign the enclosed proxy card and return it promptly. The delivery of the proxy does not preclude you from voting in person if you attend the meeting. If you do not vote, it will have the same effect as voting against the merger agreement and the merger, and will have no effect upon the election of directors, assuming a quorum is present. No additional postage is necessary if mailed in the United States. If you do desire to revoke your proxy, you may do so at any time before the vote as discussed on page 12 below.

The InterCept board of directors has determined that the merger agreement, the transactions contemplated by it, and the election of the director nominees are in the best interests of InterCept and its shareholders. The members of the InterCept board of directors unanimously recommend that the shareholders vote at the annual meeting to approve these proposals.

If you have any questions or need assistance in voting, please contact us by calling our Director of Investor Relations, Carole Collins, at 770-248-9600.

John W. Collins
Chairman of the Board and Chief Executive Officer October 8, 2004

SECURITY OWNERSHIP	76
INFORMATION RELATED TO SETTLEMENT OF PROXY CONTEST WITH JANA	78
INDEPENDENT AUDITORS	79
SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTORS NOMINATIONS	81
COPIES OF EXHIBITS	81
OTHER BUSINESS	81

APPENDICES

Appendix A	Amended and Restated Agreement and Plan of Merger

Appendix B	Opinion of Jefferies & Company, Inc. to the Board of Directors of InterCept, Inc.

Appendix C	Article 13 of the Georgia Business Corporation Code, entitled Dissenters’ Rights

Appendix D	Form of Shareholder’s Agreement between Fidelity and each of John W. Collins and Glenn W. Sturm

Appendix E	Form of Shareholder’s Agreement between Fidelity and each of John D. Schneider, Jr., J. Daniel Speight, Jonathan R. Coe, L. Rand Fluitt, Farrell S. Mashburn, Denise C. Saylor, and Michael D. Sulpy

Appendix F	Shareholder’s Agreement between Fidelity and JANA Master Fund, Ltd.

Appendix G	Form of Shareholder’s Agreement between Fidelity and Sprout Capital IX, L.P., DLJ Capital Corporation and Sprout Entrepreneurs Fund, L.P.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What am I being asked to vote on?

A.	You are being asked to approve the acquisition of InterCept by Fidelity through a proposed merger transaction, as more fully described in this proxy statement.

Q.	What will happen in the merger?

A.	Upon completion of the merger, an indirect wholly-owned subsidiary of Fidelity will be merged with and into InterCept. As a result, InterCept will become an indirect wholly-owned subsidiary of Fidelity. You will be entitled to receive the merger consideration, as described below, for each share of InterCept common stock that you hold.

Q.	What will I receive in the merger?

A.	If the merger agreement is approved and the merger is subsequently completed, each share of InterCept common stock that you hold will be converted into the right to receive $18.90 in cash.

Q.	Does the InterCept board of directors recommend the approval of the merger?

A.	Yes. The InterCept board of directors has unanimously approved the merger and recommends that you vote FOR the approval of the merger and the merger agreement. The InterCept board of directors considered many factors in deciding to recommend the approval of the merger, including the risk of remaining independent, the value of the merger consideration as compared to remaining independent, the fairness opinion of InterCept’s independent financial advisor, Jefferies & Company, Inc., and the premium to the then current market price of InterCept common stock represented by the merger consideration. See Proposal No. 1 – The Merger – Opinion of Jefferies & Company, Inc. to the InterCept Board of Directors beginning on page 20 and Appendix B.

Q.	What vote is required to approve the merger?

A.	Approval of the merger agreement will require both:

(a)	the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares, voting as a separate voting group; and

(b)	the approval of a majority of all of the votes entitled to be cast on the merger by both the common shareholders and the holders of Series B preferred stock, voting as a single voting group.

Given the number of votes held by the common shareholders and the holders of Series B preferred stock (who have already agreed to vote in favor of the merger), the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares will satisfy clause (a) and clause (b).

InterCept directors, executive officers and others holding at least 3,702,239 shares, or approximately 17.9% of the outstanding shares of InterCept common stock as of September 15, 2004, have signed shareholder’s agreements with Fidelity under which they agreed to vote their shares of InterCept common stock in favor of the merger. Under the terms of the shareholder’s agreements, each shareholder also granted Fidelity an option to purchase their shares of InterCept common stock under certain circumstances if the merger is not consummated and subject to the satisfaction of certain conditions. For a more detailed description of the terms of the shareholder’s agreements, see The InterCept Annual Meeting – Share Ownership of Management and Directors; Shareholder’s Agreements beginning on page 13.

Q.	What is the effect if I abstain or fail to give instructions to my broker?

A.	If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote. Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting. Because the approval of the merger requires the affirmative vote of two-thirds of our outstanding common stock, however, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

Q.	What rights do I have if I oppose the merger?

A.	You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the meeting. The failure to submit a proxy or vote at the annual meeting will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger. The failure to submit a proxy or vote at the annual meeting will have no effect on the election of directors, assuming a quorum is present. Under Georgia law, holders of InterCept common and preferred stock are entitled to dissenters’ rights in connection with the merger. Under the Georgia Business Corporation Code, shareholders with dissenters’ rights are entitled to dissent from the merger and obtain payment of the fair value of their shares if the transactions are consummated. Attached as Appendix C is Article 13 of the Georgia Business Corporation Code, entitled Dissenters’ Rights. See Dissenters’ Rights beginning on page 52.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will receive a transmittal form and written instructions on how to exchange your InterCept stock certificate(s) for the merger consideration.

Q.	If the merger is completed, when can I expect to receive the merger consideration for my shares?

A.	The exchange agent will arrange for the payment of the merger consideration to be sent to you as promptly as practicable after the consummation of the merger and following receipt of your stock certificate(s) and other required documents.

Q.	When do you expect the merger to be completed?

A.	We expect to complete the merger as soon as practicable after the InterCept annual meeting on November 8, 2004. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Georgia. In this proxy statement, we refer to the date and time the merger becomes effective as the “effective time.” Because the merger is subject to conditions beyond the parties’ control, however, we cannot predict whether or when the merger will be completed.

Q.	Are there any conditions to completion of the merger?

A.	In addition to the approval of the InterCept shareholders, the merger is also subject to various conditions, which include the following conditions:

•	the absence of material adverse changes affecting InterCept or Fidelity;

•	obtaining all necessary regulatory approvals; and

•	the absence of any legal restraint against the merger.

For a more detailed description of the conditions to the merger, see The Merger Agreement – Conditions to the Merger beginning on page 44.

Q.	If I own options to purchase InterCept common stock, what will happen to them?

A.	If you hold options to purchase shares of InterCept common stock that do not, by their terms, expire at or before the completion of the merger, then upon completion of the merger those options will immediately vest and be converted into options to acquire shares of Fidelity common stock on the same terms and conditions that were applicable to the InterCept options, provided that the Fidelity options will generally terminate 90 days after closing unless otherwise provided by separate agreement or sooner terminated in accordance with their terms. For a more detailed description of the conversion of InterCept stock options in connection with the merger, see The Merger Agreement – Treatment of Stock Options and Employee Stock Purchase Plan beginning on page 50.

Q.	What are the tax consequences of the merger to me?

A.	Your receipt of cash in exchange for your InterCept shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code. For a more detailed description of the tax consequences to you of the merger, see Proposal No. 1 – The Merger – Material U.S. Federal Income Tax Consequences of the Merger beginning on page 31.

Q.	What happens if I sell my InterCept common stock before the annual meeting?

A.	The record date for the InterCept annual meeting is September 15, 2004. If you held your shares of InterCept common stock on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the InterCept annual meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your shares of InterCept common stock.

Q.	What do I need to do now?

A.	After you have carefully read this proxy statement, indicate on your proxy how you want to vote, and sign and return the proxy as soon as possible so that your shares may be represented and voted at the InterCept annual meeting. If you send the proxy without indicating how you want to vote, we will count your proxy as a vote in favor of the merger. The board of directors of InterCept recommends voting FOR the merger.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the proposed merger, which will have the same effect as voting against the merger.

Q.	How do I vote?

A.	Other than by attending the annual meeting and voting in person, InterCept allows its registered shareholders to vote by mail, using the enclosed proxy card and envelope.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. There are several ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy. Third, you may attend the InterCept annual meeting and vote in person. Simply attending the annual meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote, and you may not vote at the annual meeting without following those procedures.

Q.	Who can vote?

A.	Only shareholders of record as of the close of business on September 15, 2004 may vote at the annual meeting. See The InterCept Annual Meeting – Record Date and Outstanding Shares beginning on page 12.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means that your shares are registered differently or held in more than one account. Please complete, sign, date and mail each proxy card that you receive.

Q.	Who should I contact if I have questions about the merger and need additional copies of the proxy statement?

A.	If you have any questions about the merger or would like additional copies of this proxy statement or the enclosed proxy card, you should contact Carole Collins, Director of Investor Relations, InterCept, Inc., 3150 Holcomb Bridge Road, Suite 200 Norcross, Georgia 30071, telephone number (770) 248-9600.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers to fully understand the merger and the other matters being submitted to shareholders. Each item in this summary includes a page reference directing you to a more detailed description of that item.

The Companies

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

(904) 854-8100

Fidelity National Financial, Inc., a Delaware corporation, is the largest title insurance and diversified real estate services and solutions company in the United States. Fidelity’s title insurance underwriters – Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title – together issued approximately 29% of all title insurance policies issued in the United States during 2003. Fidelity is also a leading provider of technology solutions, processing services, and information services to the financial services and real estate industries. Over 2,400 financial institutions use Fidelity services, including 45 of the 50 largest banks in the U.S. Fidelity applications process nearly 50% of all U.S. residential mortgage loans by dollar volume, and over 235 million deposit accounts and non-mortgage consumer loans and leases are processed on Fidelity core bank processing platforms. Fidelity also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and loan servicers. Fidelity’s information services, including property data and real estate-related services, are used by mortgage lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. Fidelity’s common stock is traded on the New York Stock Exchange under the symbol “FNF.”

InterCept, Inc.

3150 Holcomb Bridge Road

Norcross, Georgia 30071

(770) 248-9600

InterCept, Inc., a Georgia corporation, is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit card processing, data communications management, and related products and services. InterCept’s common stock is listed on NASDAQ under the symbol “ICPT.”

The Merger

General

Fidelity will acquire InterCept through a merger in which Fuscia Merger Sub, Inc., a newly formed and indirect wholly-owned subsidiary of Fidelity, will merge with and into InterCept, with InterCept surviving the merger as an indirect wholly-owned subsidiary of Fidelity.

Merger Consideration (Page 38)

In the merger, each share of InterCept common stock that you hold will be converted into the right to receive $18.90 in cash.

InterCept Stock Options and Employee Stock Purchase Plan (Page 50)

Upon completion of the merger, each outstanding option to purchase InterCept common stock that does not terminate by its terms shall immediately vest and be exchanged for an option to purchase Fidelity common stock, provided that the Fidelity options will generally terminate 90 days after closing unless otherwise provided by separate agreement or sooner terminated in accordance with their terms. The number of shares of Fidelity common stock subject to each converted option, as well as the exercise price of each option, will be adjusted to reflect the exchange ratio. The exchange ratio means $18.90 divided by the average closing price per share of Fidelity’s common stock on the New York Stock Exchange for the ten most recent trading days ending on (and including) the trading day one day before the effective time.

The last purchase date for employees participating in the InterCept employee stock purchase plan occurred on September 30, 2004, and any shares purchased on that date will be converted into merger consideration. The InterCept board of directors has suspended the plan as of October 1, and it will terminate as of the effective time of the merger.

For a more detailed description of the treatment of InterCept stock options and the InterCept employee stock purchase plan in connection with the merger, see The Merger Agreement – Treatment of Stock Options and Employee Stock Purchase Plan.

Recommendation of InterCept’s Board of Directors; InterCept’s Reasons for the Merger (Page 14)

InterCept’s board of directors has unanimously approved the merger agreement and the merger, determined that the merger is fair to, and in the best interests of, InterCept, and recommends that you vote FOR the proposal to approve and adopt the merger agreement. InterCept’s reasons for entering into the merger agreement and factors considered by InterCept’s board of directors in determining whether to enter into the merger agreement are described in Proposal No. 1 – The Merger – InterCept Reasons for the Merger; Recommendation of the InterCept Board of Directors.

Opinion of InterCept’s Financial Advisor (Page 20)

Jefferies has delivered its written opinion dated September 8, 2004 to InterCept’s board of directors to the effect that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the merger consideration to be received by the holders of

InterCept common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of the opinion delivered by Jefferies is attached as Appendix B. You should read this opinion in its entirety to understand the assumptions made, matters considered and limitations on the review undertaken by Jefferies in providing its opinion.

Material U.S. Federal Income Tax Consequences of the Merger (Page 31)

Your receipt of cash in exchange for your shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. Shareholders will recognize gain or loss measured by the difference, if any, between (x) the cash the holder receives in the merger and (y) the holder’s adjusted tax basis in the InterCept shares surrendered in exchange. You should consult your own tax advisors regarding the tax consequences of the merger particular to you.

Regulatory Approvals Required for the Merger (Page 33)

Completion of the merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also referred to as the “HSR Act.” The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice were filed on September [    ], 2004.

Interests of Certain Persons in the Merger That Are Different from Your Interests (Page 33)

In addition to their interests as shareholders, some of InterCept’s directors and executive officers have interests in the merger that may differ from your interests as an InterCept shareholder. InterCept’s board of directors was aware of these interests in approving the merger and the merger agreement. These interests include, but are not limited to, the following:

Change in Control Agreements; Effect on Options. InterCept has entered into change in control agreements with some of its executive officers and employees. Under the agreements, approval of the merger by InterCept’s shareholders will be a change in control. Each of the executive officers who entered into change in control agreements will be entitled to receive a cash payment equal to 12 months’ salary upon termination of employment following a change in control. In addition, all of the outstanding unexercised options of those executives will vest immediately and become exercisable upon a change in control.

Options to acquire shares of InterCept common stock will be exchanged in the merger for options to acquire shares of Fidelity common stock, provided that the Fidelity options will generally terminate 90 days after closing unless sooner terminated in accordance with their terms. Under the change in control agreements referenced above, however, all of the outstanding unexercised options of these executives and employees will remain outstanding and exercisable for the remainder of their terms instead of terminating in 90 days.

Employment Agreements. InterCept has employment agreements with its Chief Executive Officer, John W. Collins, its President, G. Lynn Boggs and one of its Executive Vice Presidents, L. Rand Fluitt, that provide severance packages upon termination of employment following a change in control.

Non-Competition Agreement of John W. Collins. In connection with the merger, Mr. Collins has entered into a non-competition agreement with Fidelity, Fidelity Information Services, Inc. and InterCept.

Pursuant to the terms of the non-competition agreement, and in consideration of the payment at the closing of the merger of $2.1 million to Mr. Collins, Mr. Collins agreed not to engage in certain activities that are competitive with identified businesses for a period of three years following the effective time of the merger.

Indemnification. Under the terms of the merger agreement, InterCept’s directors and officers will be entitled to indemnification in certain circumstances.

Dissenters’ Rights (Page 52)

InterCept’s shareholders have a right to dissent and receive the fair value of their InterCept common stock. Please see Dissenters’ Rights for a description of the procedures required to exercise your right to dissent.

Effective Time (Page 38)

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Georgia. In this proxy statement, we refer to the date and time the merger becomes effective as the “effective time.”

Conditions to Completion of the Merger (Page 44)

InterCept and Fidelity will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger by the InterCept shareholders and other closing conditions described more fully in The Merger Agreement – Conditions to the Merger.

No Solicitation of Transactions (Page 45)

InterCept has agreed that neither it nor its representatives will solicit, initiate, encourage or facilitate any inquiries or the making of any proposal for (1) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving InterCept; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of InterCept’s assets; (3) a tender offer or exchange offer for, or an offer to purchase directly from InterCept, 15% or more of the outstanding voting securities of or other equity interests in InterCept; or (4) any solicitation in opposition to adoption by InterCept’s shareholders of the merger agreement, or enter into any discussions or agreement with respect to any such proposal, unless InterCept receives a written proposal not solicited after September 8, 2004 that the InterCept board of directors determines in good faith, after consultation with its legal and financial advisors, constitutes or is reasonably likely to lead to a superior proposal, according to the terms of the merger agreement, and a number of other conditions are satisfied.

Termination of the Merger Agreement (Page 47)

InterCept and Fidelity may terminate the merger agreement by mutual agreement, and the merger agreement may otherwise be terminated under certain other circumstances described more fully in The Merger Agreement – Termination of the Merger Agreement.

Termination Fees (Page 49)

As a condition to Fidelity’s willingness to enter into the merger agreement, InterCept has agreed to pay Fidelity a termination fee of $15 million and expenses of up to $2 million if the merger agreement is terminated under certain circumstances described more fully in The Merger Agreement – Termination Fee; Expense Reimbursement. In certain circumstances, Fidelity will be obligated to pay InterCept the same termination fee and expenses.

The Annual Meeting

InterCept will hold its annual meeting of shareholders on November 8, 2004 at 10:00 a.m., local time, at the headquarters of InterCept, located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia. At the InterCept annual meeting, InterCept shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated by the agreement, including the merger. In addition, shareholders will vote to elect five directors to serve until the expiration of their terms or until their successors are duly elected and qualified. If the merger is approved, however, the existing directors will continue to serve until the consummation of the merger. If the merger is not approved or if the merger is not consummated, the elected directors will take office as soon as reasonably practical thereafter.

Record Date (Page 12)

You are entitled to vote at the InterCept annual meeting if you owned shares of InterCept common stock at the close of business on September 15, 2004, which is the record date for the annual meeting. On the record date, there were 20,786,207 shares of common stock and 100,000 shares of Series B preferred stock issued and outstanding and entitled to vote. Each share of common stock entitles the holder to one vote on each matter presented at the annual meeting. Each share of Series B preferred stock entitles the holder to 9.5238095 votes on each matter presented at the annual meeting. In total, the holders of the Series B preferred stock are entitled to 952,380 votes. A list of shareholders eligible to vote will be available at the annual meeting.

Vote Required; Quorum (Pages 12 and 14)

Approval of the merger agreement will require both:

(a)	the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares, voting as a separate voting group; and

(b)	the approval of a majority of all of the votes entitled to be cast on the merger by both the common shareholders and the holders of Series B preferred stock, voting as a single voting group.

Given the number of votes held by the common shareholders and the holders of Series B preferred stock (who have already agreed to vote in favor of the merger), the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares will satisfy clause (a) and clause (b). The presence, in person or by duly executed proxy, of the holders of shares of InterCept common stock and preferred stock (considered on an as-converted-to-common stock basis) representing a majority of the votes entitled to be cast at the annual meeting is required to hold the meeting and conduct business. This is called a quorum.

Proxies, Voting and Revocation (Pages 11 and 12)

Shares of InterCept common and preferred stock (considered on an as-converted-to-common stock basis) represented at the InterCept annual meeting by properly executed proxies received before or at the annual meeting, and not revoked, will be voted at the annual meeting and at any adjournments or postponements of the annual meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares represented by that proxy will be voted FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger and FOR the election of five directors to serve until the expiration of their terms or until their successors are duly elected and qualified and in the discretion of InterCept’s management with respect to any other matter that comes before the meeting, including any matters incident to the conduct of the meeting. Proxies are being solicited on behalf of the InterCept board of directors.

Share Ownership of Management, Directors and Affiliates; Shareholder’s Agreements (Page 13)

As of September 15, 2004, directors and executive officers of InterCept and their affiliates holding 3,702,239 shares of InterCept common stock, or approximately 17.9% of the outstanding shares of InterCept common stock, entered into shareholder’s agreements with Fidelity in connection with the execution of the merger agreement. Under the shareholder’s agreements, each such shareholder has agreed to grant Fidelity a proxy to vote all of his InterCept shares in favor of the merger agreement, against any other business combination involving InterCept and a third party, and in favor of any other matter related to and necessary for the consummation of the transactions contemplated by the merger agreement. Each such shareholder also agreed not to sell any of his InterCept shares (other than shares acquired through the exercise of options) until the merger is consummated or the merger agreement is terminated. Each such shareholder also granted Fidelity an option to purchase all his outstanding shares at $18.90 per share if the merger agreement is terminated for certain reasons and certain events occur thereafter as specifically set forth in the shareholder’s agreements, which are included in this proxy statement as Appendices D, E, F and G.

THE ANNUAL MEETING

This proxy statement is being mailed to the holders of InterCept common stock for use at the InterCept annual meeting to be held on Monday, November 8, 2004 at 10:00 a.m., local time, at the company’s headquarters located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia, and at any adjournments or postponements thereof.

Purpose of the Meeting

At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement between Fidelity’s indirect wholly-owned subsidiary and InterCept, and to vote for the election of five directors to serve until the expiration of their terms or until their successors are duly elected and qualified. If the merger is approved, however, the existing directors will continue to serve until the consummation of the merger. If the merger is not approved or if the merger is not consummated, the elected directors will take office as soon as reasonably practical thereafter.

How to Vote

Your vote is important. Shareholders of record can vote by mail as described below. If you are a beneficial owner, please refer to our proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Proxies

You may use the accompanying proxy if you are unable to attend the InterCept annual meeting in person or wish to have your shares voted by proxy even if you do attend the InterCept annual meeting. All shares of InterCept common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger; in favor of the election of five directors to serve until the expiration of their terms or until their successors are duly elected and qualified; and in the discretion of InterCept’s management with respect to any other matter that comes before the meeting, matters incident to the conduct of the meeting (other than adjournments or postponements of the meeting).

Vote by Mail

To be effective, completed proxy cards must be received before the annual meeting. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed, postage-paid envelope.

Voting at the Annual Meeting

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. All shares that have been properly voted and not revoked will be voted at the annual meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, in favor of the election of five directors to serve until the expiration of their terms or until their successors are duly elected and qualified; and in the discretion of InterCept’s management with respect to any other matter that comes before the meeting, including any matters incident to the conduct of the meeting (other than adjournment or postponement).

Voting on Other Matters

If other matters are properly presented at the annual meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you.

Revocation of Proxies

Proxies may be revoked at any time before they are voted by:

•	written notice addressed to InterCept, Inc., 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071, Attention: Carole Collins, Assistant Corporate Secretary;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the annual meeting.

Attendance at the annual meeting will not, in itself, constitute revocation of a previously granted proxy.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on September 15, 2004 are entitled to notice of and to vote at the InterCept annual meeting. On that day, 20,786,207 shares of common stock and 100,000 shares of Series B preferred stock were outstanding and eligible to vote. Each share of common stock entitles the holder to one vote on each matter presented at the annual meeting. Each share of Series B preferred stock entitles the holder to 9.5238095 votes on each matter presented at the annual meeting. In total, the holders of the Series B preferred stock are entitled to 952,380 votes. (Under InterCept’s articles of incorporation, this amount is determined by dividing the original Series B preferred stock exchange price per share of $100.00 by the initial conversion price of $10.50 per share, which equals 9.5238095.) A list of shareholders eligible to vote will be available at the annual meeting.

Vote Required

Approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, will require both:

(a)	the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares, voting as a separate voting group; and

(b)	the approval of a majority of all of the votes entitled to be cast on the merger by both the common shareholders and the holders of Series B preferred stock, voting as a single voting group.

Given the number of votes held by the common shareholders and the holders of Series B preferred stock (who have already agreed to vote in favor of the merger), the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares will satisfy clause (a) and clause (b).

As described below under the headings Share Ownership of Management and Directors; Shareholder’s Agreements and Proposal No. 1 – The Merger – Interests of Certain Persons in the Merger That Are Different from Your Interests, it is expected that at least 3,702,239 shares, or approximately 17.9% of the outstanding shares of InterCept common stock as of September 15, 2004, held by directors, executive officers and others that are parties to shareholder’s agreements with Fidelity, will vote in favor of the merger.

Under NASDAQ rules, brokers and nominees are precluded from exercising their voting discretion on the proposal to approve and adopt the merger agreement. For this reason, absent specific instructions from the beneficial owner of shares, brokers and nominees are not permitted to vote such shares. Because the approval of the merger requires the affirmative vote of two-thirds of our outstanding common stock, a broker non-vote will have the same effect as a vote against the merger agreement and the merger. The InterCept board of directors urges InterCept’s shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

Under our articles of incorporation, the holders of common stock and Series B preferred stock vote together as a single voting group on Proposal No. 2 – Election of Directors, and directors are elected by plurality. Shareholders do not have cumulative voting rights. If a quorum is present:

(a) the three Class III director nominees receiving the highest number of votes for their election will be elected as directors;

(b) the Class II director nominee receiving the highest number of votes for his election will be elected as a director; and

(c) the Class I director nominee receiving the highest number of votes for his election will be elected as a director.

Share Ownership of Management and Directors; Shareholder’s Agreements

As of September 15, 2004, directors and executive officers of InterCept and their affiliates held and were entitled to vote 3,702,239 shares of InterCept common stock, or approximately 17.9% of the outstanding shares of InterCept common stock. Each of these shareholders has entered into a shareholder’s agreement with Fidelity in connection with the execution of the merger agreement. Pursuant to the terms of the shareholder’s agreements, each such shareholder has agreed to grant Fidelity a proxy to vote all of his InterCept shares in favor of the merger agreement, against any other business combination involving InterCept and a third party, and in favor of any other matter related to and necessary for the consummation of the transactions contemplated by the merger agreement. Under the shareholder’s agreements, each such shareholder agreed not to sell any of his InterCept shares (other than shares acquired through the exercise of options) until the merger is consummated or the merger agreement is terminated. Each such shareholder also granted Fidelity an option to purchase all of his outstanding shares at $18.90 per share if the merger agreement is terminated for certain reasons and certain events occur thereafter as specifically set forth in the shareholder’s agreements, which are included in this proxy statement as Appendices D, E, F and G.

Quorum

Shares of our common stock and shares of our preferred stock (considered on an as-converted-to-common stock basis) representing a majority of the votes entitled to be cast at the 2004 annual meeting must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In general, abstentions and broker non-votes will be counted as present or represented for the purposes of determining a quorum for the annual meeting.

Expenses of Solicitation

The expenses of the solicitation of proxies with respect to the InterCept annual meeting will be shared equally by InterCept and Fidelity. Solicitation of proxies from some InterCept shareholders may be made by InterCept’s officers, directors, consultants and employees by telephone, facsimile, or in person after the initial solicitation.

Recommendation of the InterCept Board of Directors

The InterCept board of directors has determined that the merger agreement, the transactions contemplated by it, and the election of the director nominees are in the best interests of InterCept and its shareholders. The members of the InterCept board of directors unanimously recommend that the shareholders vote at the annual meeting to approve these proposals. See Proposal No. 1 – The Merger – InterCept Reasons for the Merger; Recommendation of the InterCept Board of Directors.

Miscellaneous

It is not expected that any other matters will be brought before the InterCept annual meeting. If any other matters are properly brought before the meeting (excluding, however, a motion to adjourn or postpone the InterCept annual meeting to another time and/or place), the persons named on the accompanying proxy card will vote the shares represented by the proxy upon such matters in their discretion. Should the meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the InterCept annual meeting was originally convened, except for proxies effectively revoked or withdrawn before the time proxies are voted at the reconvened meeting.

PROPOSAL NO. 1 – THE MERGER

The following describes certain aspects of the proposed merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more detailed description of the legal terms of the merger, please read the merger agreement carefully. A copy of the merger agreement is attached as Appendix A to this proxy statement and is incorporated into it by reference.

General

The merger agreement provides for Fidelity to acquire InterCept through a merger transaction, which is referred to in this proxy statement as the merger. In the proposed transaction, Fuscia Merger Sub, Inc., referred to in this proxy statement as Merger Sub, will merge with and into InterCept, with InterCept continuing as the surviving corporation.

Upon completion of the merger, InterCept will be an indirect wholly-owned subsidiary of Fidelity. Merger Sub’s articles of incorporation and bylaws will become the articles of incorporation and bylaws of the surviving entity, except that that the name will be changed to InterCept, Inc. in the articles of incorporation of the surviving entity.

Background of the Merger

On October 29, 2003, John W. Collins, InterCept’s Chairman of the Board of Directors and Chief Executive Officer, notified InterCept’s board of directors that he was considering submitting an offer to take the company private and had engaged in preliminary discussions with financing sources for such a transaction. In response to Mr. Collins’ announcement, InterCept’s board established a committee of independent directors to review and evaluate the strategic alternatives available to InterCept, including considering any proposal received from Mr. Collins, and to make a recommendation to the board with respect thereto. The special committee retained its own legal counsel and financial advisors. After the announcement of the formation of the special committee, several companies, including Fidelity as noted below, initiated contact with the committee and expressed interest in acquiring InterCept.

On November 7, 2003, Fidelity sent a letter to the special committee of InterCept’s board of directors regarding a proposed acquisition of InterCept by Fidelity.

In November 2003, a representative of Raymond James & Associates, Inc., one of the financial advisors of the special committee, contacted Fidelity regarding its possible interest in acquiring InterCept.

On December 9, 2003, InterCept and Fidelity executed a non-disclosure letter regarding information to be exchanged between the two companies as part of the process undertaken by InterCept’s special committee.

On December 12, 2003, InterCept announced that Mr. Collins had decided not to pursue a possible going private transaction. Mr. Collins advised the InterCept board that, after consultation with possible financing sources, he had concluded that he could not formulate an offer that he believed would be in the best interests of InterCept’s shareholders. With the concurrence of the board, the special committee and its advisors continued to evaluate the indications of interest received from third parties.

In late December 2003, the special committee provided confidential information regarding InterCept prepared by the special committee’s financial advisors to third parties, including Fidelity, who had indicated an interest in acquiring InterCept and had signed a confidentiality agreement. During January 2004, the special committee received and evaluated ten indications of interest, including the one from Fidelity.

On January 8, 2004, William P. Foley, II, Fidelity’s Chairman and Chief Executive Officer, and other members of Fidelity’s management visited InterCept’s offices for a meeting with Mr. Collins, G. Lynn Boggs, InterCept’s President and Chief Operating Officer. A representative of Raymond James also attended the meeting.

At a February 13, 2004 meeting of the InterCept board of directors, the board received a presentation from the special committee and its advisors regarding the indications of interest received. The InterCept board of directors, by a vote of three to two, determined that it was not in the best interests of InterCept and its shareholders to continue to pursue the sale process at that time. The majority of InterCept’s board concluded that shareholder value would be maximized by settling a pending class action lawsuit, completing the sale of InterCept’s merchant services division and focusing InterCept’s efforts on expanding its core financial services business. Fidelity and the other interested parties were then notified of InterCept’s determination not to pursue the sale process.

On February 18, 2004, InterCept entered into an agreement to settle the class action lawsuit. On March 22, 2004, InterCept completed the sale of its merchant services division.

In early April 2004, JANA Partners, LLC and JANA Master Fund, Ltd. (sometimes referred to together as “JANA”) initiated a proxy contest for control of InterCept’s board of directors. InterCept engaged in a proxy contest and related litigation with JANA until June 11, 2004 as noted below.

On April 27, 2004, Mr. Foley and another member of Fidelity management met with Glenn W. Sturm, an InterCept director. In the course of the conversation, Mr. Foley mentioned that Fidelity continued to be interested in acquiring InterCept.

On June 7, 2004, InterCept’s board of directors met to interview four investment banks that had expressed an interest in representing the board of directors in the event it elected to explore strategic alternatives. Jefferies was included in the banks interviewed due to its knowledge of the industry and familiarity with the company and potential buyers.

On June 11, 2004, as described below in Information Related to Settlement of Proxy Contest with JANA, InterCept issued a press release announcing that it would explore strategic alternatives to enhance shareholder value, including a possible sale of the company, and had retained Jefferies as its financial advisor to assist it in doing so. In addition, the press release announced that InterCept had agreed with JANA to settle the proxy contest and pending litigation and to jointly support a panel of director nominees for election at the 2004 annual meeting of InterCept shareholders.

On June 14, Fidelity submitted a new letter to InterCept’s board of directors indicating Fidelity’s continuing interest in pursuing an acquisition of InterCept. After receiving the letter, InterCept’s board decided not to negotiate a deal solely with Fidelity but rather to include Fidelity in a broader marketing process.

On June 22, as part of the overall marketing process, Jefferies sent an executive summary containing an overview of InterCept’s business to Fidelity, as well as to the other interested parties that had executed a confidentiality agreement with InterCept. In total, Jefferies contacted 23 parties on behalf of InterCept. All parties that executed confidentiality agreements were sent executive summaries of InterCept and asked to submit indications of interest by July 2, 2004.

On June 23, in accordance with the settlement agreement, InterCept’s board of directors increased the size of the board from six to nine members and filled the three vacant seats created by the expansion by electing as directors Kevin J. Lynch and Marc Weisman, the two nominees proposed by JANA, and J. Daniel Speight.

On July 2, Jefferies received initial bids from eight interested parties for the potential acquisition of InterCept.

On July 7, Jefferies reviewed with the InterCept board of directors its preliminary analysis of the proposals received. At this meeting, the InterCept board of directors decided to continue the process with four parties, including Fidelity.

On July 14, members of InterCept’s management and financial advisors met with members of Fidelity management to discuss InterCept’s and Fidelity’s businesses.

Between July 14 and August 2, the parties selected to continue in the sale process, including Fidelity, were invited to meet with management, participate in management presentations and conduct detailed due diligence. During this time, Jefferies requested that final bids be submitted by August 3.

On August 3, Jefferies received revised proposals from three remaining interested parties, including Fidelity. On August 6, Jefferies reviewed with the InterCept board of directors its analysis of the three revised proposals. At this meeting, the InterCept board of directors decided to continue the process with only Fidelity, which in the view of Jefferies and the board, submitted the best of the three offers. Consequently, Fidelity was invited to conduct confirmatory due diligence and pursue negotiations regarding the terms of the definitive agreements.

On August 10-12, members of Fidelity management and other Fidelity employees met again with InterCept management and employees at InterCept’s offices to conduct further detailed due diligence and to negotiate the agreements. Lawyers with InterCept’s counsel, Nelson Mullins Riley & Scarborough LLP, and Fidelity’s counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., participated in these discussions.

On August 16, members of InterCept’s management and Jefferies visited Fidelity’s corporate offices in Jacksonville, Florida for the purposes of performing due diligence on Fidelity and to discuss certain terms of the definitive agreements.

On August 17, Mr. Sturm met with members of Fidelity’s senior management in Fidelity’s corporate office to discuss certain terms of the definitive agreements.

On August 20, the InterCept board of directors met by telephone with InterCept’s management and legal and financial advisors to discuss the status of the negotiations with Fidelity, including various open issues under the draft merger agreement.

On August 31, the InterCept board of directors met by telephone with InterCept’s management and legal and financial advisors to discuss the status of the negotiations with Fidelity, the progress of Fidelity’s due diligence investigation and the transaction negotiations. During this call, representatives of Jefferies made a presentation to the board of directors that included a corporate overview of InterCept, a preliminary valuation analysis and an overview of Fidelity. Following the presentation, the InterCept board of directors determined it was in the best interest of the shareholders and the company to continue to pursue a transaction with Fidelity.

On September 2, the InterCept board of directors met by telephone with InterCept’s management and legal and financial advisors to discuss the status of the negotiations with Fidelity. At this meeting, the board discussed Fidelity’s proposed transaction structure of 75% cash/25% stock, provided that Fidelity would have the option to convert to an all cash transaction before the proxy statement was mailed to InterCept’s shareholders. (Fidelity subsequently exercised that option as described below.)

Between August 9 and September 7, members of Fidelity management, representatives from Fidelity’s counsel, members of InterCept management, representatives from InterCept’s counsel, and Jefferies had numerous telephone conferences discussing and negotiating the terms of the merger agreement and the other related agreements, instruments and certificates.

At a meeting on September 7, the InterCept board of directors met to consider the proposed transaction with Fidelity, including the draft of the merger agreement. Representatives of Jefferies presented their financial analysis of the transaction to the board of directors. The board discussed the remaining open issues in the merger agreement and other definitive documents, including the proposed merger consideration. Given these open issues, the board agreed to adjourn the meeting until 2:00 p.m. on September 8. After the board meeting was adjourned, the parties and their counsel continued to negotiate the final terms of the definitive agreements.

When the board meeting was reconvened on the afternoon of September 8, the board reviewed the proposed final terms of the definitive agreements, including the final proposed merger price of $18.90 per share, the option provisions in the shareholder’s agreements and the $2.1 million payable to Mr. Collins under the non-competition agreement. Representatives of Jefferies then reviewed their financial analysis of the transaction and rendered to the InterCept board an oral opinion that, as of the date of the meeting, and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be received by the holders of InterCept common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. (The oral opinion was confirmed in writing. See Opinion of Jefferies & Company, Inc. to the InterCept Board of Directors and Appendix B.) The InterCept board of directors discussed the final terms of the proposed merger agreement and related documents, along with a variety of considerations concerning the transaction. The board then unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

On September 8, 2004, InterCept and Fidelity entered into the merger agreement, and certain InterCept officers and directors, as well as JANA, executed shareholder’s agreements.

On September 9, Fidelity and InterCept issued separate press releases announcing the execution of the merger agreement.

Beginning on September 9, counsel for the parties began preparing drafts of the registration statement and proxy statement required for the merger. Subsequently, as permitted by article 3A of the original merger agreement, Fidelity notified InterCept and its counsel that it had decided that the merger consideration would be all cash rather than partly in cash and partly in Fidelity common stock. On September 29, the parties signed the amended and restated merger agreement; InterCept filed the preliminary proxy materials with the SEC; and InterCept issued a press release announcing the change in the transaction structure to all cash.

InterCept Reasons for the Merger; Recommendation of the InterCept Board of Directors

In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the InterCept board of directors considered a number of factors, including the following:

•	the terms and conditions of the proposed merger, including the fact that each share of InterCept common stock is to be converted into the right to receive $18.90 in merger consideration;

•	the presentations of Jefferies regarding the financial terms of the proposed transaction and the opinion of Jefferies to the effect that, as of the date of the opinion and subject to the assumptions, limitations and qualifications contained in the opinion, the merger consideration to be received by the holders of InterCept common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Fidelity common stock and InterCept common stock;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the increasing competition that InterCept faces from both existing and potential competitors, many of which have greater assets and resources than InterCept, which has occurred as a result of, among other reasons, the consolidation taking place in the financial technology industry in general;

•	the expressed desire of several large shareholders that the company be sold rather than remain independent;

•	the belief that the likelihood of receiving a superior proposal from another merger partner is low, in light of the marketing process conducted by InterCept with Jefferies’ assistance since June 2004;

•	the impact of the offer and the merger on InterCept’s customers and employees; and

•	the likelihood of obtaining required regulatory approvals.

The InterCept board of directors also considered the terms of the merger agreement regarding InterCept’s rights to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination fees. The board also considered various alternatives to the offer and the merger, including remaining as an independent company. The board believed that these factors, including the board’s review of the terms of the merger agreement, supported the board’s recommendation of the merger when viewed together with the risks and potential benefits of the merger. The board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the possibility that the merger might not be completed and the effect of public announcement of the merger on InterCept’s sales and operating results, and its ability to attract and retain key personnel;

•	the fact that following announcement of the merger agreement, InterCept’s relationships with employees, agents and customers might be negatively affected because of uncertainty surrounding InterCept’s future status and direction; and

•	the fact that the executive officers and directors of InterCept may have interests in the proposed merger that are different from and in addition to the interests of InterCept shareholders generally. See Proposal No. 1 – The Merger – Interests of Certain Persons in the Merger That Are Different from Your Interests.

The board of directors believed that these risks were outweighed by the potential benefits of the merger.

The discussion above addresses the material factors considered by the board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the board may have given different significance to different factors. For a discussion of the interests of certain members of InterCept’ management and board of directors in the merger, see Proposal No. 1 – The Merger – Interests of Certain Persons in the Merger That Are Different from Your Interests.

The InterCept board of directors has unanimously approved the merger agreement and the merger, has determined that the merger is fair to and in the best interests of InterCept and its shareholders. Accordingly, the InterCept board recommends that you vote FOR approval and adoption of the merger agreement and the merger.

Opinion of Jefferies & Company, Inc. to the InterCept Board of Directors

Overview

Pursuant to an engagement letter dated June 11, 2004, InterCept engaged Jefferies & Company, Inc. to act as financial advisor in connection with the potential sale of InterCept or substantially all of its material assets and, if requested by InterCept, to render a written opinion to InterCept’s board of directors as to whether the consideration to be received in the proposed sale is fair to InterCept and its shareholders from a financial point of view. On September 8, 2004, Jefferies rendered its written opinion to the InterCept board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received in the merger by the InterCept common shareholders was fair from a financial point of view. The written opinion confirmed the oral opinion that Jefferies delivered to the InterCept board of directors on September 8, 2004.

The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Appendix B and is incorporated herein by reference. The description of the Jefferies opinion set forth herein is qualified in its entirety by reference to the full text of the Jefferies opinion. InterCept urges its shareholders to read the Jefferies opinion in its entirety.

The Jefferies opinion is addressed to the InterCept board of directors and relates only to the fairness, from a financial point of view, of the consideration to be received in the merger by the InterCept common shareholders. The terms of the proposed merger, including the consideration to be received by the InterCept common shareholders, were determined through negotiations between Fidelity and InterCept and were not determined or recommended by Jefferies. Jefferies’ opinion does not address the merits of the underlying business decision by InterCept to enter into the merger and does not constitute a recommendation of the merger over any alternative transactions that may be available to InterCept or the InterCept common shareholders. The Jefferies opinion does not constitute, nor should it be construed as, a recommendation to any InterCept shareholder as to how such shareholder should vote at the InterCept annual meeting.

In conducting its analysis and arriving at its opinion, Jefferies, among other things:

•	Performed comprehensive marketing of the company to potential buyers whose possible interest in a transaction was solicited and considered by the company and Jefferies;
•	Evaluated and assessed all offers submitted;
•	Reviewed a draft of the merger agreement dated September 8, 2004;
•	Reviewed certain financial and other information about the company and Fidelity that was publicly available;
•	Reviewed certain internal financial and operating information, including financial forecasts and projections and certain of the company’s contracts, that was provided to Jefferies by the company, taking into account (a) the growth prospects of the company and the various market segments in which it competes, (b) the company’s historical financial performance, (c) the company’s ability to meet its financial forecasts and projections, and (d) the effects on the company’s business of the company’s contracts that Jefferies reviewed;
•	Met with InterCept’s and Fidelity’s managements regarding the business prospects, financial outlooks and operating plans of their respective companies and held discussions concerning the impact on InterCept, Fidelity and their respective prospects of the economy and their industries, including the effect of the current economic environment;
•	Reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, as prepared and provided to Jefferies by InterCept’s management;
•	Reviewed certain change-of-control and non-compete agreements between the company and certain executive officers of the company that would cause cash payments and other benefits to accrue to such executive officers as a result of the merger;
•	Reviewed the historical prices, trading multiples and trading volumes of the common shares of InterCept and Fidelity;
•	Compared the financial characteristics and valuations in the public market of companies that Jefferies deemed similar to that of the company and Fidelity, respectively, in markets, services offered and size;

•	Reviewed public information with respect to recent acquisition transactions that Jefferies deemed comparable to the merger;
•	Reviewed the premiums to pre-announcement stock prices paid in recent acquisition transactions that were similar in size to the merger;
•	Performed a discounted cash flow analysis to analyze the present value of the future cash flow streams that the company has indicated it expects to generate;
•	Reviewed the pro forma financial results of Fidelity giving effect to the merger; and
•	Performed such other studies, analyses and investigations and considered such other financial, economic and market criteria as Jefferies considered appropriate in arriving at its opinion.

In its review and analysis and in rendering its opinion, Jefferies relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was provided to Jefferies by InterCept or Fidelity or that was publicly available to Jefferies (including, without limitation, the information described above). The Jefferies opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects. Further, Jefferies made no independent investigation of any legal or accounting matters affecting InterCept or Fidelity, and Jefferies assumed the correctness of all legal and accounting advice given to InterCept, Fidelity, the InterCept board of directors and the Fidelity board of directors, including, without limitation, advice as to the accounting and tax consequences of the merger to InterCept and its shareholders and to Fidelity. The Jefferies opinion did not take into account any of the tax consequences of the proposed transaction on InterCept or any of the shareholders of InterCept.

With respect to the financial projections and financial models provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. InterCept informed Jefferies, however, and Jefferies assumed, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of InterCept management as to InterCept’s future financial performance, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the merger, and other matters covered thereby. In addition, in rendering its opinion, Jefferies assumed that InterCept will perform in all material respects in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for the Jefferies opinion but rather constituted one of many factors that Jefferies considered, changes to such projections and models could affect the opinion rendered.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of InterCept or Fidelity, nor did Jefferies conduct a comprehensive physical inspection of any of the assets of InterCept or Fidelity, nor was Jefferies furnished with any such evaluations or appraisals for InterCept or Fidelity or reports of such physical inspections for InterCept or Fidelity, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections for InterCept or Fidelity. Jefferies also did not evaluate the solvency or fair value of InterCept or Fidelity under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In rendering its opinion Jefferies assumed that: (a) the merger will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the merger will be satisfied without material expense, except as noted in the merger agreement; (b) at the date of the written opinion there was not, and there will not as a result of the consummation of the merger be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which InterCept or any of its subsidiaries or affiliates are a party; and (c) all of the material assets and liabilities of InterCept are, to the extent required to be so set forth or disclosed under generally accepted accounting principles, as set forth or disclosed in its consolidated financial statements.

The Jefferies opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which could be evaluated as of the date of the written opinion; however, such conditions are subject to rapid and unpredictable change, and such changes could affect the conclusions expressed in the opinion. Further, Jefferies assumed that there have been no material changes in InterCept’s or Fidelity’s respective assets, financial condition, results of operations, business or prospects since the most recent financial statements made available to Jefferies. In its opinion, Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion after the date of the written opinion.

The Jefferies opinion was provided solely for the benefit and use of the InterCept board of directors in its consideration of the merger. The Jefferies opinion may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Jefferies’ prior written consent.

Jefferies Financial Analyses

The following is a summary of the material financial analyses performed by Jefferies in connection with rendering its opinion to the InterCept board of directors and is being provided to you for your reference. CERTAIN INFORMATION IS PRESENTED IN TABULAR FORM. TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY.

Jefferies’ opinion is based upon the totality of the various analyses performed by Jefferies, and no particular portion of the analyses should be considered standing alone. Furthermore, Jefferies did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The Jefferies opinion was one of many factors considered by the InterCept board of directors in deciding to vote for the approval of the merger agreement and the merger. Consequently, Jefferies’ analysis described below should not be viewed as determinative of the decision of the InterCept board of directors with regard to the fairness of the merger consideration.

InterCept Valuation Analyses

As part of its approach to valuing InterCept and in accordance with customary investment banking practice, Jefferies utilized several commonly used and complementary valuation methodologies:

•	Comparable Companies Analysis. Jefferies derived the value of InterCept in part by reference to publicly-traded companies that Jefferies believed to offer similar products, to have similar operating and financial characteristics and/or to service similar markets.

•	Precedent Merger and Acquisition Transactions Analysis. Jefferies derived the value of InterCept in part relative to recent merger and acquisition transactions that Jefferies believed to involve similar businesses.

•	Premiums Paid Analysis. Jefferies derived the value of InterCept in part by comparing the premium offered in the merger to the premiums offered in selected recent merger and acquisition transactions.

•	Discounted Cash Flow Analysis. Jefferies derived the value of InterCept in part as the sum of InterCept’s unlevered free cash flows (before financing costs) over a forecast period and InterCept’s terminal, or residual, value at the end of the forecast period.

In addition to the quantitative methodologies described above, Jefferies considered the following qualitative factors that it believed affected valuation:

•	the recent trends and risks relating to InterCept specifically and to the economy and the industries that InterCept serves; and
•	the alternatives available to InterCept other than the merger.

Comparable Companies Analysis. Using publicly available research analyst estimates and other publicly available information, Jefferies analyzed, among other things, the trading multiples of InterCept, the implied trading multiples for InterCept based on the Fidelity merger proposal and the corresponding trading multiples of selected publicly-traded companies that Jefferies believed were generally comparable to InterCept. These comparable companies are set forth in the table below.

Comparable Publicly-Traded Companies

SunGard Data Systems	Jack Henry & Associates
Fiserv, Inc.	John H. Harland Co.
DST Systems, Inc.	Digital Insight Corp.
SEI Investments Company	S1 Corp.
The BISYS Group, Inc.	Open Solutions

In its analysis, Jefferies derived and compared multiples for InterCept, and a range of multiples for the selected companies, calculated as follows:

•	total enterprise value, which Jefferies defined as market capitalization plus long-term debt and preferred stock (on an as converted basis, if applicable) minus cash, and which is referred to as “TEV,” divided by revenue for the last twelve months prior to June 30, 2004, which is referred to as “LTM Revenue”
•	TEV divided by revenue estimated for calendar year 2004, which is referred to as “2004E Revenue”
•	TEV divided by revenue estimated for calendar year 2005, which is referred to as “2005E Revenue”
•	TEV divided by operating earnings before interest, taxes, depreciation and amortization, and certain extraordinary or non-recurring charges, which is referred to as “EBITDA,” for the last twelve months prior to June 30, 2004, which is referred to as “LTM EBITDA”
•	TEV divided by EBITDA estimated for calendar year 2004, which is referred to as “2004E EBITDA”
•	TEV divided by EBITDA estimated for calendar year 2005, which is referred to as “2005E EBITDA”

•	the common stock price divided by earnings per diluted share, which is referred to as “P/E Ratio,” for earnings in the last twelve months prior to June 30, 2004, which is referred to as “LTM P/E”
•	the P/E Ratio for calendar year 2004 estimated earnings, which is referred to as “2004E P/E”
•	the P/E Ratio for calendar year 2005 estimated earnings, which is referred to as “2005E P/E”

All multiples were based on closing stock prices as of September 3, 2004, other than:

(1)	the InterCept trading multiples, which were based on the market price of a share of InterCept’s common stock on June 10, 2004, the trading day prior to the announcement that InterCept’s board of directors was exploring strategic alternatives for InterCept, which we refer to as the “Unaffected Price,” and

(2)	the implied Fidelity acquisition multiples, which were based on the final terms of the Fidelity merger proposal.

Results of Jefferies’ comparable companies analysis are summarized as follows:

		Comparable Companies				Implied Fidelity Acquisition Multiple
Multiple Range
	InterCept Multiple to Unaffected Price	Low	High	Multiple Mean	Multiple Median
TEV/LTM Revenue	1.6x	1.2x	5.3x	2.8x	2.5x	2.0x
TEV/2004E Revenue	1.5x	1.2x	5.0x	2.6x	2.3x	1.9x
TEV/2005E Revenue	1.3x	1.2x	4.6x	2.4x	2.0x	1.6x
TEV/LTM EBITDA	12.1x	5.8x	33.3x	13.4x	9.7x	15.0x
TEV/2004E EBITDA	9.8x	5.4x	19.8x	11.3x	10.0x	12.1x
TEV/2005E EBITDA	7.6x	4.8x	13.7x	9.2x	9.0x	9.4x
LTM P/E	28.9x	15.6x	39.4x	23.4x	20.8x	35.6x
2004E P/E	28.9x	13.3x	71.2x	25.4x	20.6x	35.7x
2005E P/E	20.9x	12.2x	21.4x	17.5x	18.0x	25.8x

Based on this analysis, Jefferies established a range of implied equity values of a share of InterCept common stock of $12.15 to $16.02.

No company used in the above analysis is identical to InterCept. In evaluating companies identified by Jefferies as comparable to InterCept, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of InterCept, such as the impact of competition on the business of InterCept and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of InterCept or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis is not in itself a meaningful method of using selected company data.

Precedent Merger and Acquisition Transactions Analysis. Using publicly available research analyst estimates and other publicly available information, Jefferies analyzed, among other things, (a) the implied transaction value multiples for the merger, and (b) the consideration offered and the implied transaction value multiples paid or proposed to be paid in 18 selected completed and pending mergers and acquisitions announced between January 1, 2002 and August 26, 2004 that involved targets which Jefferies believed were generally comparable to InterCept. These precedent transactions are set forth in the following table.

Selected Precedent Transactions

Acquiror	Target	Date Announced
Open Solutions	Datawest Solutions	8/26/04
Banc of America	National Processing	7/9/04
Metavante Corporation	NYCE Corporation	5/17/04
Metavante Corporation	AFS & Kirchman Corp.	5/6/04
FAIR ISAAC & Co.	London Bridge Software	4/26/04
Fidelity	Aurum Technology	2/9/04
Fidelity	Sanchez Computer Associates	1/28/04
Misys	IQ Financial Systems	1/9/04
Digital Insight Corp.	Magnet Communications	10/23/03
Fiserv Inc.	EDS’ Credit Union Industry Group	6/16/03
John Harland Co.	Premier Systems, Inc.	6/3/03
Fidelity	Fidelity National Information Solutions	5/23/03
New Mountain Capital	CP Commercial Specialists	2/4/03
Fidelity	ALLTEL Information Services, Inc.	1/29/03
John Harland Co.	SPARAK Financial Systems, LLC	9/23/02
John Harland Co.	Interlinq Software Corp.	8/6/02
John Harland Co.	Easy Systems, Inc.	5/20/02
Digital Insight Corp.	Virtual Financial Services, Inc.	1/3/02

In its analysis, Jefferies derived and compared implied transaction value multiples for the merger of InterCept and Fidelity and for the precedent transactions, calculated as follows:

•	aggregate consideration to be paid in the selected precedent transactions (including the assumption or repayment of net debt), which is referred to as “Enterprise Value,” divided by revenue for the last twelve months prior to the transaction announcement date, which is referred to as “LTM Revenue”
•	Enterprise Value divided by revenue for the next twelve months after the transaction announcement date, which is referred to as “NTM Revenue”
•	Enterprise Value divided by EBITDA for the last twelve months prior to the transaction announcement date, which is referred to as “LTM EBITDA”
•	Enterprise Value divided by EBITDA for the next twelve months after the transaction announcement date, which is referred to as “NTM EBITDA”

The implied transaction value multiples for the merger of InterCept and Fidelity are based on the final terms of the Fidelity merger proposal, and “LTM” and “NTM” are as of June 30, 2004. Jefferies’ analysis did not take into account different market and other conditions during the period in which the selected transactions occurred. All multiples for the precedent transactions were based on public information available at the time of the announcement of such transactions.

The results of Jefferies’ precedent transactions analysis are summarized as follows:

	Precedent Transactions				Implied Fidelity Acquisition Multiple
Multiple Range
	Low	High	Multiple Mean	Multiple Median
Enterprise Value/LTM Revenue	1.1x	4.2x	2.1x	1.9x	2.0x
Enterprise Value/NTM Revenue	1.2x	5.1x	2.4x	2.2x	1.8x
Enterprise Value/LTM EBITDA	4.1x	32.3x	14.6x	11.8x	15.0x
Enterprise Value/NTM EBITDA	8.6x	19.4x	13.3x	11.4x	11.4x

Based on the ratios derived for the precedent transactions, Jefferies established a range of implied equity values of a share of InterCept common stock of $14.71 to $20.09.

No transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the proposed transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

Premiums Paid Analysis. Using publicly available information, Jefferies analyzed, among other things, the premium offered by Fidelity to the InterCept common shareholders in the merger and the premiums offered in selected merger and acquisition transactions between $200 and $800 million that were announced since August 21, 2003. These transactions are set forth in the following table.

Selected Premiums Paid Analysis Transactions
Acquiror	Target	Date Announced
Dicks Sporting Goods Inc.	Gaylan’s Trading Co Inc.	6/21/04
VF Corp.	Vans Inc.	4/27/04
Pitney Bowes Inc.	Group 1 Software Inc.	4/13/04
Intersil Corp.	Xicor Inc.	3/15/04
Unpqua Holdings Corp.	Humboldt Bancorp	3/15/04
Credence Systems Corp.	NPTest Holding Corp.	2/23/04
Ferrellgas Partners LP	Blue Rhino Corp.	2/8/04
Belden Inc.	Cable Design Technologies Corp.	2/4/04
Ariba Inc.	Freemarkets Inc.	1/23/04
International Bancshares Corp.	Local Financial Corp.	1/22/04
Sky Financial Group Inc.	Second Bancorp Inc.	1/8/04
GEO Holdings Corp.	Gundle/SLT Environmental Inc.	12/31/03
Rex Corner Holdings	Duane Reade Inc.	12/23/03
Provident Financial Services Inc.	First Sentinel Bancorp Inc.	12/22/03
North Fork Bancorp	Trust Co.	12/16/03
Abbott Laboratories	i-Stat Corp.	12/15/03
Susquehanna Bancshares	Patriot Bank Corp.	12/11/03
Manpower Inc.	Right Management Consultants Inc.	12/10/03
SunGard Data Systems Inc.	Systems & Computer Technology	12/9/03
Banknorth Group Inc.	CCBT Financial Cos.	12/9/03
BB&T Corp.	Republic Bancshares	12/2/03
Hibernia Corp.	Coastal Bancorp Inc.	12/2/03
Eli Lilly & Co.	Applied Molecular Evolution	11/21/03
Investor Group	Plains Resources Inc.	11/20/03
National City Corp.	Allegiant Bancorp	11/20/03
Charles Schwab Corp.	SoundView Technology Group Inc.	11/19/03
Provident Bankshares Corp.	Southern Financial Bancorp Inc.	11/3/03
SafeNet Inc.	Rainbow Technologies Inc.	10/22/03
Celestica Inc.	Manufacturers Services Ltd.	10/15/03
Emulex Corp.	Vixel Corp.	10/8/03
Green Equity Investors IV LP	FTD Inc.	10/6/03
Bookham Technology PLC	New Focus Inc.	9/22/03
FleetBoston Financial Corp.	Progress Financial Corp.	8/28/03
Cephalon Inc.	CIMA Labs Inc.	8/21/03

In its analysis, Jefferies derived and compared the percentage difference of the implied transaction offer price per share of InterCept’s common stock over the price per share of InterCept’s common stock as of one day, one week and one month prior to the date of the announcement that InterCept’s board of directors was exploring strategic alternatives for InterCept. We refer to this percentage as the “premium.” All percentages for the selected transactions were based on public information available at the time of the announcement of such transactions.

Results of Jefferies’ premiums paid analysis are summarized as follows:

	Selected Transactions				Implied Fidelity Acquisition Premium to Unaffected Price (%)
	Premium Range (%)
	Low (%)	High (%)	Premium Mean (%)	Premium Median (%)
1-day Premium	(13)%	82%	22%	19%	23%
1-week Premium	(10)%	84%	25%	24%	27%
1-month Premium	(4)%	89%	29%	23%	26%

Analyzing this range of premiums to the Unaffected Price, Jefferies calculated a range of implied equity values of a share of InterCept common stock of $17.84 - $20.10.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of InterCept on a stand-alone basis based upon projections provided by InterCept’s management for the fiscal years ending December 31, 2004, 2005, and 2006 and further extended such projections for the fiscal years ending December 31, 2007 and 2008, based on guidance from InterCept management, to estimate the net present equity value per share of InterCept. Jefferies calculated a range of net present firm values for InterCept based on its free cash flow over the projected time period using a weighted average cost of capital for the company ranging from 14% to 18% and terminal value multiples of fiscal year 2008 EBITDA ranging from 8.0x to 10.0x.

The following table summarizes the implied InterCept valuations (in millions of dollars) resulting from Jefferies’ discounted cash flow analysis:

	Implied Equity Market Capitalization			Implied Price Per Share
	EBITDA Terminal Multiple			EBITDA Terminal Multiple
Discount Rate	8.0x	9.0x	10.0x	8.0x	9.0x	10.0x
14.0%	$453.4	$498.2	$543.0	$20.75	$22.69	$24.60
16.0%	423.7	465.4	507.0	19.46	21.27	23.06
18.0%	396.6	435.3	474.0	18.27	19.96	21.64

Based on the implied valuations of InterCept resulting from this discounted cash flow analysis, Jefferies established a range of implied equity values for a share of InterCept common stock of $18.27 to $24.60 per share.

Additionally, Jefferies reviewed a sensitivity analysis of the implied price per share resulting from the discounted cash flow analysis described above by examining the various effects of InterCept’s projected annual revenue growth rate. Using an annual growth rate for the company ranging from 7.5% to 15.0%, the implied equity values for a share of InterCept common stock were $14.30 to $24.60.

Other Factors and Analyses

Jefferies took into consideration various other factors and analyses, including historical market prices, multiples and trading volumes for InterCept’s common stock; movements in the common stock of selected publicly-traded companies; movements in the S&P 500 Index and the Nasdaq Composite Index; and analyses of the weighted average costs of capital of selected publicly-traded companies.

*                         *                          *

While the foregoing summary describes certain analyses and factors that Jefferies deemed material in its presentation to the InterCept board of directors, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to InterCept or Fidelity or the proposed transaction, nor is an evaluation of such analyses entirely mathematical.

In arriving at its opinion, Jefferies did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Jefferies believes that its analyses must be considered as a whole and that selecting any portion of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading or an incomplete view of the evaluation process underlying the Jefferies opinion.

Jefferies employed several analytical methodologies, and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters as they existed as of the date Jefferies rendered its written opinion, many of which are beyond the control of InterCept and Fidelity. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion was expressed by Jefferies as to the prices at which shares of InterCept common stock or any other securities would be traded at any future time.

Jefferies and InterCept

The InterCept board of directors selected Jefferies to act as its financial advisor and render a fairness opinion regarding the proposed merger because Jefferies is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and because it is familiar with InterCept, its business and its industry. Jefferies is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to the engagement letter dated June 11, 2004, InterCept agreed to pay Jefferies a non-refundable opinion fee of $1,000,000, which was paid upon the delivery of the fairness opinion. In addition, InterCept agreed to pay Jefferies a financial advisory fee at the closing of the proposed merger equal to 0.90% of the aggregate consideration to be received by the InterCept shareholders pursuant to the proposed merger, less the $1,000,000 opinion fee. The aggregate consideration to be received by the InterCept shareholders means the total proceeds and other consideration paid or received or to be paid or received by the InterCept shareholders, including, without limitation, cash; notes, securities and other property; indebtedness for borrowed money assumed, refinanced or extinguished; payments made in installments; and contingent payments (whether or not related to future earnings or operations). The fees paid or payable to Jefferies are not contingent upon the contents of the opinion delivered. In addition, InterCept has agreed to reimburse Jefferies for its reasonable out-of-pocket expenses and to indemnify Jefferies and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

In the ordinary course of its business, Jefferies has provided investment banking advice to InterCept but has not formally been engaged by InterCept with respect to any matters other than as described in this proxy statement.

In the ordinary course of its business, Jefferies may actively trade in the securities of InterCept and Fidelity for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary discusses the material U.S. federal income tax consequences of the merger applicable to an InterCept shareholder that surrenders all of the shareholder’s common stock for cash in the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to the U.S. federal taxation of InterCept shareholders who are U.S. residents, citizens and corporations organized under the laws of the United States, any state thereof or the District of Columbia that hold their shares as capital assets for U.S. federal income tax purposes, such holders being referred to herein as U.S. Holders, and InterCept shareholders who are nonresident aliens and foreign corporations that hold their shares as capital assets for U.S. federal income tax purposes, such holders being referred to herein as Non-U.S. Holders. This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions, traders in securities that elect to use a mark to market method, shareholders subject to the alternative minimum tax provisions of the Internal Revenue Code, persons that hold their InterCept common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, shareholders who hold InterCept stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, persons that are, or hold their InterCept common stock through, partnerships or other pass-through entities, or persons who acquired their InterCept common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state or local or non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

InterCept shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

U.S. Tax Consequences of the Merger to U.S. Holders

As a result of the merger, each U.S. Holder will, for U.S. federal income tax purposes, recognize gain or loss equal to the difference, if any, between (x) the cash received in the merger and (y) such holder’s adjusted tax basis in the InterCept common stock surrendered in exchange therefor. Any gain or loss recognized will be a capital gain or loss, provided that the U.S. Holder held his or her InterCept stock as a capital asset. Any capital gain recognized will be a long-term capital gain if such U.S. Holder held his or her InterCept stock for more than twelve months ending on the effective time. Any capital loss recognized should be deductible only to the extent of such U.S. Holder’s capital gains recognized in the same taxable year, subject to an exception for individuals under which a limited amount of capital losses may offset ordinary income. Individuals may carry forward a net capital loss indefinitely, but the use of such loss in future years is generally subject to the same limitations as in the year that the loss was recognized.

An InterCept shareholder who exercises dissenters’ rights with respect to such shareholder’s InterCept common stock with respect to the merger and receives payment for such stock in cash will generally recognize capital gain or loss, measured by the difference between the amount of cash received and the shareholder’s adjusted tax basis in the InterCept common stock. Holders of InterCept common stock demanding the purchase of their stock at fair value should keep in mind that the fair value of their stock determined under Article 13 of the Georgia Business Corporation Code could be more, the same, or less than the merger consideration they are entitled to receive under the merger agreement if they do not demand the payment for their stock at fair value. Holders of InterCept common stock who exercise dissenters’ rights with respect to the merger are urged to consult their own tax advisors.

U.S. Tax Consequences of the Merger to Non-U.S. Holders

A non-U.S. Holder generally will not be subject to U.S. federal income tax on capital gain realized in the merger unless any one of the following is true: (a) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment maintained by such non-U.S. Holder in the United States; (b) the non-U.S. Holder is a nonresident alien individual present in the United States for 183 or more days in 2004 and certain other requirements are met or (c) the InterCept common stock constitutes a “U.S. real property interest” by reason of InterCept’s status as a “U.S. real property holding corporation,” or a “USRPHC”, for U.S. federal income tax purposes at any time during the shorter of (x) the period during which the non-U.S. Holder holds its InterCept common stock or (y) the 5-year period ending on the date the non-U.S. Holder disposes of its InterCept common stock. In general, InterCept would be a USRPHC if interests in U.S. real estate comprised the majority of its assets. InterCept believes that it is not currently a USRPHC, has never been a USRPHC and will not become a USRPHC before the effective time.

Tax Treatment of the Entities

No gain or loss will be recognized by Fidelity, FIS, Merger Sub or InterCept as a result of the merger.

Information Reporting and Backup Withholding

U.S. federal income tax law requires that a holder of InterCept shares provide the exchange agent with such holder’s correct taxpayer identification number, which is, in the case of a U.S. Holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders (including, among others, Non-U.S. Holders and U.S. corporations) are not subject to backup withholding and reporting requirements, but they may still need to furnish a substitute IRS Form W-9 or W-8 or otherwise establish an exemption. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding at the applicable rate (currently 28%) on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the IRS. InterCept shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Required Regulatory Filings and Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under the Hart-Scott-Rodino Act, Fidelity and InterCept cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements are satisfied.

At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Fidelity or InterCept. Private parties may also bring actions under antitrust laws under certain circumstances. Although Fidelity and InterCept believe that the merger is legal under antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Interests of Certain Persons in the Merger That Are Different from Your Interests

When you consider the recommendation of InterCept’s board of directors to adopt the merger agreement, you should consider that some of InterCept’s officers and directors participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. These interests could make it more likely that InterCept’s directors and executive officers will support the merger. You should consider carefully whether these interests might have influenced InterCept’s directors and officers to support and recommend the merger and decide for yourself whether the merger is in your best interests. These interests are described below.

Change in Control Agreements; Effect on Options

InterCept has entered into change in control agreements with Jeffrey E. Berns, Carole M. Collins, Jonathan R. Coe, Denise C. Saylor and Michael D. Sulpy, each of whom is an executive officer of

InterCept. Under the agreements, approval of the merger by InterCept’s shareholders will be a change in control. Each of the executive officers named above will be entitled to receive a cash payment equal to 12 months’ salary upon termination of employment following a change in control. In addition, all of the outstanding unexercised options of those executives will vest immediately and become exercisable upon a change in control.

Options to acquire shares of InterCept common stock will be exchanged in the merger for options to acquire shares of Fidelity common stock, provided that the Fidelity options will generally terminate 90 days after closing unless sooner terminated in accordance with their terms. Under the change in control agreements listed above, however, all of the outstanding unexercised options of these executives will remain outstanding and exercisable for the remainder of their terms instead of terminating in 90 days. Provisions in G. Lynn Boggs’ employment agreement and in an option agreement of Farrell S. Mashburn, another executive officer, have the same effect.

The following table describes the options that will remain outstanding for the persons listed above:

Name of InterCept Director or Officer	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Expiration Date as Modified
Jeffery E. Berns	51,000	19.86	11/1/11
G. Lynn Boggs	200,000	29.64	6/1/12
Jonathan R. Coe	18,500	25.29	11/1/11
Carole M. Collins	27,000	19.04	7/1/10
Farrell S. Mashburn	32,000	20.10	5/1/12
Denise C. Saylor	92,500	20.09	8/1/11
Michael D. Sulpy	70,000	19.03	5/1/11

The treatment of options is more fully described in The Merger Agreement – Treatment of Stock Options and Employee Stock Purchase Plan.

Severance Payments and Other Benefits to Mr. Collins, Mr. Boggs and Mr. Fluitt under Employment Agreements

InterCept entered into employment agreements with its Chairman of the Board of Directors and Chief Executive Officer, John W. Collins; its President and Chief Operating Officer, G. Lynn Boggs; and L. Rand Fluitt, one of its Executive Vice Presidents. Under Mr. Collins’ employment agreement, if his employment is terminated after a change in control (a) by InterCept without cause or otherwise in breach of the employment agreement or (b) by Mr. Collins for any reason within the 90-day period beginning on either the 30th day after a change in control or the one-year anniversary of the change in control, InterCept must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination. InterCept also must continue life and health insurance for Mr. Collins and his family until he reaches age 65. Mr. Collins’ employment agreement further provides that if any payment or benefit to or for Mr. Collins’ benefit under the Collins’ employment agreement or otherwise, including any payment or benefit as a result of a change in control, would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, or if any interest or penalties, other than with respect to Mr. Collins’ failure to file a timely tax return or pay taxes shown due on his return, are incurred by Mr. Collins with respect to such excise tax, then InterCept must pay Mr. Collins a gross-up payment or benefit equal to the aggregate excise tax (including associated interest or penalties), including any excise tax (including associated interest or penalties) on the amount of the gross-up payment. The total amount InterCept would pay Mr. Collins in this event would be approximately $1,700,000, plus the estimated gross-up payment of approximately $915,000. In addition, Mr. Collins’ outstanding options to purchase common stock would vest and become immediately exercisable. If InterCept’s shareholders approve the merger, a change in control will be deemed to have occurred under Mr. Collins’ employment agreement.

Under Mr. Boggs’ employment agreement, if his employment is terminated after a change in control (a) by InterCept without cause or (b) by Mr. Boggs for any reason within the 90-day period beginning on either the 30th day after a change in control or the one-year anniversary of the change in control, InterCept must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of the 24 consecutive 30-day periods following the termination. In addition, InterCept must continue the life insurance, disability, medical, dental and other benefits provided to Mr. Boggs and his dependents for the two-year period following termination. The total amount InterCept would pay Mr. Boggs in this event would be approximately $1,700,000. Further, his outstanding options to purchase common stock would vest and become immediately exercisable and would remain exercisable until the end of their terms notwithstanding that he has left InterCept’s employment. If InterCept’s shareholders approve the merger, a change in control will be deemed to have occurred under Mr. Boggs’ employment agreement.

Under Mr. Fluitt’s agreement, if his employment is terminated after a change in control (a) by InterCept without cause or (b) by Mr. Fluitt as a result of InterCept’s breach of his agreement or for other limited exceptions, or for any reason within the 90-day period beginning on the 30th day after the merger, InterCept must pay him all accrued compensation and bonus amounts, and InterCept must pay him one twelfth of his annual base salary and bonus for the greater of the number of months remaining under the term of his agreement or 12 months. Mr. Fluitt’s agreement has a two-year term that renews automatically unless he or InterCept provides notice of termination. The first two-year term ends February 28, 2006. The total amount InterCept would pay Mr. Fluitt in the event of such a termination would be approximately $400,000 (assuming, for example, that his agreement is terminated on December 31, 2004). In addition, his outstanding options to purchase common stock would vest and become immediately exercisable for a period of 30 days notwithstanding that he has left our employment. If InterCept’s shareholders approve the merger, a change in control will be deemed to have occurred under Mr. Fluitt’s employment agreement.

Non-Competition Agreement of John W. Collins

InterCept’s Chief Executive Officer and Chairman of the Board, John W. Collins, has entered into a non-competition agreement with InterCept, Fidelity Information Services, Inc. (“FISI”) and Fidelity whereby, for the three-year period following consummation of the merger, he has agreed not to:

•	Subject to certain exceptions, solicit, recruit or hire to work, any person employed by InterCept, FISI or Fidelity or employed by InterCept, FISI or Fidelity at any time during the 12 months immediately before the consummation of the merger;

•	solicit, divert or appropriate any business of the type identified in the agreement from certain customers or prospective customers with which Mr. Collins has had material contact during his employment with InterCept; or

•	enter into or engage in any activity that competes with the business engaged in by InterCept, FISI or Fidelity in any country where InterCept, FISI or Fidelity conducts business (this provision does not restrict Mr. Collins from serving as a director or shareholder of Nexity Bank or El Banco or from owning a passive investment interest of less than 5% of the outstanding equity ownership or shares in an organization represented by securities publicly traded on a recognized national securities exchange or NASDAQ).

In exchange for his covenants not to compete, Mr. Collins will receive $2.1 million payable as of the consummation of the merger. In accordance with InterCept’s code of business conduct and ethics, the audit committee of InterCept’s board of directors reviewed the payment terms of the non-competition agreement and unanimously recommended to InterCept’s board of directors that it approve the payment; after discussion, the board granted that approval.

Shareholder’s Agreements

On September 8, 2004, each of the following directors and/or executive officers of InterCept entered into a shareholder’s agreement with Fidelity in connection with the execution of the merger agreement: Jonathan R. Coe, John W. Collins, L. Rand Fluitt, Farrell S. Mashburn, Denise C. Saylor, John D. Schneider, Jr., J. Daniel Speight, Glenn W. Sturm and Michael D. Sulpy. Under the terms of the shareholder’s agreements, each of those persons granted to Fidelity a proxy to vote all of his InterCept shares in favor of adoption of the merger agreement and against any action or agreement that is contrary to the merger agreement. Under the shareholder’s agreements, each of the shareholders granted to Fidelity an option to purchase the shares of common stock or preferred stock with respect to which the shareholder has beneficial ownership or the power of disposition (such shares, the “option shares”) if the merger agreement is terminated under circumstances in which a termination fee would or may become payable to Fidelity under the merger agreement (a “qualifying termination”). In the case of options relating to common stock, the exercise price of such options is $18.90 per share of common stock and in the case of options relating to preferred stock, the exercise price is $180.00 per share of preferred stock, in each case payable in cash. In addition to paying the exercise price with respect to the exercise of any option, Fidelity has also agreed to pay an amount equal to 50% of the profit realized by Fidelity on any option shares from the consummation of any competing transaction (as defined in the merger agreement) that is consummated, or with respect to which a definitive agreement is entered into, within 12 months following the applicable qualifying termination. In lieu of exercising its option to purchase option shares, Fidelity may elect in the event of a qualifying termination to cause the shareholder to pay to Fidelity an amount equal to 50% of the profit of the shareholder from the consummation of any competing transaction that is consummated, or with respect to which a definitive agreement is entered into, within 12 months of such qualifying termination. (In addition to the foregoing individuals, JANA Partners, LLC and JANA Master Fund, Ltd.; Sprout Capital IX, L.P.; DLJ Capital Corporation; and Sprout Entrepreneurs Fund, L.P. entered into similar shareholder’s agreements with Fidelity.) This description is qualified in its entirety by, and made subject to, the text of the shareholder’s agreements, which are included in this proxy statement as Appendices D, E, F and G.

Indemnification and Insurance

The merger agreement provides that to the extent current and former InterCept directors, officers, employees and agents have existing rights to indemnification in their favor for the acts and omissions of the indemnified persons occurring before the effective time, these indemnification rights will survive the merger and will be observed by the surviving entity in the merger for a period of six years from the effective time. Subject to certain limitations, the merger agreement also provides that the surviving entity will indemnify such persons with respect to their acts and omissions occurring before the effective time to the full extent required under the articles of incorporation or bylaws of InterCept (or any written agreement to which InterCept is a party), for the period of time from the effective time until up to the sixth anniversary of the effective time.

The merger agreement requires InterCept to obtain at the effective time of the merger a prepaid insurance and indemnification policy with a term of up to six years providing InterCept’s current (and if available, former) directors and officers with coverage for events that occurred before such time, including the transactions contemplated by the merger agreement. The total amount paid for that insurance will not exceed $1,500,000.

The indemnification and insurance obligations described above are intended to be for the benefit of, and are enforceable by, the indemnified persons and their heirs and personal representatives and are binding on InterCept as the surviving corporation in the merger, and its successors and assigns. If Fidelity, FIS, InterCept or any of their respective successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity in that consolidation or merger or (2) transfers all or substantially all of its properties and assets to any entity, then, proper provision must be made so that the successors and assigns of Fidelity, FIS, InterCept or any of their respective successors or assigns, as the case may be, honor their respective indemnification obligations under the merger agreement.

Expenses

The merger agreement provides that whether or not the merger is consummated, all fees and expenses incurred in connection with the merger shall be paid by the party incurring such expenses, except that Fidelity and InterCept shall each pay one-half of the costs and expenses incurred in connection with the printing, filing and mailing of this proxy statement and all filing fees in connection with the HSR filings.

THE MERGER AGREEMENT

The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. The material terms and conditions of the merger are described below. This description is qualified in its entirety by, and made subject to, the text of the merger agreement.

The Merger

The merger agreement provides for Fidelity to acquire InterCept through a merger transaction, which is referred to in this proxy statement as the merger. Merger Sub, a direct subsidiary of FIS, which in turn is a direct subsidiary of Fidelity, will merge with and into InterCept, with InterCept continuing as the surviving corporation. As a result of the merger, InterCept will become an indirect wholly owned subsidiary of Fidelity. Merger Sub’s articles of incorporation and bylaws, as in place immediately before the merger, will continue as the articles of incorporation and bylaws of the surviving entity, except that the name of Merger Sub will be changed to InterCept, Inc. At the effective time, the directors of Merger Sub will become the directors of the surviving entity and the officers of the surviving entity will be set forth in the disclosure schedule of the merger agreement.

Effective Time

The merger is expected to take place on a date that is not later than the second business day after the conditions contained in the merger agreement have been satisfied or waived, or at such other time as InterCept and Fidelity agree. See Conditions to the Merger below for a more detailed description of conditions that must be satisfied or waived before the completion of the merger.

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Georgia. The effective time of the merger is referred to in this proxy statement as the effective time.

Consideration to be Received in the Merger

Each share of InterCept common stock you hold will be converted into the right to receive $18.90 in cash. Each share of InterCept Series B preferred stock shall be converted to InterCept common stock immediately before the merger at the conversion price set forth in the preferred stock designation, which common stock shall be further converted to the right to receive the consideration described above.

Exchange Procedures

As soon as reasonably practicable after the consummation of the merger, Fidelity will cause Continental Stock Transfer & Trust Company, who will serve as the exchange agent, to mail to holders of record of shares of InterCept common stock a letter of transmittal and instructions on surrendering their certificates of InterCept common stock in exchange for the merger consideration they are entitled to receive.

The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. Fidelity and the exchange agent may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Fidelity with respect to alleged lost, stolen or destroyed certificates.

The exchange agent will cease exchanging certificates of InterCept common stock for the merger consideration on the date that is six months from the effective time. Thereafter any holders of certificates previously representing shares of InterCept common stock will look only to Fidelity for the merger consideration.

Dissenters’ Rights

InterCept’s shareholders have a right to dissent and receive the fair value of their InterCept common stock. Please refer to Dissenters’ Rights for a description of the procedures required to exercise your right to dissent.

Representations and Warranties

The merger agreement contains customary representations and warranties given by InterCept, Fidelity, FIS and Merger Sub, as to, among other things:

•	organization and good standing;

•	articles of incorporation and bylaws;

•	capitalization and the ownership of subsidiaries;

•	authorization and enforceability of the merger agreement;

•	no violations of corporate organizational documents, laws or contracts;

•	compliance with laws;

•	SEC filings;

•	no undisclosed liabilities;

•	the absence of certain changes or events;

•	absence of litigation;

•	employee benefit plans and labor matters;

•	intellectual property;

•	the board approval and shareholder vote required to approve the merger;

•	the payment of financial advisory and similar fees; and

•	information provided in this proxy statement.

In addition, the merger agreement contains representations and warranties by InterCept, as to, among other things:

•	permits;

•	contracts to which InterCept is a party;

•	compliance with environmental laws;

•	title to real and tangible property, absence of liens and encumbrances;

•	tax matters;

•	related party and affiliate transactions undertaken by InterCept;

•	insurance maintained by InterCept;

•	the fairness opinion provided by Jefferies;

•	customers and suppliers;

•	restrictions on InterCept’s business activities; and

•	the absence of questionable payments and activities;

In addition, the merger agreement contains representations and warranties by Fidelity, as to, among other things:

•	the operations of FIS and Merger Sub; and

•	Fidelity’s ability to finance the cash consideration to be paid in the transaction.

The representations and warranties in the merger agreement are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Representations and Warranties of the Company” in Appendix A included in this proxy statement.

Covenants Under the Merger Agreement

InterCept’s Conduct of the Business Before the Merger

InterCept has agreed that, before the merger, InterCept and its subsidiaries will, using commercially reasonable efforts and, subject to certain exceptions, or consented to in writing by Fidelity:

•	conduct their businesses only in the ordinary course consistent with past practices and in compliance in all material respects with applicable laws; and

•	preserve intact in all material respects their current business organization, keep available the services of their current officers, employees and consultants and preserve their relationship with persons and entities having business dealings with InterCept and its subsidiaries.

In addition, InterCept has agreed that, after September 8, 2004 and before the merger, and subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by Fidelity, InterCept and its subsidiaries will not:

•	issue, deliver, sell, pledge or otherwise encumber any capital stock or other voting security, any option, warrant or right to acquire any capital stock or other voting security, or any instrument convertible into any capital stock or other voting security (except that InterCept may issue shares of its common stock in the following circumstances: (a) upon the valid exercise of any InterCept common stock options outstanding as of the date of the merger agreement; (b) pursuant to the InterCept employee stock purchase plan; or (c) upon conversion of InterCept’s Series B preferred stock);

•	amend their articles of incorporation, bylaws or other comparable organizational documents;

•	sell, pledge, lease, license, dispose of or otherwise encumber any property or assets, other than in the ordinary course of business consistent with past practice or grants of security interests to lenders as required under InterCept’s existing credit facility;

•	declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of, any of their outstanding capital stock or other equity interests;

•	reclassify, combine, split, subdivide or issue any other securities in respect of, or in lieu of, or redeem, purchase, or otherwise acquire shares of their capital stock or other ownership interests or any options or other rights to acquire any of the foregoing;

•	acquire any interest in, or any assets of, any corporation or other business organization;

•	incur or guarantee any indebtedness, or make any loans or advances to other parties, except in the ordinary course of business under InterCept’s credit facility, or other indebtedness with a maturity of no more than one year and a principal amount of $100,000 or less;

•	enter into any contracts requiring the payment of consideration in excess of $100,000, except that InterCept may enter into contracts with customers in the ordinary course of business that involve, or would reasonably be expected to involve, payments of less than $2,000,000 over the life of the contracts;

•	modify or amend or terminate certain contracts, other than in the ordinary course of business or that would involve, or be expected to involve, a reduction in payments of 15% or less over the life of those contracts;

•	enter into any contract in which any person is granted exclusive marketing, manufacturing or other rights with respect to any of their products, services, process or technology;
•	make or authorize any capital expenditure in excess of $500,000 or enter into any commitment for the purchase, lease or use of any real property;

•	accelerate or change the exercise terms of any options, or reprice any options, granted under InterCept’s stock option plans, or authorize cash payments in exchange for any options granted under those plans, except for certain specified exceptions;

•	increase the amount of compensation of any officer or other employee, except for normal increases relating to non-executive employees and spot bonuses of no more than $5,000 per employee, both in the ordinary course of business consistent with past practice;

•	grant any rights to severance or termination pay to, or enter into or terminate any employment, consulting, termination, indemnification or severance agreement with, any director, officer, employee or consultant of InterCept or any subsidiary, or establish, adopt, enter into, or amend any employee benefit plan for the benefit of any current or former director, officer, employee or consultant, other than amendments to employee benefit plans required by law;

•	pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business and consistent with past practices, of claims, liabilities or obligations included in InterCept’s consolidated financial statements (or the notes thereto) most recently filed with the SEC or incurred in the ordinary course of business consistent with past practices since the date of such financial statements or incurred in connection with the merger;

•	waive, modify, terminate or release any person from, or fail to enforce, any confidentiality, standstill or similar agreement which InterCept or any subsidiary is a party to, or beneficiary of;

•	make or change any tax or accounting election, period or method, or settle or compromise any material tax claim relating to InterCept or any subsidiary, or surrender any right to a material refund of taxes, consent to any extension or waiver of the limitation period for any tax claim, or take any action, or omit to take any action, that would increase the tax liability of InterCept or any of its subsidiaries or Fidelity in any material respect;

•	sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of, or grant any security interest in, any of InterCept’s intellectual property, other than grants of security interests under InterCept’s credit facility; grant any license with respect to InterCept’s intellectual property, other than the license of InterCept software in the ordinary course of business; or disclose any of InterCept’s confidential intellectual property information other than in the ordinary course of business unless the disclosure is subject to a confidentiality or non-disclosure covenant protecting against additional disclosure;

•	bring any suit or action against Fidelity or its subsidiaries, or involving their assets (other than in connection with enforcing the rights and obligations under the merger agreement or if the statute of limitations related to such claim will expire before the termination of the merger agreement);

•	take any action that could be reasonably expected to result in any representation or warranty of InterCept becoming untrue or inaccurate and which will result in a material adverse effect to InterCept, or result in any other condition to the merger not being satisfied; or

•	authorize or agree to take any of the actions described above.

The covenants in the merger agreement relating to the conduct of InterCept’s business are very detailed and the above description is only a summary. We urge you to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business by the Company Pending the Merger” in Appendix A.

InterCept has also agreed to cooperate as reasonably necessary with FIS if FIS makes any initial public offering of its shares, provided that both parties agree that they shall cooperate to ensure that the proposed initial public offering will not unreasonably delay the effectiveness of this proxy statement and thus cause an unreasonable delay in InterCept’s shareholder meeting.

Fidelity’s Conduct of its Business Before the Merger

Fidelity has agreed that, before the merger, it will not, nor will it allow its subsidiaries to, take any action that would, or that would reasonably be likely to (a) result in a material adverse effect with respect to Fidelity or any of its subsidiaries or (b) have a material adverse effect on the ability of any of Fidelity, FIS or Merger Sub to perform its obligations under the merger agreement or to consummate the merger; provided, however, that the effects of any acquisition by Fidelity that is completed after the date of the merger agreement or proposed before or after the date of the merger agreement will not, in and of itself, be considered a material adverse effect.

Other Covenants and Agreements of InterCept and Fidelity

The merger agreement contains other covenants between Fidelity and InterCept, including covenants relating to the following:

•	InterCept and Fidelity will each give prompt notice to the other party of (a) the occurrence or non-occurrence of any event that would likely cause (1) a representation or warranty in the merger agreement to be untrue in any material respect, or (2) any covenant, condition or agreement in the merger agreement not to be complied with or satisfied in any material respect, or (b) any other failure or inability of either party to comply with any covenant, condition or agreement in the merger agreement;

•	InterCept will prepare and file this proxy statement as promptly as practicable after the execution of the merger agreement;

•	InterCept will convene a shareholder meeting and conduct the business at the meeting that is discussed in this proxy statement;

•	InterCept and/or Fidelity will use reasonable best efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed with any governmental body with respect to the merger and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any such governmental body, including any anti-trust filings;
•	InterCept will provide Fidelity with continued access to its facilities and books and records;

•	Fidelity shall take all action necessary to cause Merger Sub to perform its obligations and consummate the merger pursuant to the merger agreement.

•	InterCept will terminate its credit facility at the effective time, provided that Fidelity shall repay all outstanding indebtedness under the credit facility to the extent that InterCept does not have sufficient available cash to pay it off;

•	InterCept and Fidelity will consult with each other regarding any public statements about the merger;

•	InterCept will permit Fidelity to participate, subject to InterCept’s final determination, in any possible litigation between InterCept or its directors related to the merger agreement, the shareholder’s agreements or the transactions contemplated in the merger agreement; and

•	InterCept shall place a legend disclosing the existence of the shareholder’s agreements under any of its certificated securities that are subject to shareholder’s agreements entered into in connection with the merger agreement and that are not held in “street name.”

Conditions to the Merger

The obligation of Fidelity, FIS, Merger Sub and InterCept to complete the merger is subject to the satisfaction of the following conditions:

•	the affirmative vote of the holders of 66 2/3% of the outstanding InterCept common shares at the InterCept shareholder meeting;

•	no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, order or award, whether temporary, preliminary or permanent, that has, or would be reasonably expected to have, the effect of making the merger illegal or otherwise prohibit the consummation of the merger; and

•	any waiting period under any applicable antitrust law, rules or regulation shall have expired or been terminated.

The obligation of Fidelity, FIS and Merger Sub to complete the merger is subject to the satisfaction of the following additional conditions:

•	each of the representations and warranties made by InterCept and contained in the merger agreement shall be true and correct in all respects, except for such failures that do not individually or in the aggregate constitute a material adverse effect upon InterCept;

•	InterCept shall have performed and complied, in all material respects, with each covenant and agreement contained in the merger agreement and required to be performed or complied with by InterCept and Fidelity shall have received a certificate of InterCept to that effect;

•	since December 31, 2003, no event shall have occurred that has had, or would reasonably be expected to have, a material adverse effect with respect to InterCept;

•	consents of third parties to agreements with InterCept that are required to be obtained under the respective agreements shall have been obtained on terms reasonably acceptable to Fidelity, except where the failure to obtain these consents (individually or in the aggregate) would not reasonably be likely to have a material adverse effect with respect to InterCept; and

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, order or award, whether temporary, preliminary or permanent (nor shall any such action be pending by any governmental entity or by any other person that has a reasonable likelihood of success) that would, or would be reasonably expected to:

(a)	prohibit the acquisition of any of InterCept’s common stock by Fidelity, FIS or Merger Sub; restrain or prohibit consummation of the merger or any other transaction contemplated in the merger agreement; or require Fidelity, InterCept or any of their subsidiaries to pay any material damages in connection with the merger or any other transaction contemplated in the merger agreement;

(b)	prohibit or limit the ownership or operation by InterCept, Fidelity or any of their subsidiaries of any material portion of InterCept’s business or assets, or require InterCept, Fidelity or any of their subsidiaries to dispose of or separate out any material portion of the business or assets of InterCept, Fidelity or any of their subsidiaries;

(c)	limit the ability of InterCept, Fidelity or any of their subsidiaries to acquire, hold or exercise full ownership rights in the shares of InterCept’s common stock;

(d)	prohibit Fidelity or any subsidiary from effectively controlling in any material respect the business or operations of InterCept or its subsidiaries; or

(e)	have a material adverse effect with respect to InterCept.

InterCept’s obligation to complete the merger is subject to the satisfaction of the following additional conditions:

•	each of the representations and warranties of Fidelity, FIS and Merger Sub contained in the merger agreement shall be true and correct in all aspects, except for such failures that do not individually or in the aggregate constitute a material adverse effect upon Fidelity;

•	Fidelity, FIS and Merger Sub shall have performed and complied, in all material respects, with each covenant and agreement contained in the merger agreement and required to be performed or complied with by it and InterCept shall have received a certificate of Fidelity to that effect; and

•	since December 31, 2003, no event shall have occurred that has had, or would reasonably be expected to have, a material adverse effect with respect to Fidelity.

Solicitation of Proposals from Other Parties

InterCept has agreed to immediately cease any existing discussions or negotiations relating to an acquisition proposal that is competitive with the merger. Subject to the exceptions discussed below and the obligation to promptly inform Fidelity in all material respects if any acquisition proposal is made, InterCept has agreed that it will not, directly or indirectly,

(a)	solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any acquisition proposal that is competitive with the merger,

(b)	enter into or maintain or continue discussions or negotiate with any person in furtherance of an acquisition proposal that is competitive with the merger, or

(c)	authorize any representative of InterCept to take any similar action.

InterCept may engage in any of the above restricted activities, before InterCept’s shareholders approve the merger, with a person who has made an unsolicited, bona fide, written proposal concerning an acquisition transaction only if the InterCept board of directors determines: (a) in good faith after consultation with its financial advisors, that such proposal is or could reasonably be likely to lead to a superior proposal; and (b) in good faith after consultation with its legal advisors, that engaging in such activities are required in order to comply with its fiduciary obligations to InterCept and its shareholders under applicable law. However, before engaging in such activities, InterCept must notify Fidelity in writing at least three business days before doing so, and InterCept must enter into a confidentiality and standstill agreement with the person making the superior proposal on terms no less favorable than its related agreement with Fidelity. Furthermore, InterCept must furnish Fidelity with any information that InterCept provides to the person making the superior proposal to the extent this information was not previously provided to Fidelity.

For purposes of the merger agreement, the term “superior proposal” would mean any unsolicited written bona fide offer or proposal from any third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving InterCept in which the third party (or its shareholders) would own, if consummated, all or substantially all of InterCept’s outstanding capital stock (or of the surviving entity or its parent in a merger) or all or substantially all of InterCept’s assets and those of its subsidiaries, and which taken as a whole is (a) not attributable to a breach by InterCept of its obligations to cease negotiations for competitive transactions as discussed in the first paragraph of this section, and (b) on terms that the board of directors of InterCept determines in good faith (after discussions with its legal and financial advisors) to be more favorable to InterCept’s shareholders from a financial point of view than the terms of the merger agreement and with any financing required to consummate the transaction contemplated by such offer or proposal committed.

If the InterCept board of directors determines that a superior proposal has been made, it may (a) withhold, withdraw, amend, modify or change its recommendations in favor of the merger, or (b) terminate the merger agreement in order to enter into an agreement for the superior proposal, if:

(1)	InterCept shall have provided written notice to Fidelity advising Fidelity of the superior proposal, including the terms and conditions, and if the proposal is in writing, a copy of the superior proposal;

(2)	Fidelity shall not have, within five business days of its receipt of the notice of the superior proposal, made a counteroffer to InterCept that InterCept’s board determines in good faith to be at least as favorable as the superior proposal;

(3)

InterCept’s board concludes in good faith, after consulting with its legal and financial advisors, in light of the superior proposal and any counter proposal submitted by Fidelity, that either of the actions to be taken in subsections (a) or (b) of this paragraph, is required for

InterCept’s board to comply with its fiduciary obligations to InterCept and its shareholders under applicable law;

(4)	InterCept shall not have breached any of its obligations to cease negotiations for competitive transactions as discussed in the first paragraph of this section; and

(5)	InterCept shall have paid the termination fee to Fidelity and acknowledged its obligation to pay certain expenses of Fidelity with respect to the merger, both as described in Termination Fee; Expense Reimbursement below.

The agreements in the merger agreement relating to the ability of InterCept’s board of directors to address a superior proposal are very detailed and the above description is only a summary. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Additional Agreements” and “Termination, Amendment and Waiver” in Appendix A included in this proxy statement.

As discussed below, InterCept and Fidelity also have the right to terminate the merger agreement if InterCept takes certain actions with respect to a superior proposal.

Termination of the Merger Agreement

InterCept or Fidelity may terminate the merger agreement before the effective time, as follows:

•	by mutual written consent of InterCept and Fidelity;

•	if a legal restraint discussed above under Conditions to the Merger is in effect and shall have become final and nonappealable;

•	if the merger shall not have been consummated by February 21, 2005; provided, however, that either party shall not be permitted to terminate the merger agreement if the failure to consummate the merger is attributable to a failure on the part of such party to perform any of its obligations in the merger agreement; or

•	if the requisite shareholder approval is not obtained at the InterCept shareholder meeting.

Fidelity may terminate the merger agreement before the effective time under any of the following circumstances, each of which being deemed a “triggering event”:

•	InterCept’s board of directors, or any committee of the board, withholds, withdraws, amends, modifies or changes (or resolves to do any of the foregoing) its recommendation to adopt the merger agreement or approve the merger or other transactions contemplated in the merger agreement in a manner adverse to Fidelity;

•	InterCept’s board of directors, or any committee of the board, shall have recommended to InterCept’s shareholders a transaction competitive with the transaction contemplated in the merger agreement, or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any transaction competitive with the transactions contemplated in the merger agreement;

•	InterCept shall have failed to include a recommendation of its board in this proxy statement in favor of the approval of the merger or the merger agreement;

•	InterCept shall have breached its obligations to cease negotiations for competitive transactions; or

•	a tender or exchange offer relating to more than 15% or more of InterCept’s outstanding shares of common stock has been commenced and InterCept’s board of directors fails to recommend, within 10 business days after the commencement of this tender or exchange offer, against acceptance of this tender or exchange offer.

Fidelity may also terminate the merger agreement, if:

•	a governmental entity has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, order or award, whether temporary, preliminary or permanent, that would cause a failure of the conditions to the merger in the merger agreement to be satisfied; or

•	InterCept has breached any of InterCept’s representations, warranties, covenants or other agreements contained in the merger agreement, or if any representation or warranty of InterCept shall have become untrue, in either case only if the breach would cause a failure of the conditions to the merger in the merger agreement to be satisfied, and where such breach is not cured within 30 calendar days following the occurrence of such failure.

In addition, InterCept may terminate the merger agreement if:

•	Fidelity, FIS or Merger Sub has breached any of their representations, warranties, covenants or other agreements contained in the merger agreement, or if any representation or warranty of Fidelity, FIS or Merger Sub shall have become untrue, in either case only if the breach would cause a failure of the conditions to the merger in the merger agreement to be satisfied, and where such breach is not cured within 30 calendar days following the occurrence of such failure; or

•	InterCept’s board of directors determines to accept a superior proposal in accordance with the merger agreement.

If the merger agreement is validly terminated, it will become void without any liability on the part of any party unless the party is in willful breach of it. However, the provisions of the merger agreement relating to the effects of termination, termination fees and expenses, and certain provisions relating to such matters as governing law, jurisdiction and waiver of jury trial, as well as the confidentiality agreement entered into between Fidelity and InterCept, will continue in effect notwithstanding termination of the merger agreement. In the event of any willful breach by Fidelity and its subsidiaries under the merger agreement, InterCept’s sole recourse shall be to receive the termination fee and expense reimbursement, if payable, as liquidated damages as well as to seek specific performance under the merger agreement.

Termination Fee; Expense Reimbursement

Termination Fee

InterCept will pay to Fidelity, in cash, a nonrefundable $15 million fee, as follows:

•	if Fidelity terminates the merger agreement because of an occurrence of a triggering event;

•	if InterCept terminates the merger agreement because InterCept’s board of directors determines to accept a superior proposal in accordance with the merger agreement;

•	if an offer or proposal for a competitive transaction is received or publicly disclosed after the date of the merger agreement, and thereafter InterCept or Fidelity terminates the merger agreement because the merger was not consummated by February 21, 2005 or because the approval of the merger by InterCept’s shareholders has not been obtained at the annual meeting, and within one year from the date of the termination, a competitive transaction shall have been consummated or InterCept enters into a definitive agreement with respect to a competitive transaction; or

•	if an offer or proposal for a competitive transaction is received or publicly disclosed after the date of the merger agreement, and thereafter Fidelity terminates the merger agreement because InterCept breaches a representation, warranty, agreement or covenant, and within one year from the date of the termination, a competitive transaction shall have been consummated or InterCept enters into a definitive agreement with respect to a competitive transaction.

Fidelity will pay to InterCept, in cash, a nonrefundable $15 million fee, if InterCept terminates the merger agreement because Fidelity, FIS or Merger Sub willfully breaches a representation, warranty, agreement or covenant in the merger agreement, provided that at the time of InterCept’s termination, Fidelity would not otherwise have had the right to terminate the merger agreement.

Expense Reimbursement

All fees and expenses incurred in connection with the merger, the merger agreement and other transactions contemplated in the merger agreement shall be paid by the party incurring such expenses, whether or not the merger or any other transaction is consummated; provided, however, that InterCept and Fidelity have agreed to share equally all fees and expenses, other than attorneys’ fees, accounting fees, and financial advisory fees, incurred in connection with printing and filing with governmental entities and mailing the proxy statement and any amendments or supplements thereto, as well as all filing fees in connection with HSR Act filings.

If the merger agreement is terminated by InterCept or Fidelity and InterCept or Fidelity is required to pay the termination fee described above, the party paying the termination fee will also be required to make a nonrefundable cash payment to the other party, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and expenses) of the other party in connection with the merger agreement or any of the other transactions contemplated by the merger agreement, not to exceed $2 million.

Additionally, if Fidelity terminates the merger agreement because InterCept breaches its representations, warranties, agreements or covenants in the merger agreement and is unable to cure the breach within 30 days, then InterCept will be required to reimburse Fidelity the amount of its fees and expenses (including attorneys’ fees, accountants’ fees, financial advisory fees and expenses) incurred in connection with the merger agreement or any of the other transactions contemplated by the merger agreement, not to exceed $2 million.

Treatment of Stock Options and Employee Stock Purchase Plan

InterCept Options

As of the effective time of the merger, each outstanding option granted under the InterCept 1994 Stock Option Plan, InterCept 1996 Stock Option Plan, InterCept 2002 Stock Option Plan, InterCept 2002 Acquisition Stock Option Plan and the InterCept G. Lynn Boggs Stock Option Plan, will be converted into an option to acquire shares of Fidelity common stock on the same terms and conditions of the respective InterCept options before the merger, except the new Fidelity options will be 100% vested upon issuance (including any formerly unvested InterCept options), and the new Fidelity options will terminate 90 days following the effective time of the merger, except for options of some executive officers and employees that by agreement remain outstanding and exercisable for the remainder of their term instead of terminating in 90 days. See Proposal No. 1 – The Merger – Interests of Certain Persons in the Merger That Are Different from Your Interests – Change in Control Agreements; Effect on Options. The number and exercise price for the new Fidelity options will be determined in the following manner: (1) the number of shares issuable under the new Fidelity options will be equal to the number of shares of InterCept common stock issuable under each outstanding InterCept option multiplied by the exchange ratio which is equal to (a) $18.90 divided by (b) the average closing price of Fidelity’s common stock for the ten most recent trading days ending one day prior to the effective time; and (2) the exercise price per share will be equal to the exercise price per share of InterCept common stock divided by the same exchange ratio. Fidelity will file a registration statement within 15 days following the merger to register the shares of Fidelity common stock issuable pursuant to the new Fidelity options.

InterCept Employee Stock Purchase Plan

The last purchase date for employees participating in the InterCept employee stock purchase plan occurred on September 30, 2004, and any shares purchased on that date will be converted into merger consideration in the same manner as other outstanding shares of InterCept common stock. The InterCept board of directors has suspended the plan as of October 1, and it will terminate as of the effective time of the merger. If the merger is not approved or otherwise is not consummated, the board expects to lift the suspension and reinstate the plan.

Certain Employee Benefits

InterCept’s employees shall continue in their existing InterCept employee benefit plans until an orderly transition is arranged for the transition to Fidelity’s employee benefit plans. Fidelity will make available employer-provided employee benefit plans to each continuing employee on a basis that is no less favorable in the aggregate than Fidelity provides to its similarly situated employees. These employees will receive credit for prior service with InterCept for purposes of eligibility, vesting and vacation accrual, provided that Fidelity or its affiliates shall not be required to amend any employee benefit plan to recognize service for any period that is not generally available under employee benefit plans for other plan participants. Fidelity’s health plans will waive restrictions on coverage for pre-existing conditions (unless such restrictions were in effect under InterCept’s benefit plans before the merger), and these employees will also receive credit under employee benefit plans of Fidelity for co-payments, deductibles and out-of-pocket maximum payments made during the year in which they begin participating in Fidelity’s plans. Fidelity shall cause the surviving corporation to honor (a) all compensation employee benefit obligations under InterCept’s employee benefit plans, and (b) all employment or severance agreements entered into by InterCept or adopted by InterCept’s board of directors, provided that Fidelity or its affiliates reserves the right to terminate these benefit plans and agreements pursuant to their respective terms.

Indemnification

InterCept’s directors and officers, including directors and officers of InterCept’s subsidiaries, have rights to indemnification existing in their favor. The merger agreement provides that, for the acts and omissions of the indemnified persons occurring before the effective time of the merger, these indemnification rights will survive the merger and will be observed by the surviving entity in the merger for a period of six years from the effective time of the merger subject to Georgia law. Additionally, if the surviving entity is unable to satisfy its indemnification obligations under the merger agreement, and if its total shareholders’ equity is less than $220 million, then an affiliate of Fidelity, of FIS or of the surviving entity (which may be FIS) having total shareholders’ equity of at least $220 million shall assume the indemnity obligations, and if none of these entities are able to assume these obligations, Fidelity will do so. The maximum indemnity amount to be provided under the merger agreement, pursuant to the organizational documents of InterCept, its subsidiaries or the surviving entity, or by other agreement shall be $220 million. The surviving entity shall not be liable for any settlement effected without its written consent. Any indemnified party shall notify the surviving entity upon learning of any claim and shall deliver to the surviving entity the undertaking pursuant to the GBCC.

The merger agreement also provides that at the closing of the merger, InterCept shall obtain a prepaid insurance policy with a term of up to six years providing InterCept’s current (and, if available, former) directors and officers with coverage for events occurring before the effective time, provided that the premium for this policy shall not exceed $1.5 million.

The merger agreement provides that proper provisions will be made so that the successors and assigns of the surviving entity assume the indemnification and insurance obligations described above in the event the surviving entity or any of its successors or assigns (1) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any person.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties in writing at any time before the effective time, provided that after approval of the merger by InterCept’s shareholders, no amendment which by law or InterCept’s articles of incorporation requires further approval of shareholders may be made without obtaining such further shareholder approval.

At any time before the effective time, any party to the merger agreement may in writing extend the time for the performance of any obligation or other act of any other party to the merger agreement; waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and waive compliance with any agreement or condition contained in the merger agreement.

DISSENTERS’ RIGHTS

If the merger is consummated, InterCept shareholders who dissent will be entitled, upon compliance with Article 13 of the Georgia Business Corporation Code (the “GBCC”), to receive the fair value of their shares in cash. The procedures relating to the exercise of dissenters’ rights under the GBCC are summarized below. The provisions for exercising dissenters’ rights are complex, and any shareholder who desires to exercise these rights must comply with them precisely. Accordingly, any InterCept shareholder intending to dissent from the proposed merger should carefully review Article 13 of the GBCC, which is attached as Appendix C, and should consult legal counsel. This summary is qualified in its entirety by, and made subject to, the text of Article 13 of the GBCC.

Eligibility. Any InterCept shareholder entitled to vote on the merger has the right to dissent from the merger and receive payment from InterCept of the fair value of his shares of InterCept common stock upon compliance with Article 13 of the GBCC. A shareholder may not dissent as to fewer than all of the shares that he beneficially owns, regardless of the number of accounts maintained for the benefit of the shareholder. In addition, a nominee or fiduciary may not dissent on behalf of any beneficial owner as to fewer than all of the shares of the beneficial owner that the nominee or fiduciary holds of record.

Any InterCept shareholder intending to assert dissenters’ rights may not vote in favor of the merger and must deliver a written notice to InterCept of the shareholder’s intent to demand payment for his shares of InterCept common stock. The objection notice must state that the shareholder intends to demand payment for his shares of InterCept common stock if the merger is consummated. To be effective, the objection notice must be delivered to InterCept in accordance with the GBCC before the vote is taken. A vote against approval of the merger will not, in and of itself, constitute an objection notice satisfying the requirements of Article 13 of the GBCC.

Dissenters’ Notice. If the merger is approved, InterCept must deliver a dissenters’ notice to each InterCept shareholder who has properly filed an objection notice. InterCept must deliver the dissenters’ notice within 10 days after the shareholders authorize the merger. This notice will: (a) state where dissenting shareholders must send the payment demand and where and when dissenting shareholders must deposit their InterCept stock certificates; (b) set a date by which InterCept must receive the payment demand, which may not be fewer than 30 or more than 60 days after the date the dissenters’ notice is delivered; and (c) be accompanied by a copy of Article 13 of the GBCC.

Duty to Demand Payment. Within the time prescribed in the dissenters’ notice, an InterCept shareholder electing to dissent must make a demand for payment and deposit his certificates in accordance with the terms of the dissenter’s notice. Upon filing the payment demand and depositing the certificates, the InterCept shareholder will retain all other rights of a shareholder until these rights are canceled or modified by the consummation of the merger. Failure to comply substantially with these procedures will cause the InterCept shareholder to lose his dissenters’ rights to payment for the shares.

Offer of Payment. Within 10 days of the later of the date the merger is consummated or of receipt of a payment demand, InterCept must offer to pay, to each InterCept dissenting shareholder who has made a demand for payment and deposited his certificates as described in the preceding paragraph, the amount that InterCept estimates to be the fair value of the shares of the InterCept common stock, plus accrued interest. The offer of payment must be accompanied by:

•	certain of InterCept’s financial statements as specified in the GBCC;

•	a statement of InterCept’s estimate of the fair value of the shares and an explanation of how the estimate of the fair value and the interest were calculated;

•	notification of rights to demand additional payment; and

•	a copy of Article 13 of the GBCC.

If the shareholder accepts InterCept’s offer by written notice to InterCept within 30 days after InterCept’s offer or is deemed to have accepted such offer by failing to respond within that 30-day period, InterCept must pay for such shareholder’s shares within 60 days after making the offer or consummating the merger, whichever is later.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing certificates, InterCept must return the deposited certificates. If, after returning deposited certificates and releasing transfer restrictions, the merger is consummated, InterCept must send a new dissenters’ notice and repeat the payment demand procedure.

Procedure if Dissatisfied with Payment or Offer. If (a) the dissenting shareholder believes that the amount offered by InterCept is less than the fair value of his shares or that the interest due is calculated incorrectly, or (b) if InterCept, having failed to consummate the merger, does not return the deposited certificates within 60 days after the date set for demanding payment fails to make payment or offer payment, the dissenter may notify InterCept in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due. A dissenter will be deemed to have waived his right to demand payment as explained in the preceding sentence and be deemed to have accepted InterCept’s offer unless the dissenter notifies InterCept of his demand in writing as provided in the preceding sentence within 30 days after InterCept offered payment for his shares.

If InterCept and the InterCept dissenting shareholder cannot agree on a fair price within 60 days after InterCept receives a demand for payment of the estimate, InterCept must either pay the amount demanded or institute judicial proceedings to fix the fair value of the shares and the accrued interest. InterCept must make all dissenters whose demands for payment remain unsettled parties to the proceeding and all of those parties must be served with a copy of the petition. The court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The court is required to issue a judgment for the amount that the court finds to be the fair value of the shares, plus interest. If InterCept does not institute such proceeding within the 60-day period, InterCept must pay each InterCept dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

The court will assess certain costs and expenses of such proceeding (including reasonable compensation for, and the expenses of, the appraiser) against InterCept. The court may, however, assess the costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The court may award fees and expenses of counsel and experts in amounts the court finds equitable (a) against InterCept if the court finds that InterCept did not comply substantially with the relevant requirements of Article 13 of the GBCC or (b) against either InterCept or any dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

PROPOSAL NO. 2 – ELECTION OF DIRECTORS

As used in this portion of the proxy statement relating to the election of directors, unless the context otherwise requires, the terms “we,” “us,” and “our” refer to InterCept, Inc., a Georgia corporation.

Election Procedures

If our shareholders approve the proposed merger as described in this proxy statement, the merger will be consummated on the date of the annual meeting or as soon as possible thereafter. In that event, the directors currently in office will continue in office until the closing of the merger, and the results of the election of directors will not take effect. If our shareholders approve the proposed merger but the merger agreement is subsequently terminated and the merger is not consummated, the persons elected to the board of directors will, effective upon the termination of the merger agreement, be elected to new terms of office as directors of InterCept. If our shareholders fail to approve the proposed merger, the persons elected to the board of directors will begin serving new terms of office as directors of InterCept.

Our articles of incorporation provide that our board of directors shall consist of at least four and no more than 12 directors, as determined by the board. The board has fixed the current number of directors at nine, divided into three classes of three directors each. The term of office of only one class of directors expires in each year; this year, the term of office of the Class III directors expires. We expanded our board of directors from six to nine directors in June 2004, and we added a director to each class. Under our bylaws and the GBCC, a director elected to fill a vacancy in a new director position created by reason of an increase in the number of directors is elected until the next election of directors by the shareholders if the vacancy is filled by the board of directors, as occurred in the June 2004 expansion. For that reason, we are nominating for election:

(a)    three Class III directors (including one director added to the board in June 2004), for a term of three years; and

(b)    the two other directors elected to the board in June 2004, to serve for the balance of their scheduled terms as noted below.

Except as described in the preceding paragraph, the directors elected at the 2004 annual meeting will hold office for the term specified below or until their successors are elected and qualified.

Unless otherwise specified on the proxy card, the persons named as proxies will vote in favor of the election of the persons named below as nominees. Each nominee currently serves as a director. The board of directors believes that each nominee will stand for election and will serve if elected as a director. If any person nominated by the board fails to stand for election or is unable to accept election, the persons named as proxies will vote in favor of the election of another person recommended by the board of directors. Proxies cannot be voted for more than three nominees in Class III and one nominee in each of Classes I and II.

Under our articles of incorporation, the holders of common stock and Series B preferred stock vote together as a single voting group on Proposal No. 2, and directors are elected by plurality. Shareholders do not have cumulative voting rights. If a quorum is present:

(a) the three Class III director nominees receiving the highest number of votes for their election will be elected as directors;

(b)    the Class II director nominee receiving the highest number of votes for his election will be elected as a director; and

(c)    the Class I director nominee receiving the highest number of votes for his election will be elected as a director.

The board of directors recommends a vote FOR each of the listed nominees.

Information about Director Nominees, Other Directors and Other Executive Officers

Our director nominees and other directors and their ages and terms of office as of September 15, 2004 are as follows:

Director Nominees

Name	Age	Class	Position with Company	Current Term Expires/ New Term Will Expire If Elected
John W. Collins	56	III	Chairman of the Board Chief Executive Officer	2004/2007

Kevin J. Lynch	36	II	Director	2004/2006

J. Daniel Speight	47	I	Director	2004/2005

Marc Weisman	51	III	Director	2004/2007

Arthur G. (“Buddy”) Weiss	65	III	Director	2004/2007

Other Directors
Name	Age	Class	Position with Company	Current Term Expires
Mark Hawn	45	I	Director	2005
Glenn W. Sturm	50	I	Director	2005
James A. Verbrugge	64	II	Director	2006
John D. Schneider, Jr.	51	II	Director	2006

Our other executive officers and their ages and positions as of September 15, 2004 are as follows:

Other Executive Officers

Name	Age	Position with Company
Jeffery E. Berns	40	Senior Vice President
G. Lynn Boggs	48	President and Chief Operating Officer
Jonathan R. Coe	37	Vice President and General Counsel
Carole M. Collins	38	Treasurer, Vice President of Corporate Governance/Risk
L. Rand (“Randy”) Fluitt	58	Executive Vice President
Farrell S. Mashburn	57	Senior Vice President
Denise C. Saylor	36	Senior Vice President
Michael D. Sulpy	43	Executive Vice President

Biographical Information for Director Nominees

John W. Collins, one of our co-founders, has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation. Mr. Collins served as our President from October 2000 through February 2002. Mr. Collins currently serves as a director of Nexity Bank. Mr. Collins has over 30 years of experience in multiple areas of electronic commerce for community financial institutions. Mr. Collins is the father of Denise C. Saylor, a Senior Vice President.

Kevin J. Lynch has served as a director since June 2004. Mr. Lynch has been a Principal of JANA Partners LLC since 2001. Before joining JANA, Mr. Lynch was an Investment Analyst at Sagaponack Partners, L.P., a private equity fund, from 1999 to 2001. Mr. Lynch has also held Associate positions at Cornerstone Equity Investors, Prudential Equity Investors and Prudential Investment Corporation. Mr. Lynch holds the Chartered Financial Analyst (CFA) designation.

J. Daniel Speight has served as a director since June 2004. Mr. Speight is vice chairman, chief financial officer and secretary of Flag Financial Corporation, the Atlanta-based, publicly traded parent company of Flag Bank, a community bank with 20 offices in 11 counties in central and western Georgia and north metro Atlanta. Mr. Speight has served as the Vice Chairman of Flag Financial Corporation (“Flag”), a bank holding company headquartered in Atlanta, Georgia, since November 2002 and as its Chief Financial Officer and Secretary since July 2002. From February 2002 to November 2002, he also served as President of Flag. He served as Chairman of Flag Bank, a subsidiary of Flag, from February 2002 until April 2003. Mr. Speight served as Chief Executive Officer of Flag and President and Chief Executive Officer of Flag Bank from 1998 to February 2002. He also served as Flag’s President from 1998 to 2000. Mr. Speight has served as a director of Flag since 1998 and as a director of Flag Bank or a predecessor of Flag Bank since 1984. Mr. Speight also served in various executive positions for Citizens Bank, Vienna, Georgia, beginning in 1984, including President and Chief Executive Officer, and served as the Chief Executive Officer of First Flag Bank from 1999 until December 2000, when First Flag Bank and Citizens Bank merged. Mr. Speight is also a director of Regan Holding Corp. in Petaluma, California. Mr. Speight previously served as Chairman of The Bankers Bank and is currently a member of the State Bar of Georgia. He is past Chairman of the Georgia Bankers Association Community Banking Committee, past President of the Community Bankers Association of Georgia, and past Director of the Independent Bankers Association of America.

Marc Weisman has served as a director since June 2004. Mr. Weisman is a co-founder of Sagaponack Partners, L.P., a private equity investment partnership, where he has been a Principal since 1996. Prior to that, Mr. Weisman was a Director at Credit Suisse First Boston (CSFB), in the Principal Transactions Group from 1995 to 1996. Prior to joining CSFB, Mr. Weisman served as the Chief Financial Officer of The Adco Group from 1988 to 1995. Prior to that, Mr. Weisman worked at Oppenheimer & Co. from 1985 to 1988, first as Chief Financial Officer and then as the head of Oppenheimer & Co.’s real estate investment banking group. Before embarking on a career in finance and investing, Mr. Weisman practiced law, including at the law firm of Weil, Gotshal & Manges from 1979 to 1985, where he was an associate and then a partner.

Arthur G. (“Buddy”) Weiss has served as a director since March 2004. Mr. Weiss, a private investor, has over 40 years experience in the fields of financial services and real estate investments. He served as Chairman of the Board of eResource Capital Group (now known as RCG Companies Incorporated), a company with travel and technology services businesses, from January 1999 to June 2001.

Biographical Information for Other Directors

Mark Hawn has served as a director since February 2004. Mr. Hawn has served as the Chief Executive Officer of DocuForce, Inc., which performs facilities management and offers a full suite of on and off site office support services for law firms and financial institutions, since August 2002. Mr. Hawn has also been the Chief Executive Officer of Phoenix Couriers, a local courier service in Atlanta, since 1991.

John D. Schneider, Jr. has served as a director since January 2000. For the past 17 years, Mr. Schneider has served as a director, President and Chief Executive Officer of Bankers Bancorp Inc., a bank holding company headquartered in Springfield, Illinois. He is a director, President and Chief Executive Officer of Independent Bankers Bank, Chairman of Bankers Bank Service Corporation, subsidiaries of Bankers Bancorp Inc., and President and Chief Executive Officer and a director of Bankers Bank Insurance Services, Inc. Mr. Schneider is also a director of Sullivan Bancshares, Inc., First National Bank of Sullivan and Community Bank Mortgage Corp.

Glenn W. Sturm has served as a director since May 1997. Since 1992, Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP, where he serves as a member of its executive committee. Mr. Sturm served as the Chief Executive Officer of Netzee, Inc., a provider of Internet-based banking products and services, from its inception in 1999 until October 2000. Mr. Sturm has been a director of Private Business, Inc., a provider of accounts receivable and inventory management software, since its August 2001 merger with Towne Services, Inc., of which he also served as a director.

James A. Verbrugge has served as a director since February 2004. Dr. Verbrugge is currently the Director for the Center for Strategic Risk Management at the University of Georgia. Dr. Verbrugge is also Emeritus Professor of Finance and held the Chair of Banking in the Terry College of Business of the University of Georgia from January 1992 to December 2002. From 1977 to 2001, he was Chairman of the Department of Banking and Finance in the Terry College. He has been a visiting professor at the University of Virginia, where he held the Virginia Bankers Association Chair of Banking. Dr. Verbrugge is a director of Crown Crafts, Inc. and RCG Companies Incorporated.

Biographical Information for Other Executive Officers

Jeffery E. Berns has served as a Senior Vice President since June 2001 and was Vice President of Sales from September 1999 through May 2001. Mr. Berns is our national sales manager and supervises sales efforts for all of our banking-related products and services. Mr. Berns has worked in sales since joining us in 1997, first with InterCept Switch for approximately 18 months and then with InterCept. From February 1994 to February 1997, Mr. Berns was the Business Development Manager for the Star System, Inc. ATM network.

G. Lynn Boggs has been Chief Operating Officer of InterCept since September 2002 and has served as President of InterCept since February 2002. Before joining InterCept, Mr. Boggs served from February 2000 to August 2001 as the Chief Executive Officer of Towne Services, Inc., headquartered in metropolitan Atlanta, Georgia. Towne Services provided services and products that processed sales and payment information and related financing transactions for small businesses and banks. In March 1999, Mr. Boggs became a Senior Vice President of Investments for The Bankers Bank, also headquartered in Atlanta, Georgia. From June 1996 until March 1999, he served as the Senior Vice President and branch manager of Vining-Sparks Investment Banking Group, L.P., a fixed income broker-dealer to financial institutions in Nashville, Tennessee. From October 1994 to June 1996, he was Senior Vice President-Investments at PaineWebber, Inc. in Nashville.

Jonathan R. Coe has been Vice President and General Counsel since May 2001. Before joining InterCept, Mr. Coe was vice-president with GWB (USA), Inc., a private equity company, from April 2000 to April 2001. From May 1996 to April 2000, Mr. Coe was an attorney with Nelson Mullins Riley & Scarborough LLP.

Carole M. Collins has served as our Treasurer since September 2003 and as our Vice President of Corporate Governance/Risk since December 2003. She has served on an interim basis as our principal accounting officer since April 1, 2004. Ms. Collins has been our Director of Investor Relations since July 2000.

L. Rand (“Randy”) Fluitt has served as our Executive Vice President since February 2001. Mr. Fluitt manages our processing and imaging operations and oversees our regulatory reporting and compliance matters. Prior to joining us, Mr. Fluitt was Executive Vice President of SLMsoft.com Inc. from December 1998 to January 2001. Before joining SLM, he served as President and Chief Operating Officer of BancLine, a provider of core processing software for community banks, from January 1998 to November 1998, when it was acquired by SLM. Mr. Fluitt served as Vice President of the financial services division for Electronic Data Services Corp. from July 1987 to January 1998. Mr. Fluitt has over 37 years experience working with community financial institutions and financial technology providers.

Farrell S. Mashburn has served as a Senior Vice President since January 1996 and as our Secretary from June 1996 to January 1998. Mr. Mashburn also served as a director from May 1996 to January 1998. Mr. Mashburn has over 37 years of experience in providing banking related equipment, maintenance and technical support services, primarily to community financial institutions.

Denise C. Saylor has served as a Senior Vice President since February 2001. She serves as our chief administration officer and is responsible for our EFT division. Prior to becoming Senior Vice President, she served as Vice President responsible for several corporate functions including marketing, facilities management, administration and customer service. Ms. Saylor received her B.A. degree from Georgia State University before joining InterCept in 1992. Ms. Saylor is the daughter of John W. Collins, our Chief Executive Officer and Chairman of our Board of Directors.

Michael D. Sulpy has served as our Executive Vice President of Network Communications since January 1998. Mr. Sulpy co-founded InterCept Communications Technologies, L.L.C. in March 1996 and served as its Vice President of Communications until its merger with us in January 1998. He joined InterCept Communications Technologies in 1987, and from January 1993 to January 1996 served as its network manager, responsible for data network design and maintenance and personnel training. Mr. Sulpy has over 18 years of data communications management and telecommunications network experience.

CORPORATE GOVERNANCE

Our business, properties and affairs are managed under the direction of our board of directors. Although directors are not involved in the day-to-day operating details, we strive to keep them informed about our business through written reports and documents we provide to them regularly, as well as through operating, financial and other reports presented by Mr. Collins and other officers at meetings of the board of directors and of committees of the board of directors. The board has determined that each of Mark Hawn, John D. Schneider, Jr., James A. Verbrugge, and Arthur G. Weiss is “independent” under the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Meetings of the Board

The board of directors held 15 meetings in 2003. Each director attended at least 75% of the board and committee meetings to which he was assigned.

Committees of the Board of Directors

The board of directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation and Stock Option Committee. Our bylaws permit shareholders to make nominations for directors, but only if those nominations are made timely and by notice in writing to our corporate Secretary and in compliance with our bylaws.

Audit Committee. The Audit Committee of our board of directors is composed of John D. Schneider, Jr. (chair), James A. Verbrugge and Arthur G. Weiss. The board has determined that each member of the Audit Committee is an “audit committee financial expert” and is “independent” under the SEC’s Rule 10A-3. Our Audit Committee’s functions are described in the Report of the Audit Committee below.

Nominating and Governance Committee. This committee is responsible for the oversight of the composition of the board and its committees, identification and recommendation of individuals to become board members, and maintenance of a statement of corporate governance guidelines. Our Nominating and Governance Committee is composed of James A. Verbrugge (chair), Mark Hawn and John D. Schneider, Jr. The board has determined that each member of the Nominating and Governance Committee is “independent” under the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules. For more information regarding director nominations, see Director Nominations below.

Compensation and Stock Option Committee. This committee oversees our management of some of our human resources activities, including determining compensation for executive officers, granting stock options and the administering of our stock option and other employee benefit plans. John D. Schneider, Jr. (chair), Arthur G. Weiss and Mark Hawn currently serve on this committee. For more information regarding our compensation policies, see Report of the Compensation and Stock Option Committee on Executive Compensation below.

Report of the Audit Committee

The Audit Committee is appointed by the board of directors and met ten times in 2003. Our Audit Committee operates under a written charter adopted by the board, which revised the charter on April 4, 2004 to comply with new SEC requirements and Nasdaq National Market listing standards. You can view our updated Audit Committee Charter on our website at www.intercept.net under Investor Relations – Investor Information – Corporate Governance. (We also attached this charter as Annex A to our definitive proxy materials dated June 1, 2004.)

During 2003 and until February 2004, our Audit Committee was composed of Jon R. Burke, Boone A. Knox and John D. Schneider, Jr. Since March 2004, the committee has been composed of Mr. Schneider, Dr. James A. Verbrugge and Mr. Arthur G. Weiss. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and the financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing legal and regulatory compliance and ethics programs oversight. The Audit Committee communicates regularly with our management, including our Chief Financial Officer and accounting personnel, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related party transactions in accordance with NASDAQ listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.

The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees). The Audit Committee has also received from our independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence from our company and its management. The Audit Committee reported its findings to our board of directors.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Submitted by:	John D. Schneider, Jr.
James A. Verbrugge
Arthur G. Weiss

Nominations of Directors

Given the new corporate governance requirements of the Nasdaq Stock Market, on April 4, 2004 our Board adopted a Nominating and Governance Committee Charter and Corporate Governance Guidelines. You can view the charter and guidelines on our website at www.intercept.net under Investor Relations – Investor Information – Corporate Governance. (We also attached these materials as Annex B and Annex C, respectively, to our definitive proxy materials dated June 1, 2004.)

The Nominating and Governance Committee was formed in April 2004 and its responsibilities include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of shareholders. The Committee is authorized to retain search firms and to compensate them for their services.

The Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Committee considers the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards, experience at the policy-making level in business, government, education, technology or other areas of endeavor specified by the board, commitment to enhancing shareholder value, and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as the SEC defines that term, and whether the potential director nominee would qualify as an “independent” director under the listing standards of The Nasdaq Stock Market.

The Nominating and Governance Committee evaluated three of our board’s five nominees, Mr. Collins, Mr. Speight and Mr. Weiss, in light of the above criteria and recommended to the board that they be nominated for reelection at the 2004 annual meeting. Our board approved that recommendation. Mr. Lynch and Mr. Weisman are being nominated pursuant to a covenant in the settlement agreement with JANA Partners, LLC and JANA Master Fund, Ltd. (which we sometimes refer to together as “JANA”) described below in Information Related to Settlement of Proxy Contest with JANA.

The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a shareholder to nominate a director candidate as provided under our bylaws, the shareholder must comply with the advance notice provisions and other requirements of Section 3.8 of our bylaws.

Shareholders who intend to recommend a director candidate to the Nominating and Governance Committee for consideration are urged to thoroughly review our Corporate Governance Guidelines and Nominating and Governance Committee Charter.

Communications with Board of Directors

The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of InterCept, Inc. c/o Carole Collins, Assistant Secretary, InterCept, Inc., 3150 Holcomb Bridge Road, Norcross, GA 30071. The Assistant Secretary may require reasonable evidence that a communication or other submission is made by an InterCept shareholder before transmitting the communication to the board or board member. On a periodic basis, the Assistant Secretary will compile and forward all shareholder communications submitted to the board or the individual directors.

Director Compensation

We pay each director $1,000 for in-person attendance at any meeting for their services as our directors, $250 for attendance via telephone for meetings lasting 30 minutes or less and $500 for attendance via telephone for meetings lasting over 30 minutes. Upon initial election to the board of directors, each non-employee director who beneficially owns less than 4% of our outstanding common stock on the date of his election to the board of directors receives options to acquire 35,000 shares of common stock, 11,667 of which vest immediately and the remainder of which vest ratably on the first and second anniversaries of such initial election. In addition, on each anniversary date of a director’s initial election to the board of directors, each director receives a grant of options to acquire 10,000 shares of common stock that vest on the date of grant. On the fifth anniversary, each director receives a grant of options to acquire 35,000 shares of common stock, 11,667 of which vest immediately and the remainder of which vest ratably on the first and second anniversaries of such grant. The exercise price of these options is equal to the fair market value of the common stock on the date of grant. Each director option expires ten years after the date of grant, unless canceled sooner as a result of termination of service or death, or unless the option is fully exercised before the end of the option period. Directors may be reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors or its committees and for other expenses incurred in their capacity as directors.

Indemnification

We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will be held personally liable for our liabilities. This is required under our bylaws, and we have also signed agreements with each of our directors and executive officers contractually providing this indemnification to them.

Certain Relationships and Related Transactions

Glenn W. Sturm, one of our directors, is a partner in the law firm of Nelson Mullins Riley & Scarborough LLP. We retained Nelson Mullins to provide various legal services to InterCept during 2003 and have retained Nelson Mullins to provide various legal services to us in 2004. The amount paid to Nelson Mullins for services rendered to us in 2003 did not exceed 5% of Nelson Mullins’ gross revenues in 2003.

Denise C. Saylor, a Senior Vice President, is the daughter of John W. Collins. For 2003, Ms. Saylor received a salary of $175,000. Ms. Saylor’s husband, David W. Saylor, is a Commissioned Sales Representative with InterCept and received aggregate salary and commissions of $238,776 in 2003.

We paid $49,000 to W-II Investments, Inc. as reimbursement for use of a W-II Investments aircraft for business travel during fiscal 2003. Payment was based on the average incremental cost of operating that type of aircraft. Each of Mr. Collins and Mr. Sturm owns 50% of W-II Investments, Inc.

Please see Information Related to Settlement of Proxy Statement with JANA below for a description of our June 2004 settlement of our proxy contest with JANA. Under the terms of that settlement, our board added three positions to our board and elected two directors designated by JANA – Marc Weisman and Kevin J. Lynch. Also under that settlement, we are nominating Mr. Lynch and Mr. Weisman as directors at this meeting.

Please also see The Merger – Interests of Certain Persons in the Merger That Are Different from Your Interests for a description of certain shareholder’s agreements and John Collins’ non-competition agreement.

Company Policies

All transactions between InterCept and our shareholders, affiliates, officers and directors, if any, are subject to the approval of a majority of the independent and disinterested outside directors and are conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm’s length basis.

On March 8, 2004, our board of directors adopted a Code of Business Conduct and Ethics as required by the federal Sarbanes-Oxley Act and the rules of the Nasdaq National Market. We have posted a copy of the code on our corporate website, www.intercept.net under Investor Relations – Investor Information – Corporate Governance.

Directors are encouraged to attend our annual meetings of shareholders. One of five directors then serving attended our 2003 annual meeting.

Director Resignations

In February 2004, we publicly announced that, effective February 13, 2004, Boone A. Knox and Jon R. Burke resigned from our board of directors. The background of those resignations is as described below.

On October 29, 2003, John W. Collins, our CEO and Chairman, notified our board of directors that he was considering submitting an offer to take the company private and had engaged in preliminary discussions with financing sources for such a transaction. In response to Mr. Collins’ announcement, the board established a committee of independent directors consisting of Jon R. Burke, Boone A. Knox and John D. Schneider, Jr. (the “Special Committee”) to review and evaluate the strategic alternatives available to InterCept, including considering any proposal received from Mr. Collins, and to make a recommendation to the board with respect thereto. The Special Committee retained its own legal counsel and financial advisors. After the announcement of the formation of the Special Committee, several other companies, including some of our competitors (including Fidelity), initiated contact with the committee and expressed interest in acquiring InterCept.

On December 12, 2003, we announced that Mr. Collins had decided not to pursue a possible going private transaction. Mr. Collins advised the board that, after consultation with possible financing sources, he had concluded that he could not formulate an offer that he believed would be in the best interests of the shareholders. With the concurrence of the board, the Special Committee and its advisors continued to evaluate the indications of interest received from third parties.

In late December 2003, the Special Committee provided confidential information regarding InterCept prepared by the Special Committee’s financial advisors to third parties who had indicated an interest in acquiring InterCept and had signed a confidentiality agreement. During January 2004, the Special Committee received and evaluated ten indications of interest.

At the board meeting held on February 13, 2004, the board received a presentation from the Special Committee and its advisors regarding the indications of interest received. Mr. Knox advised the board that it was the recommendation of the Special Committee, by a vote of two to one, that the sale process should continue. Our full board of directors, by a vote of three to two, determined that it was not in the best interests of our shareholders and the company to continue to pursue the sale process at that time.

Two of our directors, Mr. Burke and Mr. Knox, disagreed with the majority of the board and stated that we should proceed with the sale process. They stated further that they believed that the company could be sold within an acceptable value range at that time and that they had concerns with management’s ability to achieve greater value by focusing on growing the core business.

After reaching the decision not to proceed with the sale process, the board dissolved the Special Committee. As a result of the decision to discontinue the Special Committee’s review of indications of interest, Mr. Knox and Mr. Burke resigned from our board. In resigning, they each delivered a letter to the board stating as follows:

“The Special Committee, after carefully considering the advice of financial advisors determined that the Company should permit selected interested and capable strategic buyers to conduct due diligence and negotiations to evaluate a possible sale of the Company. The Board of Directors has determined to discontinue this process. As a result of this decision, I hereby resign as a director of the Company and its subsidiaries effective February 13, 2004 and request that this letter and the foregoing reasons for my resignation be disclosed publicly.”

EXECUTIVE COMPENSATION

The following table summarizes the compensation we paid or accrued for services rendered by our Chief Executive Officer and the four most highly compensated other executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2003. In this proxy statement, we sometimes collectively refer to these persons as the named executive officers. We did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown. During 2003, none of our executive officers received perquisites that exceed the lesser of $50,000 or 10% of the salary and bonus of that executive.

Summary Compensation Table

							Long Term Compensation Awards
		Annual Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation($)		Securities Underlying Options/SARs(#)

John W. Collins Chief Executive Officer	2003 2002 2001	500,000 467,540 375,000	— — 200,000	(1)			45,000 210,000 260,000

G. Lynn Boggs President & Chief Operating Officer	2003 2002 2001	460,000 350,000 —	— 150,000 —	(2)	— 96,000 —	(3)	— 300,000 —

Scott R. Meyerhoff (4) Senior Vice President, Chief Financial Officer and Secretary	2003 2002 2001	325,000 302,320 196,250	— 60,000 100,000	(2) (1)			— 94,000 25,000

John M. Perry (5) President –InterCept Payment Solutions	2003 2002 2001	400,000 — —	— — —		— — —		— 150,000 —

Randy Fluitt Executive Vice President	2003 2002 2001	260,000 222,917 —	— 60,000 —	(2)	— — —		— 50,000 —

(1)	This amount is being paid ratably over a period of five years, provided that the employee remains an employee. (Mr. Meyerhoff received $60,000 of this bonus.)
(2)	This amount is being paid ratably over a period of three years, provided that the employee remains an employee. (Mr. Meyerhoff received $40,000 of this bonus.)
(3)	This amount represents a relocation allowance.
(4)	Effective March 31, 2004, Mr. Meyerhoff is no longer an officer of InterCept and is a part-time employee.
(5)	Effective March 24, 2004, Mr. Perry is no longer an officer or employee of InterCept, and his options terminated on April 23, 2004.

Option Grants

The following table provides information concerning each grant of stock options to the named executive officers during the year ended December 31, 2003. The options granted to Mr. Collins were granted to him as a director under the policy described in Director Compensation above.

	Option Grants in Last Fiscal Year				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date	5%($)	10%($)
John W. Collins	35,000(2)	22.8	4.40	3/17/13	96,849	245,436
	10,000(3)	6.5	5.95	1/30/13	37,419	94,828
G. Lynn Boggs	—	—
Scott R. Meyerhoff	—	—
John M. Perry	—	—
Randy Fluitt	—	—

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates above the exercise price over the option term, no value will be realized from the option grants made to the named executive officers.
(2)	These options were granted on March 18, 2003. One third of the options vested on the date of grant, another third vested on the first anniversary of the date of grant, and the remaining one third will vest on the second anniversary of the date of grant, provided that the director is a director on that date or has left the position of director within 180 days before that date.
(3)	These options were granted on January 31, 2003, and all were vested on the date of grant.

The following table provides information regarding the exercisability of options and the number of options held by the named executive officers who have been granted stock options, as of December 31, 2003:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Collins	—	—	1,062,703	90,000	763,701	160,064
G. Lynn Boggs	—	—	200,000	100,000	—	—
Scott R. Meyerhoff (1)	—	—	264,522	39,667	294,005	—
John M. Perry (2)	—	—	100,000	50,000	—	—
Randy Fluitt	—	—	100,000	50,000	—	—

(1)	Effective March 31, 2004, Mr. Meyerhoff is no longer an officer of InterCept and is currently a part-time employee.
(2)	Effective March 24, 2004, Mr. Perry is no longer an officer or employee of InterCept, and his options terminated on April 23, 2004.

EMPLOYMENT AGREEMENTS

Collins Employment Agreement. We entered into an employment agreement with John W. Collins effective as of January 30, 1998 (the Collins agreement) under which he serves as our Chief Executive Officer. The Collins agreement provides that Mr. Collins will receive a base salary of not less than $265,000 per year. Mr. Collins’ base salary may be increased upon a periodic review by the board of directors or a board committee. In addition, Mr. Collins is entitled to incentive compensation as determined by the board of directors or a board committee based upon achievement of targeted levels of performance and such other criteria as the board of directors or a committee establishes from time to time, and an additional annual bonus as determined by the board of directors or a board committee. Mr. Collins may participate in our stock option plans and can receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by us and other benefits.

The Collins agreement has a term of three years and renews daily after the expiration of the initial three year term until either party fixes the remaining term at three years by giving written notice. We can terminate the Collins agreement upon his death or disability or for cause, and Mr. Collins can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. Under the Collins agreement, a “change in control” means the occurrence during the term of the Collins agreement of

(a)     an acquisition by any person, subject to certain exceptions, of 20% or more of the combined voting power of our voting securities;

(b)     a change in the composition of our board such that the members of our board of directors as of the date of our initial public offering (the “Incumbent Board”) cease to constitute at least two-thirds of our board; provided, however, that any new director that is approved by a vote of at least two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board; provided further, that no director appointed in connection with a threatened or actual proxy contest by someone other than our board shall be considered to be a member of the Incumbent Board; or

(c)     approval by our shareholders of a merger, consolidation or reorganization (subject to a limited exception) or the complete liquidation or dissolution of the company or a sale of all or substantially all of our assets.

If our shareholders approve the merger, a change in control will be deemed to have occurred under Mr. Collins’ employment agreement. If Mr. Collins’ employment is terminated after a change in control (a) by us without cause or otherwise in breach of the Collins agreement or (b) by Mr. Collins for any reason within either of the 90-day periods beginning on the 30th day or one-year anniversary of the change in control, we must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination. We also must continue on behalf of Mr. Collins and his dependants and beneficiaries, life insurance and disability, medical, dental and hospitalization benefits until Mr. Collins reaches age 65. Mr. Collins’ employment agreement further provides that if any payment or benefit to or for Mr. Collins’ benefit under the Collins’ employment agreement or otherwise, including any payment or benefit as a result of a change in control, would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, or if any interest or penalties, other than with respect to Mr. Collins’ failure to file a timely tax return or pay taxes shown due on his return, are incurred by Mr. Collins with respect to such excise tax, then InterCept must pay Mr. Collins a gross-up payment or benefit equal to the aggregate excise tax (including associated interest or penalties), including any excise tax (including associated interest or penalties) on the amount of the gross-up payment. The total amount we would pay Mr. Collins in this event would be approximately $1,700,000, plus the estimated gross-up payment of approximately $915,000. In addition, Mr. Collins’ outstanding options to purchase common stock would vest and become immediately exercisable.

If Mr. Collins ceases to be our Chief Executive Officer for any reason other than by voluntary resignation, we must offer to repurchase all of the common stock he owns at a purchase price equal to the fair market value (as defined in the Collins agreement) of the stock. Also, in the Collins agreement we granted, with respect to our shares of common stock, piggyback and, after any termination of employment, demand registration rights to Mr. Collins. (Upon the closing of the merger, Mr. Collins will no longer own any shares of our common stock, and he has agreed to relinquish his registration rights on the closing of the merger.) Mr. Collins has further agreed to maintain the confidentiality of our trade secrets for a period of one year, if terminated for cause, and not to solicit our employees or customers.

Collins Non-Competition Agreement. On September 8, 2004, InterCept, Fidelity and Fidelity Information Services, Inc. entered into a Non-Competition Agreement with Mr. Collins that becomes effective on the closing of the merger. Please see The Merger – Interests of Certain Persons in the Merger That Are Different from Your Interests for a description of the material terms of this agreement.

Boggs Employment Agreement. We entered into an employment agreement with G. Lynn Boggs effective as of February 19, 2002 (the Boggs agreement) under which he serves as our President. The Boggs agreement provides that Mr. Boggs will receive a base salary of not less than $400,000 per year. The board or the Compensation Committee will review his salary at least annually. In addition, Mr. Boggs is entitled to incentive compensation as determined by the board of directors or a board committee based upon achievement of targeted levels of performance and such other criteria as the board of directors or a committee establishes from time to time. In addition, our CEO, board or the Compensation Committee will annually consider Mr. Boggs’ performance and determine if any additional bonus is appropriate. Mr. Boggs may participate in our stock option plans and may receive health insurance for himself and his dependents, long-term disability insurance, use of an automobile owned or leased by us and other benefits.

The Boggs agreement has a term of two years and renews each day for an additional day until either party fixes the remaining term at two years, without further automatic extension, by giving written notice. We can terminate the Boggs agreement upon his death or disability or for cause, and Mr. Boggs can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. Under the Boggs agreement, a change in control means the occurrence during the term of the Boggs agreement of

(a)    an acquisition by any person, subject to certain exceptions, of 34% or more of the combined voting power of our voting securities;

(b)    a change in the composition of our board such that the members of our board of directors as of the date of our initial public offering (the “Incumbent Board”) cease to constitute at least a majority of our board; provided, however, that any new director that is approved by a vote of at least a majority of the Incumbent Board shall be considered a member of the Incumbent Board; provided further, that no director appointed in connection with a threatened or actual proxy contest by someone other than our board shall be considered to be a member of the Incumbent Board; or

(c)    approval by our shareholders of a merger, consolidation or reorganization (subject to a limited exception) or the complete liquidation or dissolution of the company or a sale of all or substantially all of our assets.

If our shareholders approve the merger, a change in control will be deemed to have occurred under Mr. Boggs’ employment agreement. If Mr. Boggs’ employment is terminated after a change in control (a) by us without cause or (b) by Mr. Boggs for any reason within either of the 90-day periods beginning on the 30th day or one-year anniversary of the change in control, we must pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of the 24 consecutive 30-day periods following the termination. In addition, we must continue the life insurance, disability, medical, dental and other benefits provided to Mr. Boggs and his dependents for the two-year period following termination. The total amount we would pay Mr. Boggs in this event would be approximately $1,700,000. Further, his outstanding options to purchase common stock would vest and become immediately exercisable and would remain exercisable for the remainder of their terms notwithstanding that he has left our employment.

Pursuant to the Boggs agreement, the board approved the G. Lynn Boggs Stock Option Plan on April 16, 2002, and granted Mr. Boggs options to purchase 150,000 shares of our common stock at an exercise price of $34.22 per share. Of these options, 50,000 vested on the date of grant, 50,000 vested on the first anniversary of the date of grant, and 50,000 vested on the second anniversary of the date of grant.

Fluitt Employment Agreement. On March 1, 2004, we entered into an employment agreement with Mr. Randy Fluitt (the Fluitt agreement) under which he serves as an Executive Vice President. The Fluitt agreement provides that Mr. Fluitt will receive a base salary of not less than $280,000 per year. Mr. Fluitt’s base salary may be increased upon a periodic review by the Chief Executive Officer or the President, which increase may require the approval of the Compensation Committee. The Fluitt agreement has a term of two years that renews automatically at the end of each term unless earlier terminated by us or Mr. Fluitt, or because of Mr. Fluitt’s death. Either party can terminate the Fluitt agreement, subject to provision of adequate notice and, if applicable, severance payments. If we terminate Mr. Fluitt’s employment without cause or if Mr. Fluitt terminates his employment with adequate justification or for any reason within a 90-day period beginning on the 30th day after a change in control, we must pay him all accrued compensation and bonus amounts, and we must pay him one twelfth of his annual base salary and bonus for the greater of the number of months remaining under the term of his agreement or 12 months. In addition, his outstanding options to purchase common stock would vest and become immediately exercisable for a period of thirty days. The Fluitt agreement also allows InterCept to elect to impose either a one-year or a two-year non-solicitation covenant following employment termination if Mr. Fluitt’s employment terminates for one of the reasons described above, provided that InterCept must pay to Mr. Fluitt one-year’s annual base salary (payable in 12 monthly installments) if the one-year covenant is imposed or two-years’ annual base salary (payable in 24 monthly installments) if the two-year covenant is imposed.

Under the Fluitt agreement, a change in control means the occurrence during the term of the Fluitt agreement of

(a)    an acquisition by any person, subject to certain exceptions, of 34% or more of the combined voting power of our voting securities;

(b)    a change in the composition of our board such that the members of our board of directors as of March 1, 2004 (the “Incumbent Board”) cease to constitute at least a majority of our board; provided, however, that any new director that is approved by a vote of at least a majority of the

Incumbent Board shall be considered a member of the Incumbent Board; provided further, that no director appointed in connection with a threatened or actual proxy contest by someone other than our board shall be considered to be a member of the Incumbent Board; or

(c)    approval by our shareholders of a merger, consolidation or reorganization (subject to a limited exception) or the complete liquidation or dissolution of the company or a sale of all or substantially all of our assets.

If our shareholders approve the merger, a change in control will be deemed to have occurred under Mr. Fluitt’s employment agreement. If Mr. Fluitt’s employment is terminated after a change in control (a) by us without cause or (b) by Mr. Fluitt for adequate justification (for example, as a result of our breach of the Fluitt agreement, a change of Mr. Fluitt’s position or relocation of his office), or for any reason within the 90-day period beginning on the 30th day after the merger, we must pay him all accrued compensation and bonus amounts, and we must pay him one twelfth of his annual base salary and bonus for the greater of the number of months remaining under the term of his agreement or 12 months. The total amount we would pay Mr. Fluitt if his employment were to be so terminated would be approximately $400,000 (assuming, for example, that his agreement is terminated on December 31, 2004). In addition, his outstanding options to purchase common stock would vest and become immediately exercisable for a period of thirty days notwithstanding that he has left our employment.

Meyerhoff Agreement. On February 1, 1998, we entered into an employment agreement with Scott R. Meyerhoff (the Meyerhoff agreement) under which he served as our Chief Financial Officer until the Meyerhoff agreement was amended effective April 1, 2004 as described below. The Meyerhoff agreement initially provided that Mr. Meyerhoff would receive a base salary of not less than $130,000 per year. Mr. Meyerhoff’s base salary could be increased upon a periodic review by the board of directors or a board committee. The Meyerhoff agreement had a term of one year that renewed automatically at the end of each term unless earlier terminated by us or Mr. Meyerhoff.

In April and May 2004, we amended the Meyerhoff agreement (the amended Meyerhoff agreement) whereby he resigned as of March 31, 2004 as our Senior Vice-President, Chief Financial Officer and Secretary. The amended Meyerhoff agreement provides that Mr. Meyerhoff is employed on a part-time basis to assist us with certain financial matters and the transition to a new chief financial officer. Pursuant to the amended Meyerhoff agreement, Mr. Meyerhoff will receive his current base salary, and his outstanding options to purchase common stock will continue to vest in accordance with the instruments governing those options. The amended Meyerhoff agreement has a term ending on December 31, 2004 unless earlier terminated because of the death or disability of Mr. Meyerhoff, or at his or our election. If we terminate Mr. Meyerhoff’s employment without cause before December 31, 2004, we must pay him a lump sum cash payment equal to the remaining compensation to which he would have been entitled had we employed him until December 31, 2004, and his outstanding options to purchase common stock would vest and become immediately exercisable. If the Meyerhoff Agreement is terminated before December 31, 2004 upon his death or disability, by us with cause, or by Mr. Meyerhoff, (a) all vesting of stock options granted to him shall cease on the termination date, and all options will terminate immediately, and (b) we will pay him all amounts earned or accrued through the termination date.

Perry Agreement. We entered into an employment agreement with John M. Perry effective as of December 20, 2002 (the Perry agreement) under which he served as the Chief Executive Officer of InterCept Payment Solutions until March 24, 2004, when the Perry agreement was terminated as described below. The Perry agreement provided that Mr. Perry would receive a base salary of not less than $400,000 per year. The board or the Compensation Committee would review his salary at least annually. In addition, Mr. Perry was entitled to incentive compensation with a target of 50% of base salary upon achievement of targeted levels of performance and such other criteria as the board of directors or a committee established from time to time. During the initial term of the Perry agreement, Mr. Perry was to receive a minimum bonus compensation of $100,000, which we agreed to pay to Mr. Perry in equal quarterly installments beginning April 1, 2003. Under the Perry agreement, Mr. Perry was eligible to participate in our stock option plans and receive health insurance for himself and his dependents, long-term disability insurance and other benefits.

The Perry agreement had a term of two years and provided that it would automatically renew for two consecutive two-year terms unless earlier terminated by written notice not less than 90 days prior to the end of the term. We could terminate the Perry agreement upon his death or disability or for or without cause. Mr. Perry could terminate his employment for or without adequate justification with 60 days notice and for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control. If Mr. Perry’s employment was terminated after a change in control (a) by us without cause or otherwise in breach of the Perry agreement or (b) by Mr. Perry for any reason, we were required to pay him all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for up to 24 consecutive 30-day periods following the termination. In addition, his outstanding options to purchase common stock were to vest and become immediately exercisable notwithstanding that he had left our employment.

Pursuant to the Perry agreement, the board granted Mr. Perry options to purchase 150,000 shares of our common stock at an exercise price of $16.56 per share. Of these options, 50,000 vested on the date of grant, 50,000 vested on the first anniversary of the date of grant, and 50,000 would have vested on the second anniversary of the date of grant if Mr. Perry had remained an employee.

On March 24, 2004, we entered into a mutual release with Mr. Perry. Under the Perry release, we paid Mr. Perry $500,000 consisting of a bonus of $400,000 related to the sale of our merchant services division and a pro-rata annual bonus of $100,000. Pursuant to the Perry release, we fully released Mr. Perry, and Mr. Perry fully released us, from any and all legal or administrative proceedings with respect to any matter whatsoever relating to the Perry agreement and Mr. Perry’s performance of services thereunder, occurring or taking place on or before March 24, 2004. Notwithstanding the Perry release, the provisions of the Perry agreement relating to protection of trade secrets and confidential information and non-solicitation and related matters remain in effect. Also under the Perry release, we agreed to indemnify Mr. Perry against any third-party claims brought against us, where Mr. Perry is named as a party to the claim. Mr. Perry’s options expired on April 23, 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2003 and until February 2004, our Compensation and Stock Option Committee was composed of Jon R. Burke, Boone A. Knox and John D. Schneider, Jr. The current members of our Compensation and Stock Option Committee are Mr. Schneider, Arthur G. Weiss and Mark Hawn. During 2003:

•	none of our other executive officers was a director of another entity where one of that entity’s executive officers served on InterCept’s Compensation and Stock Option Committee,

•	no member of the Compensation and Stock Option Committee was an officer or employee of InterCept or any of its subsidiaries,

•	no member of the Compensation and Stock Option Committee entered into any transaction with InterCept in which the amount involved exceeded $60,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on InterCept’s Compensation and Stock Option Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on InterCept’s board.

During 2003, our Compensation and Stock Option Committee did not meet. John W. Collins, our Chairman and Chief Executive Officer, and Lynn Boggs, our President and Chief Operating Officer, participated in informal discussions with our board regarding executive officer compensation.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of our previous or future SEC filings that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

During 2003 and until February 2004, our Compensation and Stock Option Committee was composed of Jon R. Burke, Boone A. Knox and John D. Schneider, Jr. The Committee did not meet in 2003, nor did it meet in 2004 before the resignations of Mr. Burke and Mr. Knox effective February 13, 2004.

We did not award a bonus to any executive officer for 2003 performance. John W. Collins, our Chief Executive Officer, continued to receive in 2003 the same base salary of $500,000 per annum that was in effect at the end of 2002. Lynn Boggs, our President and Chief Operating Officer, received in 2003 a $60,000 increase in his base salary per year, to $460,000. Scott R. Meyerhoff, who served as our Chief Financial Officer until March 31, 2004, received in 2003 a $25,000 increase in his base salary per year, to $325,000. Randy Fluitt, our Executive Vice President, received in 2003 a $35,000 increase in his base salary per year, to $260,000. Our board has approved these salary increases as well as those given to six other executive officers in 2003.

We granted no options to executive officers in 2003, although Mr. Collins received options related to his service as a director on the same basis as other directors.

The current members of our Compensation and Stock Option Committee are John D. Schneider, Jr., Arthur G. Weiss and Mark Hawn. Given the new corporate governance requirements of the Nasdaq Stock Market, our Board adopted a Compensation and Stock Option Committee Charter on April 4, 2004. You can view this charter on our website at www.intercept.net under Investor Relations – Investor Information – Corporate Governance. (We also attached this charter as Annex D to our definitive proxy materials dated June 1, 2004.)

Under our charter, the Committee reviews and determines our executive compensation objectives and policies. The Committee also reviews and sets the compensation of our Chief Executive Officer and our other executive officers.

The objectives of our executive compensation program are: (a) to attract, retain and motivate highly talented and productive executives; (b) to provide incentives for superior performance by paying above-average compensation; and (c) to align the interests of the executive officers with the interests of our shareholders by basing a significant portion of their compensation upon our performance. Our executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary (including cash provided for automobile allowances); bonus; and long-term incentive compensation consisting of stock option grants. Each component of our executive compensation program is intended to serve a specific purpose in meeting our objectives.

Our policy is to set base salary levels, bonuses and long-term incentive compensation above an industry average. We select comparison corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensating information. These other corporations are not necessarily those included in the indices used to compare the shareholder return in the Stock Performance Graph. Further, the corporations selected for comparison may vary from year to year based upon market conditions and changes in both the selected corporations’ businesses and our business over time. We believe that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of our business.

Base salary. The Committee reviews the salaries of our executives annually. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, the individual executive’s performance and our performance.

The measures of individual performance considered in setting salaries included, to the extent applicable to an individual executive officer, a number of factors such as our historical and recent financial performance in the principal area of responsibility of the officer (including measures such as gross margin, net income, sales, customer count and market share), the individual’s progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to our success. The Committee does not intend to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Bonus. Our cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when those objectives are met. Executives’ bonus payments are based upon our overall profitability.

Long-term incentive compensation. We believe that option grants: (a) align executive interests with shareholder interests by creating a direct link between compensation and shareholder return; (b) give executives a significant, long-term interest in our success; and (c) help retain key executives in a competitive market for executive talent.

Benefits. We believe that we must offer a competitive benefit program to attract and retain key executives.

Pay Deductible Limit. Under Section 162(m) of the Internal Revenue Code and federal tax regulations, public companies are prohibited from receiving a tax deduction for compensation in excess of

$1 million paid to the chief executive officer or any of the four other most highly compensated executive officers for any fiscal year. The prohibition does not apply to certain performance based compensation. We take into consideration this compensation deductibility limit in structuring our compensation programs and in determining executive compensation. At this time, our applicable executive officer compensation does not exceed $1 million, and we do not expect that it is likely to be affected by these nondeductibility rules in the near future.

Submitted by:	Arthur G. Weiss
John D. Schneider, Jr.
Mark Hawn

STOCK PERFORMANCE GRAPH

The chart below compares the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and the Nasdaq Computer and Data Processing Services Index for the period commencing December 31, 1998 and ending December 31, 2003, assuming an investment of $100 and the reinvestment of any dividends. Our common stock was traded on the American Stock Exchange until Friday, March 26, 1999. On Monday, March 29, 1999, our common stock began trading on the Nasdaq National Market. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. To the best of our knowledge, all required filings in 2003 were properly made in a timely fashion. In making the above statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

SECURITY OWNERSHIP

The following table provides certain information as of September 15, 2004 regarding the beneficial ownership of our common stock by: (a) each of our directors; (b) each named executive officer (other than Mr. Meyerhoff, who is no longer an officer, and Mr. Perry, who is no longer an officer or employee); (c) each person known to us to be the beneficial owner of more than 5% of our common stock; and (d) all of our directors and executive officers as a group. The information in the table is based on information from the named persons regarding their ownership of our common stock, except that information regarding 5% owners other than Mr. Collins is based on Schedules 13G filed with the SEC in February 2004 by those entities, provided that information about JANA Partners LLC is based on a Schedule 13D it filed in September 2004. Unless otherwise indicated, each of the holders listed below has sole voting power and investment power over the shares beneficially owned and each person listed below as one of our executive officers or directors has an address in care of our principal office. The table also includes information regarding the ownership of our Series B preferred stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that the person or group has the right to acquire within 60 days after September 15, 2004 or with respect to which the person otherwise has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons on a given date, shares which that person or group has the right to acquire within 60 days after that date are deemed to be outstanding for purposes of computing the percentage for that person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group. The Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exercising options. The numbers shown in the Vested Options column include options that were vested as of September 15, 2004 and options that are scheduled to vest during the 60 days following September 15, 2004. On September 15, 2004, the following securities were outstanding: (a) 20,786,207 shares of our common stock, (b) 100,000 shares of our Series B preferred stock, and (c) options to purchase 3,500,234 shares of common stock.

Name	Shares Owned	Vested Options	Shares Beneficially Owned	%
Common Stock

John W. Collins (1)	959,568	1,151,036	2,110,604	9.6
G. Lynn Boggs	0	200,000	200,000	*
Randy Fluitt	6,271	150,000	156,271	*
Mark Hawn	0	11,667	11,667	*
Kevin J. Lynch	0	11,667	11,667	*
John D. Schneider, Jr.	10,005	45,001	55,006	*
J. Daniel Speight	415	11,667	11,667	*
Glenn W. Sturm	275,472	56,667	332,139	1.6
James A. Verbrugge	0	11,667	11,667	*
Marc Weisman	0	11,667	11,667	*
Arthur G. Weiss	0	11,667	11,667	*
Perry Corp (2)	1,602,500	0	1,602,500	7.7
Tiger Technology Management (3)	1,477,000	0	1,477,000	7.1
Dimensional Fund Advisors, Inc. (4)	1,263,216	0	1,263,216	6.1
JANA Partners LLC (5)	1,982,237	0	1,982,237	9.5
All directors and executive officers as a group (17 persons)	1,723,775	1,913,706	3,687,481	16.0

Series B Preferred Stock

Sprout Capital IX, L.P. (6)	99,400	—	99,400	99.4

(Footnotes are on following page.)

*	Indicates less than 1%.
(1)	Shares owned includes 100,000 shares owned by Progeny Management, L.L.L.P., the limited partner of which is a limited liability company whose sole member is Mr. Collins.

(2)	Reflects the securities beneficially owned by the Private Clients and Asset Management business group of Perry Corp and its subsidiaries and affiliates. The address of Perry Corp is 599 Lexington Avenue, New York, New York 10022. Of these shares, (a) Perry Corp has sole voting power over 1,602,500 shares and sole dispositive power over 1,602,500 shares.

(3)	Reflects the securities beneficially owned by the Private Clients and Asset Management business group of Tiger Technology Management, L.L.C. and its subsidiaries and affiliates. The address of Tiger Technology Management, L.L.C. is 101 Park Avenue, 48th Floor, New York, New York 10178. Of these shares, (a) Charles P. Coleman III has sole voting power over 1,477,000 shares and sole dispositive power over 1,477,000 shares; (b) Tiger Technology Management, L.L.C. has sole voting power over 1,477,000 shares and sole dispositive power over 1,477,000 shares; (c) Tiger Technology Performance, L.L.C. has sole voting power over 1,232,819 shares and sole dispositive power over 1,232,819 shares; and (d) Tiger Technology, L.P. has sole voting power over 1,203,059 shares and sole dispositive power over 1,203,059 shares.

(4)	Dimensional Fund Advisors Inc. (“Dimensional”), 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,236,216 shares of the outstanding common stock of as a result of acting as investment adviser to various investment companies (funds) registered under Section 8 of the Investment Company Act of 1940. Dimensional has sole voting power and sole dispositive power over 1,236,216 shares.

(5)	JANA Partners LLC, 201 Post Street, Suite 1000, San Francisco, California 94108, a private money management firm, is the beneficial owner of 1,982,237 shares of the outstanding common stock through various accounts under its management and control. JANA Partners LLC has sole voting power and sole dispositive power over 1,982,237shares.

(6)	The address of Sprout Capital IX, L.P. is 3000 Sand Hill Road, Building Three, Suite 170, Menlo Park, CA 94025. As disclosed in a Current Report on Form 8-K filed June 25, 2004, on June 23, 2004 we exchanged shares of a new Series B preferred stock for the outstanding shares of Series A preferred stock.

INFORMATION RELATED TO SETTLEMENT OF PROXY CONTEST WITH JANA

On April 12, 2004, JANA Partners LLC publicly announced its intention to nominate and solicit proxies for an opposition slate of four directors for election to our board of directors at our 2004 annual meeting of shareholders. We disputed JANA’s contention that four, rather than two, directors were up for election at the 2004 annual meeting. We subsequently engaged in litigation with JANA in the Superior Court of Gwinnett County, Georgia and in the United States District Court for the Northern District of Georgia, Atlanta Division. On April 29, 2004, after a ruling by the U.S. District Court, JANA announced that it planned to nominate only two individuals for election at the 2004 annual meeting. On May 3, 2004, JANA delivered three proposals to us regarding the amendment of our bylaws, indicating that it intended to present each of these proposals at the annual meeting. Further litigation ensued.

On June 11, 2004, we issued a press release announcing that we would explore strategic alternatives to enhance shareholder value, including a possible sale of the company, and had retained Jefferies & Company, Inc. as our financial advisor to assist us in doing so. In addition, the press release announced that we had agreed with JANA to settle our proxy contest and pending litigation and to jointly support a panel of director nominees for election at the 2004 annual meeting of our shareholders.

The press release included the following quote from John W. Collins, Chairman and Chief Executive Officer of InterCept, “Based on recent strong levels of interest from prospective purchasers and feedback provided by some of our shareholders, we believe that an exploration of strategic alternatives at this time is in the best interest of the company. To avoid the distraction of a proxy fight and improve our ability to achieve maximum value for our shareholders, we have settled our dispute with JANA. We look forward to working with JANA to enhance value for all InterCept shareholders.”

In our June 11, 2004 settlement agreement with JANA, we agreed with JANA that, on or before June 24, 2004, we would increase the size of our board of directors from six to nine members, and that Kevin J. Lynch and Marc Weisman, two nominees proposed by JANA, would be elected to fill the newly-created Class II and III director seats. We also agreed to jointly support an independent director to fill the newly-created Class I board seat. We agreed to dismiss the litigation pending in the United States District Court for the Northern District of Georgia, Atlanta Division, relating to the conduct of the 2004 annual meeting. We agreed to reimburse JANA for up to $750,000 of its expenses if the shareholders approve a sale of the company. We also agreed to hold our 2005 annual meeting, if necessary, not later than April 15, 2005.

On June 23, 2004, in accordance with the settlement agreement, our board of directors increased the size of the board from six to nine members and filled the three vacant seats created by the expansion by electing as directors Kevin J. Lynch and Marc Weisman, the two nominees proposed by JANA, and J. Daniel Speight.

Subsequently, on September 8, 2004, we signed a side letter with JANA agreeing that, upon the effectiveness of the merger described in Proposal No. 1 above, certain covenants in our June 11, 2004 settlement agreement would terminate, provided that we reimburse JANA for its expenses as required in the settlement agreement. The covenants to be terminated relate to our 2004 and 2005 annual meetings, our evaluation of strategic alternatives and expansion of our board of directors.

INDEPENDENT AUDITORS

Deloitte & Touche LLP has served as our independent auditors since July 2002. Previously, Arthur Andersen LLP had served as our independent public accountants from 1997 until July 18, 2002, when we dismissed Andersen as our independent public accountants. Our board of directors approved the decision to dismiss Andersen, upon recommendation of the Audit Committee.

Because Andersen was dismissed during the year 2002, Andersen did not issue a report on our financial statements for 2002 or 2003. During 2002 through the date of our dismissal of Andersen, there were:

(a)    no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements for those years; and

(b)    no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Andersen with a copy of the foregoing disclosure and requested that they furnish a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements. A representative from Andersen advised us that Andersen is no longer in a position to provide letters relating to its termination as a former audit client’s independent public accountant and that Andersen’s inability to provide such letters has been discussed with the SEC staff.

As of July 18, 2002, we engaged Deloitte & Touche to serve as our new independent auditors for the 2002 fiscal year. During each of fiscal year 2000 and fiscal year 2001 and through the date of our engagement of Deloitte & Touche, we did not engage Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

One or more representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors/Public Accountants

As noted above, Deloitte & Touche has served as our independent auditors since July 18, 2002. Previously, Andersen had served as our independent public accountants from 1997 until that date.

Audit Fees.

Audit Fees for 2003. Deloitte & Touche billed aggregate fees of $430,912 for professional services rendered for the audit of our 2003 annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year.

Audit Fees for 2002. Andersen billed us $7,500 during the first quarter of 2002 for professional services related to the then-planned audit of our annual financial statements for the 2002 year, and for the reviews of the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of 2002. Deloitte & Touche billed aggregate fees of $245,300 for professional services rendered for the audit of our 2002 annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2002.

Audit-Related Fees.

Audit-Related Fees for 2003. Deloitte & Touche billed aggregate fees of $23,000 for professional services rendered that were reasonably related to the performance of the audit of our 2003 financial statements, but which are not reported above. These fees relate primarily to the audits of employee benefit plans.

Audit-Related Fees for 2002. Andersen billed aggregate fees of $140,970 for professional services rendered that were reasonably related to the performance of the audit of our 2002 financial statements, but which are not reported above. These other fees relate primarily to due diligence and audit activities associated with businesses we acquired in 2001 and 2002. Deloitte & Touche billed aggregate fees of $169,175 for professional services reasonably related to the performance of the audit of our 2002 financial statements, but which are not reported in the previous paragraph. These fees relate primarily to the audits of employee benefit plans and additional due diligence and audit activities associated with businesses we acquired in 2002.

Tax Fees.

Tax Fees for 2003. Deloitte & Touche billed aggregate fees of $185,685 for professional services rendered related to tax compliance, tax advice, and tax planning for 2003. These fees included $77,905 in tax compliance fees for services including review of federal returns, sales and use tax outsourcing, preparation of taxability matrix for sales taxes, and preparation of returns for the employee benefit plans, and $107,780 related to tax consulting for federal and state tax advice on the structuring of the disposition of our merchant services division.

Tax Fees for 2002. Andersen billed aggregate fees of $43,645 for professional services rendered related to tax compliance, tax advice, and tax planning for 2002. Deloitte & Touche billed aggregate fees of $20,975 for professional services rendered related to tax compliance, tax advice, and tax planning for 2002.

All Other Fees.

All Other Fees for 2003. For 2003, Deloitte & Touche billed us no fees other than for the services described above.

All Other Fees for 2002. The aggregate fees billed by Deloitte & Touche for services rendered to us during 2002, other than for the services described above, were $58,164. These other fees relate primarily to audit activities related to valuation analysis of acquired businesses. For 2002, Andersen billed us no fees other than for the services described above.

Our Audit Committee has decided not to adopt a pre-approval policy for services performed by our independent auditors. Instead, as permitted by applicable law, our Audit Committee approves the engagement of our independent auditors to render audit or non-audit services before each such engagement. Our Audit Committee may, however, adopt a pre-approval policy in the future if it deems a pre-approval policy to be appropriate for us. Our Audit Committee did not rely upon the exception to the pre-approval requirements provided in SEC Rule 2-01(c)(7)(i) for non-audit services constituting no more than 5% of the amount we paid to Deloitte & Touche in 2003.

SUBMISSION OF SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

We have agreed with JANA that we will hold our 2005 annual meeting of shareholders on or before April 15, 2005. Under SEC rules, given the date on which we are distributing our proxy materials for the 2004 annual meeting, shareholders would have to deliver to us by June 9, 2005 any proposal that they may desire to have included in our proxy materials with respect to our 2005 annual meeting of shareholders. If our shareholders approve the merger and it is consummated, however, we will not hold a 2005 annual meeting. If the merger is not approved and consummated, and if we hold 2005 annual meeting before April 15, 2005 as required under our agreement with JANA, we will give notice of the meeting date a reasonable time before we begin to print and mail our proxy materials.

Furthermore, under our bylaws, given the date on which we are holding the 2004 annual meeting, we would be required to receive any proposal that a shareholder may desire to make at our 2005 annual meeting (but not to have the proposal included in our 2005 proxy materials), no earlier than August 10, 2005 and no later than September 9, 2005. If our shareholders approve the merger and it is consummated, however, we will not hold a 2005 annual meeting. If the merger is not approved and consummated, however, we will amend our bylaws to give shareholders a reasonable time before the 2005 annual meeting to submit proposals for that meeting. In that event, we will give notice of the revised deadlines under our bylaws. If we do hold a 2005 annual meeting of shareholders, any proposals must be submitted in writing to our corporate Secretary at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071.

COPIES OF EXHIBITS

Included with our proxy materials is a copy of our 2003 annual report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Carole Collins, our Assistant Secretary, 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071.

OTHER BUSINESS

The board of directors does not know of any other matters to be presented for action by the shareholders at the annual meeting. If, however, any other matters not now known are properly brought before the annual meeting, the persons named in the proxy card will vote such proxy on such matters in their discretion.

By Order of the Board of Directors

John W. Collins
Chairman of the Board

APPENDIX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

FIDELITY NATIONAL FINANCIAL, INC.,

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

FUSCIA MERGER SUB, INC.

and

INTERCEPT, INC.

Dated as of September 8, 2004

i

ii

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of September 8, 2004 (as amended, this “Agreement”) among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“FNIS”), FUSCIA MERGER SUB, INC., a Georgia corporation and a wholly owned subsidiary of FNIS (“Merger Sub”), and INTERCEPT, INC., a Georgia corporation (the “Company”),

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), Parent, FNIS and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on September 8, 2004, Parent, FNIS, Merger Sub and the Company entered into that certain Agreement and Plan of Merger (the “Original Merger Agreement”) pursuant to which the parties agreed, subject to the covenants, conditions and agreements therein, to complete the Merger;

WHEREAS, pursuant to Article 3A of the Original Merger Agreement, Parent has elected to pay the entire Per Share Merger Consideration (as defined below) in cash rather than partly in cash and partly in shares of Parent common stock;

WHEREAS, Article 3A of the Original Merger Agreement provided that if Parent elected to pay the entire Per Share Merger Consideration in cash, then Parent, FNIS, Merger Sub and the Company would revise the Original Merger Agreement accordingly;

WHEREAS, the board of directors of the Company (1) has approved, and deems it advisable and in the best interests of the Company and its shareholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (2) has recommended the approval of the Merger and the adoption of this Agreement by the shareholders of the Company;

WHEREAS, the boards of directors of Parent, FNIS and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, simultaneously with the execution and delivery of the Original Merger Agreement and as a condition and inducement to the willingness of Parent, FNIS and Merger Sub to enter into the Original Merger Agreement, Parent and certain shareholders of the Company (each a “Significant Shareholder”) entered into agreements (each a “Shareholder’s Agreement”) pursuant to which the Significant Shareholders agreed to vote to adopt this Agreement and to take other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in such Shareholder’s Agreements;

WHEREAS, pursuant to the Merger, (i) each outstanding share of common stock, no par value, of the Company (the “Company Common Stock”), other than shares owned by Parent, FNIS, Merger Sub or the Company, shall be converted into the right to receive the Per Share Merger Consideration; and (ii) each outstanding share of common stock of Merger Sub, no par value per share, shall be converted into one share of the common stock of the Surviving Corporation, no par value per share;

WHEREAS, to induce Parent, FNIS and Merger Sub to enter into the Original Merger Agreement, simultaneously with the execution of the Original Merger Agreement, an officer of the Company entered into an agreement not to compete with the Surviving Corporation and Parent;

WHEREAS, in light of the election of Parent to pay the entire Per Share Merger Consideration in cash, the parties hereto have agreed to amend the Original Merger Agreement to eliminate the consideration in the form of Parent common stock, the Affiliate Agreements (as defined in the Original Merger Agreement), and the provisions regarding the registration statement that would have been filed with respect to consideration in the form of Parent common stock; and to revise or delete any other provisions of the Original Merger Agreement as are necessary and appropriate to reflect the foregoing election;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, FNIS, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms used in this Agreement shall have the following respective meanings:

“1994 Plan” means the Company’s 1994 Stock Option Plan.

“1996 Plan” means the Company’s 1996 Stock Option Plan.

“2002 Plan” means the Company’s 2002 Stock Option Plan.

“Acquisition Plan” means the Company’s 2002 Acquisitions Stock Option Plan.

“Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such specified Person.

“Agreement” is defined in the preamble.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Boggs Plan” means the Company’s G. Lynn Boggs Stock Option Plan.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the Cities of Atlanta, Georgia or Jacksonville, Florida.

“Cash Consideration” is defined in Section 3.01(a)(2).

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Certificates” is defined in Section 3.02(b).

“Closing” is defined in Section 2.02.

“Closing Date” is defined in Section 2.02.

“Code” is defined in the preamble.

“Company” is defined in the preamble.

“Company Balance Sheet” is defined in Section 4.07(b).

“Company Beneficiary” is defined in Section 4.11(a)(1).

“Company Benefit Plans” is defined in Section 4.11(a)(1).

“Company Board Approval” is defined in Section 4.20(a).

“Company Common Shareholder Approval” is defined in Section 4.04.

“Company Common Stock” is defined in the preamble.

“Company Confidential Information” is defined in Section 4.15(d).

“Company Contract” is defined in Section 4.12.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent, FNIS and Merger Sub concurrently with the execution and delivery of this Agreement, dated as of the date of this Agreement and certified by a duly authorized officer of the Company.

“Company Financial Advisor” means Jefferies & Company, Inc.

“Company Financial Statements” is defined in Section 4.07(b).

“Company Intellectual Property” is defined in Section 4.15(c).

“Company Material Adverse Effect” means any material adverse effect on (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) the ability of the Company to perform its obligations hereunder and consummate the Merger in a timely manner; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (1) any changes affecting the industry in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and the Company Subsidiaries, taken as a whole; (2) any changes in general economic conditions or the capital markets (including those caused by acts of war or terrorism) that do not disproportionately impact in any material respect the Company and the Company Subsidiaries, taken as a whole; (3) the taking of any action to which Parent has given its written consent; (4) any adverse effect that the Company can demonstrate was primarily attributable to the transactions contemplated by this Agreement or to the public announcement of the pendency of the transactions contemplated hereby (provided that the exception in this clause (4) shall not be used to excuse a breach of a representation or warranty of the Company contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement); or (5) any changes or effects resulting from the actions of Parent, to the extent such actions are not required by this Agreement.

“Company Permits” is defined in Section 4.06.

“Company Preferred Stock” is defined in Section 4.03(a).

“Company Purchase Plan” is defined in Section 3.04(c).

“Company SEC Reports” is defined in Section 4.07(a).

“Company Shareholders’ Meeting” is defined in Section 7.01(a).

“Company Stock Options” means all options to acquire Company Common Stock outstanding immediately prior to the Effective Time under the Company Stock Option Plans.

“Company Stock Option Plans” means the Company’s 1994 Plan, the 1996 Plan, the Acquisition Plan, the 2002 Plan and the Boggs Plan.

“Company Subsidiaries” means each and every Subsidiary of the Company.

“Company’s Expense Reimbursement” is defined in Section 9.05(d).

“Competing Transaction” means any of the following (other than the Merger and the other transactions contemplated by this Agreement): (1) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X); (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (3) a tender offer or exchange offer for, or an offer to purchase directly from the Company or any

Company Subsidiary, 15% or more of the outstanding voting securities of or other equity interests in the Company or any such significant Subsidiary; or (4) any solicitation in opposition to adoption by the Company’s shareholders of this Agreement.

“Credit Facility” means that certain Credit Agreement dated September 19, 2003, as amended, by and among the Company, Bank of America, N.A., each of the lenders signatory thereto and each of the guarantors signatory thereto.

“D&O Insurance” is defined in Section 7.06(c).

“Dissenting Shares” means Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who have demanded payment for such Shares in accordance with Article 13 of the GBCC.

“DOL” means the Department of Labor.

“Effective Time” is defined in Section 2.02.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, guidance document, code or order, and any enforceable governmental, judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, directive or judgment, or any subsequent amendments thereto including those imposed by a party authorized to act on behalf of a Governmental Entity, relating to Hazardous Materials or protection of the environment (including indoor and ambient air, groundwater and soil) or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license, certificate and other authorization and pending applications required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Exchange Agent” means Continental Stock Transfer & Trust Co. or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company.

“Exchange Fund” is defined in Section 3.02(a).

“Exchange Ratio” means (x) $18.90 divided by (y) the Parent Market Price.

“Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“FNIS” is defined in the preamble.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GBCC” is defined in the preamble.

“Georgia Certificate of Merger” is defined in Section 2.02.

“Governmental Entity” means any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority.

“Hazardous Materials” means (1) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (2) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” is defined in Section 7.06(b).

“Intellectual Property” is defined in Section 4.15(c).

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any matter in question, the actual knowledge of such matter, and such knowledge as a reasonable Person in similar circumstances would have upon reasonable inquiry, of (A) with respect to the Company, its Chief Executive Officer, its President and Chief Operating Officer, its General Counsel and its Treasurer, and (B) with respect to Parent, its Chief Executive Officer, its Chief Financial Officer, its Executive Vice President – Corporate Finance and its Senior Vice President/Associate General Counsel.

“Law” means any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree.

“Legal Proceeding” is defined in Section 4.10.

“Liens” is defined in Section 4.14(b).

“Marks” is defined in Section 4.15(c).

“Maximum Amount” is defined in Section 7.06(c).

“Merger” is defined in the preamble.

“Merger Sub” is defined in the preamble.

“Non-Disclosure Agreement” means the Letter Agreement dated December 9, 2003 between the Company and Parent.

“Notice of Superior Proposal” is defined in Section 7.01(c).

“Order” is defined in Section 8.01(c).

“Owned Company Intellectual Property” is defined in Section 4.15(f).

“Parent” is defined in the preamble.

“Parent Authorized Preferred Shares” is defined in Section 5.03(a).

“Parent Balance Sheet” is defined in Section 5.06(b).

“Parent Board Approval” is defined in Section 5.10(a).

“Parent Common Shares” means shares of Parent’s authorized common stock, par value $0.0001 per share.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Employee Benefit Plans” is defined in Section 5.18.

“Parent Financial Statements” is defined in Section 5.06(b).

“Parent Intellectual Property” is defined in Section 5.17.

“Parent Market Price” means the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common Shares have traded ending on (and including) the trading day one day prior to the Effective Time, as reported on the Parent Stock Market (with such average being calculated using the “simple average” methodology).

“Parent Material Adverse Effect” means any material adverse effect on (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (B) the ability of Parent, FNIS or Merger Sub to perform its obligations hereunder and consummate the Merger in a timely manner; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (1) any changes affecting the industry in which Parent and the Parent Subsidiaries operate that do not have a disproportionate impact in any material respect on the Parent and the Parent

Subsidiaries, taken as a whole; (2) any changes in general economic conditions or the capital markets (including those caused by acts of war or terrorism) that do not disproportionately impact in any material respect Parent and the Parent Subsidiaries, taken as a whole; (3) the taking of any action to which the Company has given its written consent; (4) any adverse effect that Parent can demonstrate was primarily attributable to the transactions contemplated by this Agreement or to the public announcement of the pendency of the transactions contemplated hereby (provided that the exception in this clause (4) shall not be used to excuse a breach of a representation or warranty of Parent contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement); or (5) changes or effects resulting from the actions of the Company, to the extent such actions are not required by this Agreement.

“Parent SEC Reports” is defined in Section 5.06(a).

“Parent Stock Market” means the New York Stock Exchange.

“Parent Stock Options” is defined in Section 5.03(b).

“Parent Stock Option Plans” is defined in Section 5.03(b).

“Parent’s Expense Reimbursement” is defined in Section 9.05(d).

“Parent Subsidiaries” means each and every Subsidiary of Parent.

“Payee” is defined in Section 9.05(f).

“Payor” is defined in Section 9.05(f).

“Per Share Merger Consideration” is defined in Section 3.01(a)(2).

“Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity; or any government, political subdivision, agency or instrumentality of a government.

“Proxy Statement” is defined in Section 7.01(a).

“Representatives” is defined in Section 7.03(a).

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” is defined in Section 7.18.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Shares” is defined in Section 3.01(a)(2).

“Shareholder’s Agreement” is defined in the preamble.

“Significant Shareholders” is defined in the preamble.

“Software” is defined in Section 4.15(j).

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” is defined in Section 7.04(b).

“Surviving Corporation” is defined in the preamble.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes (domestic or foreign) including: (1) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any estimated tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (2) any liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof; and (3) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Tax Returns” means all material Tax returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Closing.

“Terminating Company Breach” is defined in Section 9.01(d).

“Terminating Parent Breach” is defined in Section 9.01(f).

“Termination Fee” is defined in Section 9.05(d).

“Waiting Period” is defined in Section 7.01(c).

ARTICLE 2

THE MERGER

SECTION 2.01         The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a wholly owned Subsidiary of FNIS.

SECTION 2.02         Effective Time; Closing. As promptly as practicable and in no event later than the second Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall file, in order to consummate the Merger, a certificate of merger with the Secretary of State of the State of Georgia (the “Georgia Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the GBCC. The Merger shall become effective at such time as the Georgia Certificate of Merger is filed with the Secretary of State of the State of Georgia (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”). Immediately prior to the filing of the Georgia Certificate of Merger, a closing (the “Closing”) will be held at the offices of Nelson Mullins Riley & Scarborough LLP, 999 Peachtree Street, 14th Floor, Atlanta, Georgia 30309 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03         Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC.

SECTION 2.04         Articles of Incorporation; Bylaws.

(a)    At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety to contain the provisions set forth in the articles of incorporation of Merger Sub, except that Article One thereof shall be amended to read as follows: “The name of the corporation is InterCept, Inc.” As so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the GBCC.

(b)    At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub, until thereafter amended in accordance with the GBCC.

SECTION 2.05         Directors and Officers.

(a)    At the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.

(b)    At the Effective Time, the officers of the Surviving Corporation shall be the individuals set forth on Schedule 2.05(b) of the Parent Disclosure Letter until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01         Conversion of Securities.

(a)     Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, FNIS, Merger Sub, the Company or the holders of any of the following securities:

(1)     Each issued and outstanding share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock pursuant to, and at the conversion price, set forth in the Company Preferred Stock designation.

(2)     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including those shares of Company Common Stock resulting from the conversion of the Company Preferred Stock in accordance with Section 3.01(a)(1) (all such issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares,” other than any Shares to be canceled pursuant to Section 3.01(a)(3) and any Dissenting Shares), shall be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $18.90 in cash (the “Cash Consideration”). The Cash Consideration on a per share basis is also referred to herein as the “Per Share Merger Consideration.” At the Effective Time, each Share shall cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive cash in accordance with this Section 3.01.

(3)     Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(4)     All shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into fully-paid and nonassessable shares of common stock, no par value, of the Surviving Corporation.

(b)     Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Cash Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

SECTION 3.02         Exchange of Certificates.

(a)     Exchange Agent. Promptly following the Effective Time, Parent shall enter into an agreement (reasonably satisfactory to the Company and reflecting the terms hereof) with the Exchange Agent. Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article 3 through the Exchange Agent, the amount of cash payable pursuant to Section 3.01 as of the Effective Time (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. Except as contemplated by Section 3.02(d) hereof, the Exchange Fund shall not be used for any other purpose.

(b)     Exchange Procedures. As promptly as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (1) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder) pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the amount of cash to which such holder is entitled pursuant to Section 3.01 may be delivered to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender that amount of cash to which such holder is entitled pursuant to Section 3.01.

(c)     No Further Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d)     Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for the cash to which they are entitled pursuant to Section 3.01. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)     No Liability. To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)     Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

(g)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holder thereof is entitled pursuant to Section 3.01.

SECTION 3.03         Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be canceled in exchange for the amount of the cash to which the holders thereof are entitled pursuant to Section 3.01.

SECTION 3.04         Company Stock Options.

(a)     (1) Immediately prior to the Effective Time, all options to acquire Company Common Stock then outstanding (the “Company Stock Options”), whether or not exercisable and whether or not vested, under the Company Stock Option Plans shall vest; and (2) at the Effective Time, Parent shall assume each of the Company Stock Option Plans and the Company Stock Options. Each Company Stock Option granted under the 1994 Plan, the 1996

Plan, the Acquisition Plan, the 2002 Plan and the Boggs Plan shall terminate 90 days after the Effective Time unless sooner terminated in accordance with its terms; provided, however, that the Company Stock Options disclosed in Schedule 3.04(a) of the Company Disclosure Letter shall not terminate as of such 90th day but shall continue in effect for the period provided in the applicable stock option agreements, employment agreements and change in control agreements listed in such schedule. Subject to the proviso in the preceding sentence, each Company Stock Option assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, except that (A) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Common Shares (rounded up to the nearest whole share) equal to (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Exchange Ratio; and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to (x) the exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time divided by (y) the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Option Plans and shall provide any necessary notices to give effect to the foregoing provisions of this Section 3.04. Except to the extent accelerated vesting would adversely affect the qualification of a Company Stock Option as an incentive stock option as defined in Section 422 of the Code, it is the intention of the parties that each Company Stock Option assumed by Parent shall qualify following the Effective Time as an incentive stock option to the extent permitted under Section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time.

(b)     As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall deliver to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Company Stock Option assumed by Parent under this Section 3.04 an appropriate notice setting forth such holder’s rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.04 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Company Stock Options assumed pursuant to this Section 3.04. As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) that will register the Parent Common Shares subject to assumed Company Stock Options to the extent permitted by federal securities laws and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all reasonable best efforts to cause the Parent Common Shares subject to assumed Company Stock Options to be listed on the Parent Stock Market and such exchanges as Parent shall determine.

(c)     Outstanding purchase rights under the Company’s Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be exercised upon the earlier of (1) the next regularly scheduled purchase date under the Company Purchase Plan after the date hereof or (2) immediately prior to the Effective Time (the earlier of (1) and (2), the “CPP Suspension

Date”), and each participant in the Company Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Company Purchase Plan in effect as of the date hereof. Each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive cash in accordance with Section 3.01. The Company shall cause the Company Purchase Plan to be suspended as of the CPP Suspension Date and terminated as of the Effective Time. The Company shall take all action necessary to prohibit Persons who are not participants in the Company Purchase Plan as of the date hereof from becoming participants on or after the date hereof, and to prohibit participants from increasing their purchase elections or payroll deductions from those in effect on the date hereof, if and to the extent such actions may be taken in accordance with the terms of the Company Purchase Plan and the purchase rights outstanding thereunder, and, to the greatest extent reasonably practicable, without causing the Company Purchase Plan or any purchase rights thereunder to cease to meet the requirements of Section 423 of the Code.

SECTION 3.05         Dissenting Shares.

(a)     Notwithstanding any provision of this Agreement to the contrary, the Dissenting Shares shall not be converted into or represent the right to receive cash. Such shareholders shall be entitled to receive payment of the fair value of such shares of Company Common Stock held by them in accordance with the GBCC, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their dissenters’ rights under the GBCC. All Shares held by shareholders who shall have failed to perfect or who shall have effectively withdrawn or lost their dissenters’ rights under the GBCC shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Consideration, without any interest thereon, upon the surrender, in the manner provided in Section 3.02, of the corresponding Certificate.

(b)     The Company shall give Parent (1) prompt notice of any demands for payment under Article 13 of the GBCC received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the GBCC and received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to such demands under the GBCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, FNIS and Merger Sub that the statements contained in this Article 4 are true and correct, subject to the exceptions set forth in the Company Disclosure Letter. The Company Disclosure Letter shall be arranged according to specific sections in this Article 4 and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article 4 and any other section in this Article 4 where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 4.01         Organization and Qualification; Subsidiaries.

(a)     Schedule 4.01(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation or organization of each of the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation or other entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation or organization, and has all requisite corporate or other power and authority to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, licensed or operated by it or the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed to do business or in good standing (individually or in the aggregate) would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Except as disclosed in Schedule 4.01(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries in the case of the Company).

SECTION 4.02         Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement. Such articles of incorporation and bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

SECTION 4.03         Capitalization.

(a)     The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock; and 1,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of the date of this Agreement: (1) 20,683,296 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) 100,000 shares of Company Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (3) no shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company; and (4) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries. Except as set forth above and in the first sentence of Section 4.03(b), as of the date of this Agreement no shares of capital stock or other voting securities of or other equity interests in the Company were issued, reserved for issuance or outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all Liens, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company directly owns 100% of the issued and outstanding capital stock or other equity interests, and all options or other rights to acquire such capital stock or other equity interests, of each Company Subsidiary (other than ProImage, Inc., of which the Company owns 66 2/3rds of the issued and outstanding capital stock).

(b)     The Company has duly reserved: 150,000 shares of Company Common Stock for future issuance pursuant to the Boggs Plan, of which options to purchase 150,000 shares of Company Common Stock are outstanding as of the date of this Agreement; 1,250,000 shares of Company Common Stock for future issuance pursuant to the 2002 Plan, of which options to purchase 1,003,500 shares of Company Common Stock are outstanding as of the date of this Agreement; 600,000 shares of Company Common Stock for future issuance pursuant to the Acquisition Plan, of which no options to purchase shares of Company Common Stock are outstanding as of the date of this Agreement; and 952,379 shares of Company Common Stock for future issuance upon conversion of the Company Preferred Stock. Options to purchase 2,451,891 shares of Company Common Stock are outstanding as of the date of this Agreement under the 1996 Plan; and options to purchase 16,843 shares of Company Common Stock are outstanding as of the date of this Agreement under the 1994 Plan. Schedule 4.03(b) of the Company Disclosure Letter sets forth with respect to each Company Stock Option that is outstanding: (1) the name of the holder of such Company Stock Option; (2) the total number of shares of Company Common Stock originally subject to such Company Stock Option; (3) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (4) the date on which such Company Stock Option was granted; (5) the term of such Company Stock Option; (6) the vesting schedule for such Company Stock Option; (7) the vesting commencement date for such Company Stock Option; (8) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (9) whether such Company Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Schedule 4.03 of the Company Disclosure Letter sets forth a list of all Company Stock Options granted after June 30, 2004 through the date of this Agreement. No Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement.

(c)     Except for shares of Company Common Stock reserved for issuance under (1) the Company Purchase Plan; (2) the Company Stock Option Plans; and (3) the Company Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of or other voting securities of or equity interests in the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other voting securities or equity interests. The Company has no shareholders’ rights plan or similar plan in effect. All shares of Company Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(d)     Except as set forth in Schedule 4.03(d) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party (1) relating to voting, registration or disposition of any shares of capital stock of or other equity interests in the Company or any Company Subsidiary; (2) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or (3) granting to any Person or group of Persons observation or information rights.

SECTION 4.04         Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company’s shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated, other than (1) with respect to approval of the Merger and adoption of this Agreement by the Company’s shareholders by the affirmative vote of the holders of 66 2/3% of the outstanding shares of Company Common Stock (the “Company Common Shareholder Approval”); and (2) the filing and acceptance of the Georgia Certificate of Merger as required by the GBCC. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, FNIS and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 4.05         No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (1) conflict with or violate the articles of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary; (2) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses

(2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences that (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) are listed on Schedule 4.05(a) of the Company Disclosure Schedule.

(b)     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (1) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, The NASDAQ National Market, the pre-merger notification requirements of the HSR Act and the filing and recordation of the Georgia Certificate of Merger as required by the GBCC, and (2) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made would not reasonably be expected to be material, individually or in the aggregate, to the Company or Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)     Neither Section 14-2-1132 of the GBCC nor, to the Company’s Knowledge, any other state takeover statute or similar statute or regulation is applicable to the Merger or any other transaction contemplated by this Agreement.

SECTION 4.06         Permits; Compliance.

(a)     Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any such Company Permit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of: (1) any material Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected; (2) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary is bound or affected; or (3) any Company Permits.

SECTION 4.07         SEC Filings; Financial Statements.

(a)     The Company has filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2002 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (1) each Company SEC Report complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report, schedule, statement or other document with the SEC or any similar Governmental Entity. As used in this Section 4.07(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) (x) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect). The unaudited balance sheet of the Company dated as of June 30, 2004 and filed with the Company’s Quarterly Report on Form 10-Q for the quarter then ended is hereinafter referred to as the “Company Balance Sheet.”

(c)     Except as described on Schedule 4.07(c) of the Company Disclosure Letter, neither the Company nor any of the Company’s current officers or directors or, to the Company’s Knowledge, any of the Company’s former officers or directors, is the subject of an SEC formal or informal investigation or enforcement action.

(d)     The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Knowledge of the Company, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could materially adversely affect the Company’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(e)     The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report.

SECTION 4.08         Undisclosed Liabilities. Except (a) for liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, (b) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, and (c) as disclosed in Schedule 4.08 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

SECTION 4.09         Absence of Certain Changes or Events. Since December 31, 2003, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, except as disclosed in Schedule 4.09 of the Company Disclosure Letter, there has not been any:

(a)     event, change or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect;

(b)     amendment or any other change to the articles of incorporation or bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c)     sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any sale, pledge, lease, license, disposition, grant or encumbrance, of any material assets of the Company or any Company Subsidiary, including, without limitation, any Intellectual Property of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(d)     authorization, declaration, set aside or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

(e)     reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary;

(f)     acquisition (including, without limitation, by merger, consolidation or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $2,000,000;

(g)     incurrence of any indebtedness for borrowed money, except pursuant to the Credit Facility, or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person, or any loans or advances made, except for (1) indebtedness incurred in the ordinary course of business and consistent with past practice and (2) other indebtedness with a maturity of not more than one year in a principal amount not, in the case of both (1) and (2) in the aggregate, in excess of $1,000,000;

(h)     waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans, except as specifically required by the terms of such plans or any such agreements or any related agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(i)     increase in, or agreement to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to its current or former directors, employees, or independent contractors, except for normal increases for non-executive employees and spot bonuses of not more than $5,000 per employee, in each case in the ordinary course of business in accordance with past practices, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, indemnification or severance agreement with, any current or former director, employee or independent contractor of the Company or any Company Subsidiary, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, material employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, employee or independent contractor; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in Section 3(3) of ERISA that may be required by law;

(j)     action to make or change any material Tax election or material accounting election, change any annual accounting period, adopt or change any accounting method, policy or procedure (other than as required by GAAP), file any amended Tax Return of the Company or any Company Subsidiary which amends the Tax Return in any material respect, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

(k)     revaluation of assets;

(l)     (1) sale, assignment, lease, termination, abandonment, transfer or authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than grants of security interests pursuant to the terms of the Credit Facility to the lenders thereunder, (2) grant of any license with respect to any Company Intellectual Property, other than the license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business consistent with past practice, or (3) disclosure, or authorization for disclosure, of any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(m)     material amendment or termination of any Company Contract (other than in the ordinary course of business consistent with past practice) or default by the Company or any of its Subsidiaries under any Company Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (or to the Knowledge of the Company, by any other party thereto); or

(n)     authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 4.09.

SECTION 4.10         Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (“Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or other Governmental Entity, domestic or foreign, that (1) would reasonably be expected to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award against the Company in excess of $50,000, or (2) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, none of the Company, the Company Subsidiaries, or the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary has commenced, with the assistance of external legal counsel, actions that are reasonably likely to result in the Company or any Company Subsidiary initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Company Subsidiary against any third party.

SECTION 4.11         Employee Benefit Plans; Labor Matters.

(a)     Employee Benefit Matters.

(1)     Benefit Plans. Schedule 4.11(a) of the Company Disclosure Letter lists:

(A)     all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment; and

(B)     all other employee benefit plans, agreements or arrangements, including employment agreements, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans,

stock purchase plans, stock award plans, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, retention incentive agreements, vacation policies, change of control and other similar plans, agreements and arrangements, in each case, that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any current or former director, officer, employee or independent contractor (or any of their beneficiaries) of the Company or any of its Subsidiaries (collectively, a “Company Beneficiary”), or with respect to which the Company or any of its Subsidiaries may have any liability (collectively, the “Company Benefit Plans”).

(2)     The Company has made available to Parent (i) a true and complete copy of each Company Benefit Plan (or a written summary for any unwritten Company Benefit Plan) including copies of any insurance contracts or funding arrangements, (ii) each trust agreement relating to each Company Benefit Plan, (iii) IRS Forms 5500 for each Company Benefit Plan for the previous three years (or such shorter period of the Company Benefit Plan’s existence), including any audited financial statements, (iv) the most recent actuarial report, if applicable, for each Company Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (vi) summary plan descriptions for each Company Benefit Plan, and (vii) any material communications relating to each Company Benefit Plan.

(3)     Qualification; Compliance. Except as disclosed in Schedule 4.11(a) of the Company Disclosure Letter, (i) no event or condition exists or has occurred that will cause any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code to lose its qualified status; and (ii) with respect to each Company Benefit Plan, the Company is in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in material compliance with, its terms and all applicable Laws governing such plan or source, including, without limitation, ERISA and the Code. To the Knowledge of the Company, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

(4)     Claims. No claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened, by or against any Company Benefit Plan or the Company or any of its Subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, on the Company.

(5)     Retiree Welfare Plans. Except as required under section 4980B of the Code or section 601 et seq. of ERISA, no Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees.

(6)     Payments Resulting from Merger. Except as disclosed in Schedule 4.11(a) of the Company Disclosure Schedule, other than vesting required under section 411 of the Code, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in or require (A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries as of the Effective Time to any Company Beneficiary; (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, forgiven, vested or payable as of the Effective Time (other than vesting of the Company Stock Options as required under this Agreement); (C) the funding, purchase of insurance, annuities or similar products or otherwise require the Company or any Company Subsidiary to allocate or set aside assets to assist the Company or any Company Subsidiary in meeting its obligations under any Company Benefit Plans (e.g., contributions to a “rabbi trust”), or (D) payment of any excess parachute payments (within the meaning of Section 280G of the Code) in each case without reference to any changes to or increases in compensation and benefits agreed to by Parent following the Effective Time.

(7)     Defined Benefit Pension Plans. Neither the Company nor any Company Subsidiary has ever maintained or contributed to any plan that is a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(8)     Other Company Benefit Plans. Other than as listed on Schedule 4.11(a) of the Company Disclosure Letter, there are no material and written employee benefit plans, programs, arrangements or agreements, whether formal or informal, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company. Except as disclosed on Schedule 4.11(a) of the Company Disclosure Letter, the Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to, or cause to exist, any other Company Benefit Plan, program or arrangement, (ii) except as contemplated by this Agreement, to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(9)     Independent Contractors. Except as disclosed on Schedule 4.11(a) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

(10)     Plan Terms Control. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Company Benefit Plan that is not in accordance with such Company Benefit Plan that could have adverse economic consequences to Parent or the Surviving Corporation.

(11)     Required Contribution. All contributions required to be made to each Company Benefit Plan under the terms of that Company Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Company Benefit Plan (including incurred but not reported claims) for the current plan year of the Company Benefit Plan have been recorded on the books of the Company.

(12)     No Foreign Plans. Neither the Company nor any Subsidiary of the Company maintains, contributes to, sponsors or has any obligation relating to any employee benefit plan, program, agreement or arrangement established or maintained outside of the United States with respect to which the Company or any Subsidiary of the Company could reasonably be likely to have any material liability.

(13)     Company Definition. For purposes of this Section 4.11 only, the term “Company” shall include any entity that is aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

(b)     Labor Matters. With respect to employees of the Company:

(1)     Except as disclosed in Schedule 4.11(b) of the Company Disclosure Letter, the Company is in material compliance with all applicable Laws governing employment and employment practices, terms and conditions of employment and wages and hours.

(2)     Except as disclosed in Schedule 4.11(b) of the Company Disclosure Letter, there is no material unfair labor practice charge or Legal Proceeding of any kind pending or, to the Knowledge of the Company, proposed or threatened against the Company, relating to employment, employment practices, terms and conditions of employment or wages and hours.

(3)     The Company has no collective bargaining relationship or duty to bargain with any labor union or organization, and the Company has not recognized any labor union or organization as the collective bargaining representative of any of its employees relating to the Company nor does the Company have any Knowledge of any union organizing activity during the past year.

SECTION 4.12         Contracts. Except as disclosed in Schedule 4.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

(a)     employment, consulting, termination, change in control or severance agreement, contract or commitment with any current or former executive officer or any member of the Company’s board of directors;

(b)     agreement, contract or commitment that restricts or purports to restrict the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(c)     agreement, contract or commitment: (1) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets not in the ordinary course of business since June 15, 1998; (2) relating to the acquisition since June 15, 1998 by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise; or (3) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries);

(d)     material purchase contracts that continue for a period of more than twelve months or obligate the Company or any Subsidiary of the Company (1) to purchase all or substantially all of its requirements of a particular product or service from a supplier or (2) to make periodic minimum purchases of a particular product or service from a supplier;

(e)     material outstanding sales contracts that continue for a period of more than twelve months or fixed price contracts that are reasonably likely to result in any loss to the Company or any of its Subsidiaries upon completion or performance thereof, after allowance for direct distribution expenses;

(f)     joint venture, shareholder, partnership or other agreement relating to any equity ownership or profit interest;

(g)     distributor, reseller or dealer agreement for the Company’s products or services;

(h)     contract relating to any outstanding commitment for capital expenditures in excess of $100,000;

(i)     indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000;

(j)     contractual obligation (as defined in Item 303(a)(5)(2) of Regulation S-K) of the Company or any Company Subsidiary that involves or would reasonably be expected to involve payments by the Company or any Company Subsidiary of more than $250,000 in any 12-month period;

(k)     contract providing for an “earn-out” or other contingent payment by the Company or any Company Subsidiary;

(l)     other than its articles of incorporation and bylaws (or equivalent documents if not a corporation), contract providing for the indemnification of any officer, director, employee, manager or independent contractor of the Company or any Company Subsidiary;

(m)     contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person;

(n)     other than customer contracts entered into in the ordinary course of business, other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted;

(o)     other than “shrink wrap” and similar widely available commercial end-user licenses or as set forth in Schedule 4.12(o) of the Company Disclosure Letter, any material contract (1) with respect to the license or transfer of Intellectual Property to any third party (other than the license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business consistent with past practice); or (2) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries;

(p)     contract to indemnify any other party against any charge of infringement of any intellectual property, other than indemnification provisions contained in license agreements or purchase orders arising in the ordinary course of business;

(q)     outstanding power of attorney, or obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, other than obligations between the Company and its Subsidiaries; or

(r)     customer contract that involves or would reasonably be expected to involve payments of more than $350,000 during calendar year 2004.

Neither the Company nor any Company Subsidiary, nor to the Company’s Knowledge any other party to a Company Contract, is in breach or violation of or default under in any material respect, and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (r) above or (B) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a “Company Contract”). Each Company Contract is valid and binding in all material respects on the Company or Company Subsidiary and, to the Knowledge of the Company, on the other parties thereto and is in full force and effect except to the extent it has previously expired in accordance with its terms. Except as set forth in Schedule 4.12 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of this Agreement, including the consummation of the transactions contemplated hereunder, will not permit any other party to any Company Contract to cancel or terminate such Company Contract or trigger, accelerate or change any rights or obligations under such Company Contract or constitute a breach, violation or default by the Company or any Company Subsidiary under such Company Contract.

SECTION 4.13         Environmental Matters.

(a)     The Company and the Company Subsidiaries: (1) are and have been in compliance in all material respects with all applicable Environmental Laws; (2) hold all material Environmental Permits; and (3) are and have been in compliance in all material respects with their respective Environmental Permits.

(b)     Neither the Company nor any of the Company Subsidiaries has released, and to their Knowledge no other Person has released, Hazardous Materials in any amount that could reasonably be required to be remediated under applicable Environmental Laws on any real property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries.

(c)     Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under Environmental Laws, including CERCLA, or any similar Law of any state, locality or any other jurisdiction.

(d)     Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree, order or third party agreement or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(e)     None of the real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup or is the subject of a Legal Proceeding with respect to environmental matters.

SECTION 4.14         Title to Properties; Absence of Liens and Encumbrances.

(a)     Schedule 4.14(a) of the Company Disclosure Letter lists all real property owned by the Company and the Company Subsidiaries and all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim that would result in a Company Material Adverse Effect.

(b)     Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) except for Liens: (1) imposed by Law in respect of obligations not yet due that are owed in respect of Taxes or which otherwise are owed to carriers, warehousemen or mechanics; (2) reflected in the financial statements contained in the Company SEC Reports; (3) in favor of the lenders under the Credit Facility; and (4) that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

SECTION 4.15        Intellectual Property.

(a)     Except as qualified in this Section 4.15, the Company and the Company Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property used in their respective businesses as currently conducted. With respect to all patents and patent applications, the representations and warranties in this Section 4.15 are made only to the Knowledge of the Company and the Company Subsidiaries.

(b)     Except as set forth in Schedule 4.15(b) of the Company Disclosure Letter, since December 31, 2003, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest or other interest in and to any item of Company Intellectual Property, in whole or in part, except for licenses to customers in the ordinary course of business.

(c)     “Intellectual Property” means: (1) names and likenesses, trade and service marks (and registrations and applications therefor and any renewals thereof), trade names, logos, and other designations, domain names, URLs, addresses and any registrations therefor, including all common law rights for all of the foregoing (collectively, “Marks”); inventions (whether or not patentable); works of authorship; mask works; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; methods; processes; schematics; computer software (in source code and/or object code form and including executables, utilities, patches and fixes, and related documentation including operator and user manuals and training materials); and compositions of matter; (2) patent rights; Mark rights; copyrights (including applications and registrations therefor); mask work rights; sui generis database rights; and trade secret rights and moral rights; (3) data, datasets, databases and related documentation; and (4) and all other intellectual and industrial property rights of any sort throughout the world and any tangible embodiments of the foregoing (in any medium, including electronic media); and all applications, registrations, issuances, renewals and the like with respect thereto. “Company Intellectual Property” means (i) all Intellectual Property that is used in or necessary for any business of the Company or any Company Subsidiary, (ii) all Marks

that have been used at any time in the last five years in connection with the business of the Company or any Company Subsidiary (excluding all Marks used solely in connection with the Company’s merchant services business, which it sold on March 22, 2004) and (iii) all pending applications for Marks based on a bona fide intent to use same in the future in connection with the business of the Company or any Company Subsidiary.

(d)     Each of the Company and the Company Subsidiaries has taken all steps it reasonably believes appropriate to protect and preserve the confidentiality of trade secrets or other confidential information and proprietary know-how, ideas and information used or necessary for any business of the Company or any Company Subsidiary (“Company Confidential Information”). Except as set forth in Schedule 4.15(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any notice of or has any Knowledge of the use or infringement of any Company Intellectual Property or Company Confidential Information by any other Person. Without limiting the foregoing, each of the Company and Company Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement, and all current and former employees and contractors of the Company and any Company Subsidiaries have executed such an agreement and the Company or Company Subsidiaries have secured, or have a right to secure and, if requested, may secure, valid written assignments from all contractors and employees who contributed to the creation or development of any Company Intellectual Property of the rights to such contributions that the Company or Company Subsidiaries do not already own by operation of law. All use, disclosure or appropriation of the Company Confidential Information by, or to, a third party has been pursuant to the terms of a written agreement between the Company or Company Subsidiaries, on the one hand, and such third party, on the other hand. All use, disclosure or appropriation of confidential information of a third party has been pursuant to the terms of a written agreement between the Company or Company Subsidiaries, on the one hand, and such third party, on the other hand, or is otherwise lawful.

(e)     Neither the Company nor any Company Subsidiary has received any written communication alleging or suggesting that, or questioning whether, the Company or any Company Subsidiary has been or may be engaged in, liable for or contributing to any infringement of any third party Intellectual Property, which infringement would reasonably be expected to have a Company Material Adverse Effect.

(f)     To the Knowledge of the Company, the conduct of the business of the Company and Company Subsidiaries as currently conducted and proposed to be conducted by the Company in the Company SEC Reports does not infringe upon any Intellectual Property rights of any third party. There are no present or, to the Knowledge of the Company, threatened infringements or violations of or factual bases on which a claim for infringement or violation could reasonably be asserted by any third party with respect to the Company Intellectual Property that is owned by the Company or Company Subsidiaries (collectively, the “Owned Company Intellectual Property”). To the Knowledge of the Company, neither Company nor any Company Subsidiary is in breach of or default under any license or other agreement under which the Company or Company Subsidiaries have rights to use Company Intellectual Property (collectively, the “Licensed Company Intellectual Property”). Neither the Company nor any Company Subsidiary has received any notice of, and to the Knowledge of the Company, there are no present or threatened infringements or violations of or factual bases on which a claim for infringement or violation could reasonably be asserted by any third party with respect to the Licensed Company Intellectual Property.

(g)     Except as set forth in Schedule 4.15(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any contract (1) that contains any non-competition covenant or exclusivity commitment that restricts the manner in which, medium in which, or the localities in which, all or a portion of the business of the Company and its Subsidiaries is conducted; (2) pursuant to which the Company or any Company Subsidiary has assigned, transferred, licensed or granted to a third party any Owned Company Intellectual Property on an exclusive basis; or (3) that contains any “most favored nation” pricing provision.

(h)     Except as set forth in Schedule 4.15(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written opinion of counsel regarding any third party patents or other third party Intellectual Property rights.

(i)     Except as set forth in Schedule 4.15(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of any Owned Company Intellectual Property.

(j)     All Software that is not owned by the Company or Company Subsidiaries is free of all viruses, worms, trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors, or problems in each case, that, to the Knowledge of the Company, would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. All Software owned by the Company or Company Subsidiaries is free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors or problems in each case that would be likely to substantially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. “Software” means software (in source code and/or object code form and including executables, utilities, patches and fixes), computer programs, data, datasets, databases and related documentation (including user and operating manuals and training materials), in any form (including Internet sites, Internet content and links) that is owned, licensed or otherwise used by the Company or any Company Subsidiary and (i) used in the operation of the business of the Company or any Company Subsidiary, including, but not limited to, that operated by the Company or any Company Subsidiary on its web sites or used by the Company or any Company Subsidiary in connection with processing customer orders, storing customer information, or processing, transmitting, storing or archiving data, or (ii) developed, manufactured, distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

(k)     The Company and the Company Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Intellectual Property outside the United States and importing any Intellectual Property into any country in which they are or have been disclosed, sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(l)     All Owned Company Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any Company Subsidiary that is covered by a currently effective warranty in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Owned Company Intellectual Property by or on behalf of the Company or such Company Subsidiary for the time period during which such representations and warranties apply. All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any Company Subsidiary that is covered by a currently effective warranty of the Company, to the Knowledge of the Company, in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply.

(m)     The Company and the Company Subsidiaries have complied with and are in compliance with the terms of all privacy policies, agreements, obligations and laws applicable to personal, customer and other information received, processed or maintained by the Company or the Company Subsidiaries.

(n)     The Company and the Company Subsidiaries have established and are in compliance with a security program, including technology, practices and procedures generally consistent with common practice in their industry, that is designed to protect (i) the integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; (ii) the security, confidentiality and integrity of data housed in their systems; (iii) the security, confidentiality and integrity of data as to which they have permitted access by third party service providers; and (iv) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.

(o)     All registrations, applications therefor, filings, issuances and other actions with respect to any Owned Intellectual Property, including without limitation patents, trademarks, service marks, copyrights and domain names, are and remain in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, any applicable domain name registrar, or any other filing offices, domestic or foreign. As of the date hereof, except as set forth in Schedule 4.15(o) of the Company Disclosure Letter, there are no actions that must be taken within 180 days following the Effective Time that, if not taken, will result in the loss of any rights in any registrations of or applications to register any Owned Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates.

(p)     Except as set forth in Schedule 4.15(p) of the Company Disclosure Letter, all contracts, leases, licenses, agreements, arrangements, commitments, instruments and undertakings related to Company Intellectual Property that are used by the Company and/or any Company Subsidiary in their respective businesses as currently conducted will be capable of being used by the Surviving Corporation upon the Effective Time, without the consent, approval, waiver or authorization of any other party thereto or any third party, and such use will not constitute a breach thereof or a violation of any applicable Law.

SECTION 4.16         Taxes.

(a)     All Tax Returns of the Company have been or will be completed and filed when due (including any extensions of such due date). All Taxes due from the Company (without regard to whether such Taxes have been assessed) have been timely paid. Except to the extent that an appropriate reserve for Taxes has been established on the Company Financial Statements, all information included on such Tax Returns is correct and complete in all material respects. The Company Financial Statements contained in the Company SEC Reports fully accrue all material actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Balance Sheet. All information set forth in the notes to the Company Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business, and the Company has adequately provided for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b)     The Company has withheld and paid to the applicable Tax Authority all material amounts required to be so withheld and paid. Except as set forth in Schedule 4.16(b) of the Company Disclosure Letter, the Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns of the Company that is still in effect and there is no material claim, audit, action, suit, proceeding, or, to the Knowledge of the Company, investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company is a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, of which the Company is the common parent. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement with respect to the Company’s Taxes. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not constituted either a distributing corporation or a controlled corporation in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c)     No deductions for compensation paid or accrued by the Company up to the date of the Effective Time are subject to limitation under Section 162(m) of the Code.

(d)     No claim has been asserted in writing against the Company by an Authority in a jurisdiction where such entity does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)     The Company has provided or made available or will provide or make available to Parent (to the extent requested by Parent) complete and accurate copies of (i) Tax Returns of the Company, and any amendments thereto, covering all open years, (ii) audit reports received from any Tax Authority relating to any Tax Return of the Company covering all open years, (iii) powers of attorney currently in force granted by or with respect to the Company concerning any Tax matter, (iv) Tax rulings that relate directly to the Company, and (v) Closing Agreements with any Tax Authority that relate directly to the Company.

(f)     As used in this Section 4.16, the term “the Company” means the Company and each Company Subsidiary.

SECTION 4.17         [Intentionally Omitted].

SECTION 4.18         Interested Party Transactions. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no director or executive officer of the Company or any of its Subsidiaries has received any compensation from the Company of the nature and for the periods required to be disclosed by the Company under applicable rules of the SEC, and no director or executive officer of the Company has entered into any transaction with the Company of the nature and for the periods required to be disclosed by the Company under applicable rules of the SEC. No officer or director of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Company Subsidiary. Except as set forth in Schedule 4.18 of the Company Disclosure Letter and as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no current or former director or officer of the Company (or any member of the immediate family of any of the foregoing Persons) has or has had, directly or indirectly, to the Company’s Knowledge, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Company Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.18. The Company and the Company Subsidiaries have not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which Section 13(k) of the Exchange Act applies. Except as set forth on Schedule 4.18 of the Company Disclosure Letter, no current or former officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters.

SECTION 4.19         Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the

Company and the Company Subsidiaries are a party or are a beneficiary or named insured. Except as set forth in Schedule 4.19 of the Company Disclosure Letter, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 4.20         Board Approval; Vote Required.

(a)    The board of directors of the Company has duly: (1) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its shareholders; (2) approved this Agreement and the Merger; and (3) recommended that the shareholders of the Company adopt this Agreement (the “Company Board Approval”).

(b)    The only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and the other transactions contemplated by this Agreement is the Company Common Shareholder Approval. No approval of the holders of the Company Preferred Stock is necessary to authorize the Merger or any other transaction contemplated hereby.

SECTION 4.21         Opinion of Financial Advisor. The Company has received the written opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of the Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders, a signed copy of which opinion has been delivered to Parent.

SECTION 4.22         Brokers. Except as set forth in Schedule 4.22 of the Company Disclosure Letter, no broker, finder, financial advisor or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of any accountant or legal counsel retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company are on an hourly basis for work performed.

SECTION 4.23         Customers and Suppliers. Except (a) as disclosed in Schedule 4.23 of the Company Disclosure Letter and (b) for customers of the Company’s merchant services division, which the Company sold in March 2004, no customer that individually accounted for more than five percent (5%) of the Company’s consolidated gross revenues during the calendar year ended December 31, 2003 has, during the calendar year ended December 31, 2003 and through June 30, 2004, canceled or otherwise terminated, or made any written threat to the Company or any Company Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or decreased materially its usage of the services or products of the Company or such Subsidiary, other than usage decreases as otherwise contemplated in the contract relating to such customer. Except for suppliers to the Company’s merchant services division, which the Company sold in March 2004, no supplier from whom the Company and its Subsidiaries purchased more than five percent (5%) of the goods or services they purchased (on a consolidated basis) during the calendar year ended December 31, 2003, has, during the calendar year ended December 31, 2003 and through June 30, 2004, canceled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or such Subsidiary.

SECTION 4.24        Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party that has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

SECTION 4.25        No Illegal Payments. Neither the Company nor any Company Subsidiary has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company, nor any Company Subsidiary, nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company and each of its Subsidiaries that is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

SECTION 4.26        Information Supplied. None of the information supplied or to be supplied by the Company or its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

PARENT, FNIS AND MERGER SUB

Parent, FNIS and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article 5 are true and correct, subject to the exceptions set forth in the Parent Disclosure Letter. The Parent Disclosure Letter shall be arranged according to specific sections in this Article 5 and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article 5 and any other section in this Article 5 where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 5.01         Organization and Qualification; Subsidiaries. Schedule 5.01 of the Parent Disclosure Letter sets forth the jurisdiction of incorporation of Parent, FNIS and Merger Sub. Each of Parent, FNIS and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of Parent, FNIS and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.02         Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company complete and correct copies of (i) Parent’s and FNIS’ certificates of incorporation and bylaws and (ii) Merger Sub’s articles of incorporation and bylaws, in each case as amended to the date of this Agreement. Such certificates of incorporation, articles of incorporation and bylaws are in full force and effect. Neither Parent, FNIS nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, articles of incorporation or bylaws.

SECTION 5.03         Capitalization.

(a)     The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Shares and 3,000,000 shares of preferred stock, par value $.0001 per share, of Parent (the “Parent Authorized Preferred Shares”).

(b)     As of July 31, 2004: (1) 176,901,375 Parent Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) no Parent Authorized Preferred Shares had been issued or were outstanding; and (3) an aggregate of 15,475,830 Parent Common Shares were reserved for issuance pursuant to Parent’s stock option plans (collectively, the “Parent Stock Option Plans”), of which an aggregate of 10,596,928 shares were subject to outstanding, unexercised options (the “Parent Stock Options”).

(c)     Except as set forth in the Parent SEC Reports and for options granted pursuant to the Parent Stock Option Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent, or conditionally or absolutely obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)     Parent owns 100% of the outstanding capital stock of FNIS. FNIS owns 100% of the outstanding capital stock of Merger Sub.

SECTION 5.04         Authority Relative to this Agreement. Each of Parent, FNIS and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, FNIS and Merger Sub and the consummation by each of Parent, FNIS and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, FNIS or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent, FNIS and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent, FNIS and Merger Sub, enforceable against each of Parent, FNIS and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 5.05         No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by each of Parent, FNIS and Merger Sub do not, and the performance of this Agreement by each of Parent, FNIS and Merger Sub will not: (1) conflict with or violate the certificates of incorporation, articles of incorporation or bylaws of Parent, FNIS or Merger Sub; (2) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made or complied with, conflict with or violate any Law applicable to Parent, FNIS or Merger Sub or by which any property or asset of Parent, FNIS or Merger Sub is bound or affected; or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a Lien on any property or asset of Parent, FNIS or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, FNIS or Merger Sub is a party or by which any asset of Parent, FNIS or Merger Sub is bound or affected, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     The execution and delivery of this Agreement by each of Parent, FNIS and Merger Sub do not, and the performance of this Agreement by each of Parent, FNIS and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (1) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, the Parent Stock Market, the pre-merger notification requirements of the HSR Act, any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Georgia Certificate of Merger as required by the GBCC, and as set forth in Schedule 5.05(b) of the Parent Disclosure Letter and (2) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications that if not obtained or made would not reasonably be expected to be material to the Company or Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 5.06         SEC Filings; Financial Statements.

(a)     Parent has filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2002 (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (1) each Parent SEC Report complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) (x) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect). The unaudited balance sheet of Parent dated as of June 30, 2004 and filed with the Quarterly Report on Form 10-Q of Parent for the quarter then ended is hereinafter referred to as the “Parent Balance Sheet.”

(c)     Except as set forth in Schedule 5.06 of the Parent Disclosure Letter, neither Parent nor any of Parent’s current officers or directors or, to Parent’s Knowledge, any of Parent’s former officers or directors, is the subject of an SEC formal or informal investigation or enforcement action.

SECTION 5.07         [Intentionally Omitted].

SECTION 5.08         Operations of FNIS and Merger Sub. FNIS is a wholly owned Subsidiary of Parent, and Merger Sub is a wholly owned Subsidiary of FNIS. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 5.09         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, FNIS or Merger Sub.

SECTION 5.10         Board Approval; Vote Required.

(a)     The board of directors of Parent has duly approved this Agreement and the Merger (the “Parent Board Approval”) and the boards of directors of FNIS and Merger Sub have duly approved this Agreement and the Merger.

(b)     No vote of any class or series of capital stock of Parent or FNIS is necessary to approve and adopt this Agreement and the transactions contemplated thereby.

SECTION 5.11         Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Parent Balance Sheet, or in the notes thereto, and (b) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, neither the Parent nor any Parent Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Parent and the Parent Subsidiaries taken as a whole.

SECTION 5.12         Absence of Certain Changes or Events. Since December 31, 2003, except as disclosed in Schedule 5.12 of the Parent Disclosure Letter, there has not been any event, change or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.13         Absence of Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent, FNIS or Merger Sub, threatened in writing against Parent before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) other than as described in the Parent SEC Reports, would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator, that in any case would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.14         Financing. Parent possesses and will possess at the Effective Time sufficient cash funds to pay all required cash amounts to the Company’s shareholders pursuant to Article 3 of this Agreement.

SECTION 5.15         Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement (such information being (a) under the heading “SUMMARY – The Companies,” the address and telephone number of Parent and the immediately following paragraph; and (b) under the heading “Proposal No. 1 – The Merger – Background of the Merger,” the factual data about the contacts of Parent and its representatives with the Company and its representatives) will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5.16         Compliance. Neither Parent nor any of the Parent Subsidiaries is in conflict with, or in default or violation of: (1) any Law applicable to Parent or the Parent Subsidiaries or by which any property or asset of Parent or the Parent Subsidiaries is bound or affected; or (2) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected; that in any case would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.17         Intellectual Property. Parent and the Parent Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Parent Intellectual Property used in their respective businesses as currently conducted, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and the rights to Marks, the representations and warranties of this Section 5.17 are made only to Parent’s and the Parent Subsidiaries’ Knowledge. “Parent Intellectual Property” means all Intellectual Property that is used in or necessary for any business of Parent or any Parent Subsidiary.

SECTION 5.18         Employee Benefit Plans. All Parent employee benefit plans (as defined in Section 3(3) of ERISA) (collectively, “Parent Employee Benefit Plans”) comply in all material respects with the requirements of all applicable Laws, regulations and rules promulgated thereunder, including, without limitation, ERISA, COBRA, FMLA and the Code. Parent and the Parent Subsidiaries have performed in all material respects all material obligations required to be performed by them under, are not in material default under or in material violation of, and have no Knowledge of any material default or material violation by any party to, any Parent Employee Benefit Plan. No material action, claim or proceeding is pending or, to the Knowledge of Parent, threatened with respect to any Parent Employee Benefit Plans (other than claims for benefits in the ordinary course) that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01         Conduct of Business by the Company Pending the Merger The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 6.01 of the Company Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld in the instances described in Section 6.01(b):

(a)     the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law; and

(b)     the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other Persons with which the Company or any Company Subsidiary has business relations; provided, however, that the inability of the Company to maintain any such relationships following the use of commercially reasonable efforts as a result of the announcement of the pendency of the Merger shall not be deemed a breach of this Section 6.01(b). By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Schedule 6.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (provided, however, that with respect to paragraphs (3), (7), (8) and 13(A)), such consent shall not be unreasonably withheld or delayed):

(1)     issue, deliver, sell, pledge, transfer, grant or encumber or otherwise subject to any Lien any shares of capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plans or pursuant to the Company Purchase Plan, or (B) the issuance of shares of Company Common Stock upon the conversion of the Company Preferred Stock;

(2)     amend or change the articles of incorporation or bylaws or equivalent organizational documents of the Company or any Company Subsidiary, including the certificate of designations of the Company Preferred Stock;

(3)     sell, pledge, lease, license, dispose of, grant or encumber or otherwise subject to any Lien any properties or assets (including securitizations) of the Company or any Company Subsidiary, including any Intellectual Property of the Company or any Company Subsidiary, except (i) in the ordinary course of business and in a manner consistent with past practice, and (ii) grants of security interests to the lenders as required under the Credit Facility;

(4)     declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock or other equity interests of the Company or any Company Subsidiary;

(5)     reclassify, combine, split, subdivide or issue any other securities in respect of, in lieu of or in substitution for, or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other ownership interests of the Company or any Company Subsidiary or any options or other rights to acquire any of the foregoing;

(6)     acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in or any assets of any corporation, partnership, other business organization or any division thereof;

(7)     incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for (A) indebtedness incurred and repaid in the ordinary course of business under the Credit Facility; and (B) other indebtedness with a maturity of not more than one year in a principal amount not in the aggregate in excess of $100,000;

(8)     (i) enter into contracts or agreements requiring the payment of consideration in excess of $100,000 in the aggregate or that would constitute a Company Contract; provided that any customer contract that involves, or would reasonably be expected to involve, payments of less than $2,000,000 over the life of the contract may be entered into in the ordinary course of business consistent with past practice, (ii) modify, amend or terminate any such existing contract or agreement or any Company Contract, other than modifications, amendments and terminations of any customer contract in the ordinary course of business consistent with past practice that involve, or would reasonably be expected to involve, payments of less than 15% of the value of the payments to be made over the life of the contract prior to such modification or amendment;

(9)     enter into or amend any contract pursuant to which any Person is granted exclusive marketing, manufacturing or other rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

(10)     make or authorize any capital expenditures in excess of $500,000, or enter into any commitment for the purchase, lease or use of any real property;

(11)     accelerate, amend or change the period of exercisability of options, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans, except (i) as disclosed on Schedule 6.01(b) of the Company Disclosure Letter, or (ii) as required or contemplated under this Agreement;

(12)     increase, or agree to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to the

Company’s officers or employees, except for normal increases for non-executive employees and spot bonuses of not more than $5,000 per employee, in each case in the ordinary course of business in accordance with past practices, or grant any rights to severance or termination pay to, or enter into or terminate any employment, consulting, termination, indemnification or severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, material employment, termination, severance or other Company Benefit Plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, employee or consultant; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in Section 3(3) of ERISA that are required by law;

(13)     (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Legal Proceeding (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed in the Company Balance Sheet or in the notes thereto or incurred in the ordinary course of business consistent with past practices since the date of such Company Balance Sheet or incurred in connection with this Agreement or the transactions contemplated hereby, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(14)     make or change any material Tax or accounting election, change any annual accounting period, adopt or change any material accounting method, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability in any material respect of the Company or any Company Subsidiary or Parent;

(15)     (A) sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than grants of security interests to the lenders as required under the Credit Facility; (B) grant any license with respect to any Company Intellectual Property, other than the license of Company software in the ordinary course of business; or (C) other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential

Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(16)     unless the statute of limitations will bar the bringing of such claim after the termination of this Agreement, directly or indirectly bring or initiate (including by counterclaim or impleader) any litigation or other action before an arbitrator or other Governmental Entity against Parent or any of its Subsidiaries or involving or affecting their assets (other than in connection with the enforcement of rights and obligations hereunder);

(17)     take any action that would, or that would reasonably be likely to, (i) result in any representation or warranty made by the Company becoming untrue or inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied or (ii) result in any other condition set forth in Article 6 not being satisfied; or

(18)     authorize, or agree in writing or otherwise to take, any of the actions described in Section 6.01(b)(1) through (17) above.

SECTION 6.02         Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 6.02 of the Parent Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing, Parent shall not take any action that would, or that would reasonably be likely to (i) result in a Parent Material Adverse Effect or (ii) have a material adverse effect on the ability of Parent, FNIS or Merger Sub to perform its obligations hereunder or to consummate the Merger; provided, however, the effects of any acquisition by Parent completed after the date hereof or proposed prior to or after the date hereof shall not be deemed, in and of itself, to result in a Parent Material Adverse Effect for purposes of Section 6.02(i).

SECTION 6.03         Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, orally and in writing, to the extent that such party has Knowledge of: (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (1) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by FNIS or Merger Sub) to be untrue or inaccurate in any material respect or (2) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by FNIS or Merger Sub) in any material respect; and (b) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it (and in the case of Parent, by FNIS or Merger Sub) hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the representations, warranties, covenants or agreements of Parent or the Company, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder to Parent or the Company, as the case may be.

SECTION 6.04         Cooperation Regarding IPO of FNIS. The Company recognizes that FNIS may make an initial public offering of shares of its common stock (the “IPO”) prior to the Effective Time. The Company will cooperate as reasonably necessary with FNIS in the IPO, including providing information and historical financial statements for use in any registration statement or prospectus for the IPO and obtaining the cooperation of the Company’s accountants in connection therewith; provided, however, that Parent and FNIS shall cooperate to the extent reasonably practicable so that the IPO does not cause the Company Shareholders’ Meeting to be unreasonably delayed.

ARTICLE 7

ADDITIONAL AGREEMENTS

SECTION 7.01         Proxy Statement.

(a)     As promptly as practicable after the execution of this Agreement, (1) the Company shall prepare, in consultation with Parent, and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”) to be held to consider approval of the Merger and adoption of this Agreement. Parent shall furnish all information concerning itself as the Company may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after resolving any comments or responses of the SEC related to the Proxy Statement, or requests by the SEC for additional information, the Company shall mail the Proxy Statement to its shareholders.

(b)     The Proxy Statement shall include the recommendation of the board of directors of the Company to the shareholders of the Company to vote in favor of the adoption of this Agreement and, subject to Section 7.01(c), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the board of directors of the Company that the Company’s shareholders adopt this Agreement (ii) approve any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement relating to any Competing Transaction or (iii) approve or recommend, or propose to approve or recommend, any Competing Transaction. Subject to Parent’s termination rights under Section 9.01(c), nothing contained in this Agreement shall prohibit the board of directors of the Company from fulfilling its duty of candor or disclosure to the shareholders of the Company under applicable law or from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that, except as permitted under Section 7.01(c), the Company does not withhold, withdraw, amend, modify or change its recommendation in favor of the Merger or approve or recommend any Competing Transaction.

(c)     If a Superior Proposal shall have been made to the Company and shall not have been withdrawn, then prior to the Company Common Shareholder Approval, the Company’s board of directors may (x) withhold, withdraw, amend, modify or change its recommendation in favor of the Merger or (y) terminate this Agreement in order to enter into an agreement for such Superior Proposal (provided that prior to such termination, (i) the Waiting

Period referred to below shall have lapsed and (ii) the Company shall have paid the Termination Fee and acknowledged its obligation to pay the Parent’s Expense Reimbursement) if: (1) the Company shall have provided written notice to Parent as promptly as practicable (and, in any event, within one Business Day) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the Person or entity making such Superior Proposal and, if in writing, providing a copy of such Superior Proposal (a “Notice of Superior Proposal”); (2) Parent shall not have, within five Business Days of Parent’s receipt of the Notice of Superior Proposal (the “Waiting Period”), made an offer that the Company’s board of directors determines in its good faith judgment to be at least as favorable to the Company and its shareholders as such Superior Proposal (it being agreed that the Company’s board of directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof); (3) the board of directors of the Company concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation, or the termination of this Agreement and entry into such agreement for a Superior Proposal, is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company and its shareholders under applicable Law, after taking into account any modifications to the terms of this Agreement proposed by Parent following its receipt of the Notice of Superior Proposal; and (4) the Company shall not have violated any of the restrictions set forth in Section 7.04 or this Section 7.01(c). The Company shall use its commercially reasonable efforts to provide Parent with at least two Business Days’ notice of any meeting of the Company’s board of directors at which the Company’s board of directors is reasonably expected to consider any Competing Transaction. Notwithstanding anything herein to the contrary, prior to the Company Common Shareholder Approval, the Company’s board of directors may withhold, withdraw, amend, modify or change its recommendation in favor of the Merger if the board of directors of the Company concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company and its shareholders under applicable Law.

(d)     Unless this Agreement has been terminated, nothing contained in this Agreement shall limit the Company’s obligation to convene and hold the Company Shareholders’ Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

(e)     No amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof (providing a copy of any written materials), of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall consult with each other (including providing drafts in advance of filing) in the preparation of any amendment or supplement to the Proxy Statement and in responding to any requests from or comments of the SEC.

(f)     The information supplied by Parent for inclusion in the Proxy Statement shall not, at: (1) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (2) the time of the Company Shareholders’ Meeting; and (3) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Exchange Act; provided, however, that the foregoing does not cover any of the information referred to in the first sentence of Section 7.01(g).

(g)     The information supplied by the Company for inclusion in the Proxy Statement shall not, at: (1) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (2) the time of the Company Shareholders’ Meeting; and (3) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Exchange Act; provided, however, that the foregoing does not cover any of the information referred to in the first sentence of Section 7.01(f).

SECTION 7.02         Company Shareholders’ Meeting. The Company shall (1) use its reasonable best efforts to call and hold the Company Shareholders’ Meeting for the purpose of voting upon the adoption of this Agreement as soon as practicable after the date on which the Company is free to mail the Proxy Statement after filing the same with the SEC and addressing the comments, if any, of the SEC staff; and (2) in any event, hold the Company Shareholders’ Meeting within 45 days after such date. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the rules of The Nasdaq National Market and the GBCC. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any proposal or offer for a Competing Transaction; provided, however, that if the Company’s board of directors withholds, withdraws, amends, modifies or changes its recommendation in favor of the Merger pursuant to and in accordance with Section 7.01(c) hereof, with the result that the Company’s board of directors no longer recommends that the Company’s shareholders vote in favor of the Merger, then the obligations of the Company set forth in the second sentence of this Section 7.02 shall be limited to holding the Company Shareholders’ Meeting and mailing proxy materials to its shareholders in that regard, with no duty to seek to encourage votes in favor of the Merger.

SECTION 7.03         Access to Information; Confidentiality.

(a)     Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company’s Subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (1) provide Parent (and its Subsidiaries and their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its Subsidiaries and to the books and records thereof and (2) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its Subsidiaries as Parent or its Representatives may reasonably request; provided that the Company shall not be required to furnish any information about any Legal Proceeding that is pending, or to the Knowledge of such party threatened, against such party or any Subsidiary or property or asset of such Subsidiary if in the reasonable judgment of such party after consulting with its outside counsel, furnishing such information would reasonably be expected to prejudice materially the rights of such party, its Subsidiaries, officers, directors or Affiliates to assert an attorney-client privilege with respect thereto in such Legal Proceeding or any related Legal Proceeding.

(b)     The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement. All information obtained by the parties pursuant to (a) above shall be subject to the Non-Disclosure Agreement.

(c)     No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

SECTION 7.04         No Solicitation of Transactions.

(a)     Following the date hereof, the Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, (1) solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to, or that reasonably may be expected to lead to a proposal or offer for, any Competing Transaction, (2) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction or (3) authorize or permit any of its Representatives to take any such action. The Company shall promptly (but in no event later than 24 hours) notify Parent if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made, and the Company shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact. The Company shall keep Parent informed in all material respects of the status and material terms (including any material changes therein) of any such proposal, offer or inquiry and provide Parent as soon as reasonably practicable after receipt thereof (but in no event later than 24 hours) with copies of all correspondence and other written material sent or provided to the Company from any third party in connection therewith. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 7.04, prior to the Company Common Shareholder Approval, the Company’s board of directors may furnish information to, and enter into discussions or negotiations (or waive any confidentiality restrictions in a standstill agreement that would otherwise restrict the foregoing) with, a Person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction only if the Company’s board of directors has: (1) concluded, in good faith, after consultation with its independent financial advisor that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal; (2) concluded, in good faith, after consultation with its outside legal counsel, that, in light of such Competing Transaction, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its shareholders under applicable Law; (3) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least three Business Days prior to taking any such action; and (4) obtained from such Person an executed confidentiality and standstill agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has breached this Section 7.04(a); and provided further, however, that the Company’s board of directors shall furnish to Parent all information provided to the Person who has made the proposal or offer regarding the Competing Transaction to the extent that such information has not been previously provided to Parent.

(b)     A “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a Person (or its shareholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole that is (1) not attributable to a breach by the Company of Section 7.04(a) hereof and (2) on terms (including conditions to consummation of the contemplated transaction) that the board of directors of the Company determines, in its good faith judgment (after consultation with the Company’s counsel and the Company’s independent financial advisor), to be more favorable to the Company’s shareholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer or proposal committed.

SECTION 7.05         [Intentionally Omitted].

SECTION 7.06         Indemnification and Insurance of Directors, Officers, Employees and Agents.

(a)     All rights of current or former directors, officers, employees and agents of the Company and Company Subsidiaries who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the articles of incorporation or bylaws of the Company (or under any written agreement to which the Company is a party) in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time unless such modification is required by Law.

(b)     After the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or becomes such prior to the Effective Time, a director or officer of the Company or any Company Subsidiary (an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors or in connection with their serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement) to the full extent required under the articles of incorporation or bylaws of the Company (or under any written agreement to which the Company is a party); provided, however, that (i) such indemnification shall only be to the fullest extent a corporation is permitted under the GBCC to indemnify its own directors and officers, and (ii) if the Surviving Corporation (x) is unable to meet its indemnification obligations hereunder and (y) has total shareholders’ equity calculated in accordance with GAAP of less than $220 million, then an Affiliate of Parent, of FNIS or of the Surviving Corporation (which may be FNIS) having shareholders’ equity of at least $220 million shall thereupon assume and pay such indemnification obligations; provided, that if no such Affiliate assumes and pays such obligations, then Parent shall do so. Notwithstanding anything to the contrary in this Agreement, neither the Surviving Corporation, Parent, FNIS, nor any Affiliate of the Surviving Corporation, FNIS or Parent shall have any further obligation to make any payment under this Section 7.06(b) if the aggregate of all payments made after the date of this Agreement for the benefit of Indemnified Parties pursuant to (i) the articles of incorporation or bylaws of the Company, any Company Subsidiary or the Surviving Corporation, (ii) agreements to which the Company, any Company Subsidiary or the Surviving Corporation is a party and (iii) this Section 7.06(b) exceeds $220 million. The preceding sentence shall not be understood to imply that Parent expects that payments will be made under any of the foregoing for the benefit of Indemnified Parties and shall not limit or in any way affect Parent’s rights under any other provision of this Agreement, including Sections 8.02 and 9.01. Nothing contained herein shall make any such Affiliate, Parent, FNIS, Merger Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for any of the foregoing, nor shall this Section 7.06 relieve the obligations of any insurer in respect thereto. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (1) the Surviving Corporation shall advance or pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (2) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 7.06, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 7.06 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 14-2-853(a)(2) of the GBCC. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c)     Effective at Closing, the Company shall obtain a prepaid insurance and indemnification policy with a term of up to six years providing the Company’s current (and if available, former) directors and officers with coverage for events that occurred prior to the Effective Time, including in respect of the transactions contemplated by this Agreement (the “D&O Insurance”). The total amount paid for such D&O Insurance shall not exceed $1,500,000 (the “Maximum Amount”). In the event that the total premiums for such directors’ and officers’ insurance and indemnification policy exceed the Maximum Amount, the Company shall purchase such coverage as may be purchased at a cost equal to the Maximum Amount.

(d)     This Section 7.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event Parent, the Company, FNIS or the Surviving Corporation or any of their respective successors or assigns (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Company, FNIS or the Surviving Corporation, as the case may be, honor their respective indemnification obligations set forth in this Section 7.06.

SECTION 7.07         Obligations of Merger Sub. Each of Parent and FNIS shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 7.08         [Intentionally Omitted].

SECTION 7.09        Further Action; Consents; Filings.

(a)     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts: (1) to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement; (2) to obtain from Governmental Entities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Company or any of the Company’s Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and (3) to make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

(b)     Parent and the Company shall, as soon as practicable after the date of this Agreement, file notifications under the HSR Act and make any required antitrust filings in foreign jurisdictions and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to agree to reach any agreement that (i) seeks to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction contemplated hereunder, (ii) seeks to impose limitations on the ability of Parent or any Subsidiary of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iii) seeks to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (iv) otherwise would be reasonably likely to result in a Company Material Adverse Effect. One-half of any and all HSR filing fees paid or incurred by either party in connection with the Merger shall be reimbursed by the other party within five Business Days of payment thereof.

(c)     Each party shall promptly notify the other party in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (1) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (2) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

SECTION 7.10         Credit Facility. The Company shall have terminated the Credit Facility concurrent with the Effective Time, provided that Parent shall have repaid all outstanding indebtedness of the Company under the Credit Facility to the extent that the Company does not have the cash available to pay off such facility. The Parent shall have replaced the letter of credit (related to the GE lease facility) under the Credit Facility.

SECTION 7.11         Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market or the Parent Stock Market, each of Parent and the Company shall use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 7.12         [Intentionally Omitted].

SECTION 7.13         Litigation. The Company shall give Parent the opportunity to participate at its own expense, subject to the Company’s right to have final determination in all case management decisions (including the manner in which such litigation is defended and the choice of defense counsel), in the defense of any litigation against the Company and/or its directors relating to this Agreement or any Shareholder’s Agreement or the transactions contemplated hereby or thereby.

SECTION 7.14         Shareholder’s Agreement Legend. The Company will inscribe upon any certificate representing Shares (as defined in the Shareholder’s Agreement) not held in “street name” tendered by a Significant Shareholder, other than in connection with any proposed transfer of any Shares by a Significant Shareholder that is permitted in accordance with the terms of the Shareholder’s Agreement, the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER’S AGREEMENT DATED AS OF SEPTEMBER 8, 2004. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

The Company will return such certificate containing such inscription to the Significant Shareholder within three Business Days following the Company’s receipt thereof.

SECTION 7.15         Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

SECTION 7.16         Employee Benefits. All employees of the Company and its Subsidiaries shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent (or FNIS, if its initial public offering has occurred) for its and its Affiliates’ employees. The employees of the Company and its Subsidiaries shall be eligible to participate in the employee benefit plans of Parent (or FNIS, if its initial public offering has occurred) on terms and conditions no less favorable in the aggregate than those offered to similarly situated employees of Parent (or FNIS, if its initial public offering has occurred). Parent (or FNIS, if its initial public offering has occurred) will cause such employee benefit plans to take into account, for purposes of eligibility and vesting, and, with respect to vacation benefits, benefit accrual thereunder, services by employees of the Company and the Company Subsidiaries as if such services were with Parent (or FNIS) to the same extent that such service was credited under a comparable plan of the Company; provided, however, that the foregoing shall not require the Parent (or FNIS, if its initial public offering has occurred) or any Parent Affiliate to amend any of its employee benefit plans to recognize service performed in years or other periods to the extent service during such years or other periods is not recognized generally under the plan with respect to other plan participants. Any restriction on coverage for pre-existing conditions under the employee benefit plans of Parent (or FNIS, if applicable) shall be waived (except to the extent the Company or any Company Subsidiary employee was subject to a pre-existing condition restriction under the employee benefit plan of the Company or a Company Subsidiary immediately prior to the Effective Time), and employees of the Company and its Subsidiaries shall receive credit under the employee benefit plans of Parent (or FNIS, if applicable) for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the applicable plan year of the Company Benefit Plan in accordance with the corresponding employee benefit plans of Parent (or FNIS, if applicable). Each of Parent and FNIS shall, and shall cause the Surviving Corporation to, honor all compensation and employee benefit plan obligations under the Company Benefit Plans and all employment or severance agreements entered into by the Company or adopted by the board of directors of the Company, subject to Parent’s, FNIS’ or the Surviving Corporation’s right to terminate such Company Benefit Plan or employment or severance agreement pursuant to the terms thereof.

SECTION 7.17         No Obligation to Employ. Nothing in this Agreement is intended to or shall prevent Parent, the Company, FNIS, the Surviving Corporation or any Affiliate from amending or terminating any employee benefit plan, arrangement or agreement, nor shall anything in this Agreement require any such Person to employ or continue to employ any employee for any period of time following the Effective Time or cause any employee to be other than an employee-at-will.

SECTION 7.18         Section 16 Matters. Provided that (i) the Company delivers to Parent the Section 16 Information in a timely fashion and (ii) directors or officers of the Company shall become subject to the reporting requirements of Section 16 of the Exchange Act with respect to Parent, the Parent Stock Options, the Parent Board, or an appropriate committee of the non-employee directors thereof, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders of options for Parent Common Shares upon conversion of the Company Stock Options pursuant to the transactions contemplated hereby and to the extent such securities are listed in Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such Person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, the number and description of the Company Stock Options held by each such Company Insider and expected to be converted into options for Parent Common Shares in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

ARTICLE 8

CONDITIONS TO THE MERGER

SECTION 8.01         Conditions to the Obligations of Each Party. The obligations of the Company, Parent, FNIS and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) by each party of the following conditions:

(a)     [Intentionally Omitted].

(b)     Company Shareholder Approval. The Company Common Shareholder Approval shall have been obtained.

(c)     No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent (an “Order”), that is then in effect and has, or would reasonably be expected to have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)     Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law shall have expired or been terminated (or any approval thereunder shall have been obtained and shall be in full force and effect).

(e)     Listing of Additional Shares. The filing with the Parent Stock Market of a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares issuable upon exercise of the options under the Company Stock Option Plans assumed by Parent shall have been made.

SECTION 8.02         Conditions to the Obligations of Parent, FNIS and Merger Sub. The obligations of Parent, FNIS and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)     Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (1) as of the date of this Agreement and (2) as of the Effective Time, as though made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except, in the case of clauses (1) and (2), for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that the representations and warranties contained in Section 4.03 shall be true and correct in all material respects as of such dates and times. For purposes of determining the accuracy of all representations and warranties under this Section 8.02(a), (1) all “Knowledge” qualifications, “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate of the Company signed by its Chief Executive Officer and Treasurer with respect to the foregoing.

(b)     Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Company signed by its Chief Executive Officer and Treasurer to that effect.

(c)     [Intentionally Omitted].

(d)     Material Adverse Effect. Since December 31, 2003, except as disclosed in Schedule 4.09 of the Company Disclosure Letter, there shall not have been any event, change or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)     Third Party Consents. All consents from third parties under any agreement, contract, license, lease or other instrument to which the Company is a party shall have been obtained on terms reasonably acceptable to Parent, except where the failure to obtain such consent(s) (individually or in the aggregate) would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     [Intentionally Omitted].

(g)     No Litigation. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which would, or would reasonably be likely to, (i) (x) prohibit the acquisition by Parent, FNIS or Merger Sub of any Company Common Stock, (y) restrain or prohibit the consummation of the Merger or any other transaction contemplated hereunder or (z) require, in connection with or as a result of the consummation of the Merger or any other transaction contemplated hereunder, payment by the Company, Parent or any of their respective Subsidiaries of any damages that are material in relation to the Company and Company Subsidiaries taken as a whole; (ii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction contemplated hereunder; (iii) impose limitations on the ability of Parent or any Subsidiary of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company; (iv) prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries; or (v) have a Company Material Adverse Effect; and there shall not be (A) pending or threatened in writing any suit, action or proceeding by any Governmental Entity or (B) pending any suit, action or proceeding by any other Person that has a reasonable likelihood of success, in the case of either (A) or (B) which could lead to any Order described in this Section 8.02(g).

SECTION 8.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)     Representations and Warranties. Each of the representations and warranties of Parent, FNIS and Merger Sub contained in this Agreement shall be true and correct in all respects (1) as of the date of this Agreement and (2) as of the Effective Time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), as though made at and as of the Effective Time, except, in the case of clauses (1) and (2), for such failures to be true and correct that do not individually or in the aggregate constitute a Parent Material Adverse Effect; provided, however, that the representations and warranties contained in Section 5.03 shall be true and correct in all material respects as of such dates and times. For purposes of determining the accuracy of all representations and warranties under this Section 8.03(a), (1) all “Knowledge” qualifications, “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded. The Company shall have received a certificate of Parent signed by an authorized senior officer with respect to the foregoing.

(b)     Agreements and Covenants. Parent, FNIS and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of Parent signed by an authorized senior officer to that effect.

(c)     Material Adverse Effect. Since December 31, 2003, except as disclosed in Schedule 5.12 of the Parent Disclosure Letter, there shall not have been any event, change or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01         Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)     by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b)     by either Parent or the Company:

(1)     if the Effective Time shall not have occurred on or before February 21, 2005; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(1) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused the failure of the Merger to occur on or before such date;

(2)     if there shall be any Order which is final and nonappealable preventing the consummation of the Merger; or

(3)     if the Company Common Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof.

(c)     by Parent if:

(1)     the board of directors of the Company or any committee thereof withholds, withdraws, amends, modifies or changes its recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so;

(2)     the board of directors of the Company or any committee thereof shall have recommended to the shareholders of the Company a Competing Transaction or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction;

(3)     the Company shall have failed to include in the Proxy Statement the recommendation of the Company’s board of directors in favor of the approval of the Merger or this Agreement;

(4)     the Company shall have breached (other than inadvertent immaterial breaches) its obligations under Section 7.04; or

(5)     a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company is commenced, and the board of directors of the Company fails to recommend within 10 Business Days against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(d)     by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 8.02(a) or (b) would not be satisfied (“Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company within 30 days of the occurrence of such Terminating Company Breach through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.01(d) until the expiration of such 30-day period;

(e)     by the Company in accordance with Section 7.01(c);

(f)     by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent, FNIS and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, FNIS and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 8.03(a) or (b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent, FNIS and Merger Sub within 30 days of the occurrence of such Terminating Parent Breach through the exercise of their respective reasonable best efforts and for as long as Parent, FNIS and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(f) until the expiration of such 30-day period; or

(g)     by Parent if any Order described in Section 8.02(g)(i) through (v) shall have been enacted, issued, promulgated, enforced or entered (and not withdrawn, terminated or cancelled).

SECTION 9.02         Effect of Termination. Except as provided in this Section 9.02, in Sections 7.03(b) and 9.05 and in Article 10, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, FNIS, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement; provided, however, that in the event of any such willful breach by Parent or any of its Affiliates under this Agreement, the sole recourse of the Company in respect of such willful breach shall be to take either or both of the following actions, at the Company’s election: (i) to terminate this Agreement pursuant to Section 9.01(f) (subject to the terms thereof) and, if payable pursuant to Section 9.05(c), receive the Termination Fee and the Company’s Expense Reimbursement, and the parties agree that such amounts will constitute liquidated damages in respect of any and all liability that Parent or any Affiliate may have in respect of any and all breaches, and the Company shall have no further recourse against Parent or any of its Affiliates to recover damages with respect thereto; and (ii) to exercise its rights under Section 10.05.

SECTION 9.03         Amendment. This Agreement may be amended by the parties hereto to the fullest extent permitted by law (and if applicable, by the articles of incorporation and bylaws of the Company) by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the shareholders of the Company, no amendment may be made that would require the approval of the shareholders of the Company under applicable law or under the Company’s articles of incorporation without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

SECTION 9.04         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to Section 9.03, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.05         Fees and Expenses.

(a)     Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing with Governmental Entities and mailing the Proxy Statement and all filing fees incurred in connection with all filings to be made under the HSR Act.

(b)     The Company agrees to pay to Parent the Termination Fee and the Parent’s Expense Reimbursement (each as defined below) as follows:

(1)     if Parent shall terminate this Agreement pursuant to Section 9.01(c);

(2)     if the Company shall terminate this Agreement pursuant to Section 9.01(e);

(3)     if an offer or proposal for a Competing Transaction is received or publicly disclosed after the date hereof and prior to the termination of this Agreement, and thereafter the Company or Parent shall terminate this Agreement pursuant to either Section 9.01(b)(1) or Section 9.01(b)(3), and within 12 months of the date of such termination a Competing Transaction shall have been consummated or the Company shall have entered into a definitive agreement for a Competing Transaction; or

(4)     if an offer or proposal for a Competing Transaction is received or publicly disclosed after the date hereof and prior to the termination of this Agreement, and thereafter Parent shall terminate this Agreement pursuant to Section 9.01(d), and within 12 months of the date of such termination a Competing Transaction shall have been consummated or the Company shall have entered into a definitive agreement for a Competing Transaction.

The Company shall pay the Parent’s Expense Reimbursement to Parent if Parent shall terminate this Agreement pursuant to Section 9.01(d), whether or not an offer or proposal for a Competing Transaction is received or publicly disclosed after the date hereof.

(c)     Parent shall pay to the Company the Termination Fee and the Company’s Expense Reimbursement (as defined below) if the Company shall terminate this Agreement pursuant to Section 9.01(f) as a result of a willful breach by Parent, FNIS or Merger Sub of any representation, warranty, covenant or agreement hereunder; provided, that Parent would not have had the right to terminate this Agreement at the time of any such termination by the Company.

(d)     For the purposes hereof “Termination Fee” shall mean $15,000,000. For purposes hereof, the “Company’s Expense Reimbursement” or the “Parent’s Expense Reimbursement” shall be an amount equal to such party’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses), but not to exceed $2,000,000.

(e)     Payment of the Termination Fee shall be made no later than the First Business Day following termination, except as provided in Section 7.01(c). Any payment of the Parent’s Expense Reimbursement or Company’s Expense Reimbursement required to be made pursuant to Section 9.05(b) or (c) shall be made to the receiving party not later than two Business Days after delivery to the paying party of notice of demand for payment and an itemization setting forth in reasonable detail all expenses (which itemization may be supplemented and updated from time to time until the 60th day after the delivery of such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the receiving party. Payment of the fees described in Section 9.05(b) (other than as described in the following sentence) shall not be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement. Payment of the fees described in Section 9.05(b) that are made as a result of Parent’s termination of this Agreement under Section 9.01(c) for actions that are in accordance with Section 7.01(c) shall be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement. Payment of the fees described in Section 9.05(c) shall be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this

Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement.

(f)     If either party hereto fails to pay when due any amount due pursuant to this Section 9.05 (the “Payor”), and, in order to obtain such payment, the party entitled to receive such payment (the “Payee”) commences a suit which results in a judgment against the Payor for the fee set forth in this Section 9.05, the Payor shall pay the Payee an amount equal to the Payee’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE 10

GENERAL PROVISIONS

SECTION 10.01         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles 2 and 3, Sections 7.06, 7.16, 7.17 and 7.19 and this Article 10 shall survive the Effective Time.

SECTION 10.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, FNIS or Merger Sub:

Fidelity National Financial, Inc.

601 Riverside Avenue, 12th Floor

Jacksonville, FL 32204

Facsimile No.: (904) 357-1026

Attention: Christopher A. Rose, Senior Vice President

with a copy (which shall not constitute notice) to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.

125 West 55th Street

New York, NY 10019

Facsimile No.: (212) 424-8500

Attention: Robert S. Rachofsky

if to the Company:

InterCept, Inc.

3150 Holcomb Bridge Road

Suite 200

Norcross, GA 30071-1370

Facsimile No.: (770) 840-2701

Attention: John W. Collins, Chairman of the Board and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

14th Floor

999 Peachtree Street N.E.

Atlanta, GA 30309

Facsimile No.: (404) 817-6050

Attention: Charles D. Vaughn

SECTION 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04         Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (other than by operation of law following the Effective Time) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 7.06. For the avoidance of doubt, nothing in this Agreement other than as provided in Section 7.06 should be construed to give any Company Beneficiary any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 10.05         Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 10.06         Governing Law; Forum.

(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to the principles of conflicts of law thereof.

(b)     Each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts in the City of Jacksonville, the State of Florida, in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.06(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Florida other than for such purposes.

SECTION 10.07         Waiver of Jury Trial. EACH OF PARENT, THE COMPANY, FNIS AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, FNIS OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 10.08         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10         Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 10.11         Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[signature page follows]

IN WITNESS WHEREOF, Parent, FNIS, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Alan L. Stinson
Name:	Alan L. Stinson
Title:	EVP and CFO

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Alan L. Stinson
Name:	Alan L. Stinson
Title:	EVP and CFO

FUSCIA MERGER SUB, INC.

By:	/s/ Alan L. Stinson
Name:	Alan L. Stinson
Title:	EVP

INTERCEPT, INC.

By:	/s/ G. Lynn Boggs
Name:	G. Lynn Boggs
Title:	President and CFO

SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF

MERGER

APPENDIX B

September 8, 2004

The Board of Directors

InterCept, Inc.

3150 Holcomb Bridge Road

Suite 200

Norcross, GA 30071

Members of the Board of Directors:

InterCept, Inc. (“InterCept” or the “Company”) has retained us to deliver to you our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of common stock, no par value, of the Company in connection with the merger of a subsidiary (“Merger Sub”) of Fidelity National Information Services, Inc. (“FNIS”), a wholly owned subsidiary of Fidelity National Financial, Inc. (“FNF” or the “Buyer”), with and into the Company pursuant to the terms of the Agreement and Plan of Merger dated as of September 8, 2004 (the “Agreement”), by and among InterCept, FNF, FNIS and Merger Sub (the “Transaction”).

As more fully set forth in the Agreement, each share of InterCept common stock will be converted into the right to receive, subject to the limitations set forth and as provided in the Agreement, shares of FNF common stock, par value $0.0001 per share, and cash that have a combined value of $18.90 per share (such aggregate consideration of $18.90 per share is referred to herein as the “Consideration”). In aggregate, 25.0% of the Consideration will be made up of FNF common stock and 75.0% of the Consideration will be made up of cash, with individual stockholders electing their desired mix of stock and cash, subject to proration, provided that, FNF may elect to pay 100% of the Consideration in cash, as set forth in the Agreement.

Jefferies & Company, Inc., as part of our investment banking business, is regularly engaged in the evaluation of capital structures and the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. InterCept retained us pursuant to an engagement agreement dated June 11, 2004 (the “Engagement Letter”) regarding the potential sale of the Company. Pursuant to the terms of the Engagement Letter, we assisted InterCept in soliciting and assessing expressions of interest in the Company. The solicitations generated interest from multiple parties and, ultimately, culminated with the Agreement with the Buyer. We will receive fees from the Company in connection with the advisory services we have provided pursuant to the Engagement Letter, including a fee that is contingent upon the completion of a transaction involving the Company. As part of our retention, we will receive a non-refundable fee from InterCept for rendering this opinion. This latter fee is not contingent upon the completion of the Transaction. In addition, InterCept has agreed to indemnify us for certain liabilities arising out of our engagement.

We have in the past provided investment banking services to, and received compensation from the Company and FNF on matters unrelated to the proposed acquisition. In the ordinary course of our business, we have published research reports regarding the securities of InterCept and we and our affiliates may publish research reports regarding the securities of InterCept’s affiliates, may trade or hold such securities for our own accounts and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

In connection with this opinion, we have, among other things:

(i)	Performed comprehensive marketing of the Company to potential buyers whose possible interest in a transaction was solicited and considered by the Company and us;
(ii)	Evaluated and assessed all offers submitted;
(iii)	Reviewed a draft Agreement dated September 8, 2004;
(iv)	Reviewed certain financial and other information about the Company and the Buyer that was publicly available;
(v)	Reviewed certain internal financial and operating information, including financial forecasts and projections and certain of the Company’s contracts, that were provided to us by the Company, taking into account (a) the growth prospects of the Company and the various market segments in which it competes, (b) the Company’s historical financial performance, (c) the Company’s ability to meet its financial forecasts and projections, and (d) the effects on the Company’s business of the Company’s contracts that we reviewed;
(vi)	Met with InterCept’s and the Buyer’s managements regarding the business prospects, financial outlooks and operating plans of their respective companies and held discussions concerning the impact on InterCept, the Buyer and their respective prospects of the economy and their industries, including the effect of the current economic environment;
(vii)	Reviewed certain estimates of cost savings and other combination benefits expected to result from the Transaction, prepared and provided to us by InterCept’s management;
(viii)	Reviewed certain change-of-control and non-compete agreements between the Company and certain executive officers of the Company that would cause cash payments and other benefits to accrue to such executive officers as a result of the Transaction;
(ix)	Reviewed the historical prices, trading multiples and trading volumes of the common shares of InterCept and the Buyer;
(x)	Compared the financial characteristics and valuations in the public market of companies that we deemed similar to that of the Company and the Buyer, respectively, in markets, services offered and size;
(xi)	Reviewed public information with respect to recent acquisition transactions that we deemed comparable to the Transaction;
(xii)	Reviewed the premiums to pre-announcement stock prices paid in recent acquisition transactions that were similar in size to the Transaction;
(xiii)	Performed a discounted cash flow analysis to analyze the present value of the future cash flow streams that the Company has indicated it expects to generate; and
(xiv)	Reviewed the pro forma financial results of the Buyer giving effect to the Transaction.

In addition to the foregoing, we performed such other studies, analyses and investigations and considered such other financial, economic and market criteria as we considered appropriate in arriving at our opinion. Our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

In rendering this opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of all of the financial information, forecasts and other information provided to us by the Company and the Buyer or that was publicly available to us, and we have not assumed any responsibility for independent verification of any such information. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects. With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. InterCept has informed us, however, and we have assumed with their and your permission, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no opinion as to the Company’s financial projections or the assumptions upon which they are based. In addition, in rendering this opinion, we have assumed that the Company will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion but rather constituted one of many factors that we considered, changes to such projections and models could affect the opinion rendered herein.

We have assumed that there have been no material changes in the Company’s or the Buyer’s respective assets, financial condition, results of operations, business or prospects since the most recent financial statements made available to us. In addition, we have not conducted a physical inspection of the properties and facilities of the Company or the Buyer and have not made or obtained an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Buyer, nor have we been furnished with any reports of inspection, valuations or appraisals of the Company or the Buyer, nor do we assume any responsibility to obtain any such inspections, valuations or appraisals of the Company or the Buyer. In addition, in preparing our opinion, we have not taken into account any tax consequences of the Transaction to either the Company or the Buyer, nor to any of the stockholders of the Company or the Buyer.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness of all legal and accounting advice given to the Company and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of and transactions contemplated by the Agreement to the Company and its stockholders. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed, with your permission, that (i) the Transaction will be consummated in accordance with the terms described in the Agreement, without any amendments thereto, and without waiver by the Company of any of the conditions to the Buyer’s obligations and have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Buyer are as set forth in the respective consolidated financial statements reviewed by us regarding the Company and the Buyer.

This opinion is for the benefit and use of the Board of Directors of InterCept in its consideration of the Transaction and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not address the merits of the decision of the Board of Directors or InterCept to enter into the Agreement as compared to any alternative business transaction that might be available to InterCept, nor does it address the underlying business decision of the Board of Directors or InterCept to engage in the Transaction or the terms of the Agreement. Further, this opinion addresses only the fairness as of the date hereof of the Consideration to be received by the common stockholders of InterCept from a financial point of view and does not address any other aspect of the Transaction. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Transaction or any matter related to the Transaction. We have not been engaged to prepare, and have not prepared, a valuation of the Company or the Buyer and our opinion should not be construed as such. This opinion is based on the economic, market and other conditions as they exist and as evaluated on the date hereof, and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion after the date hereof. We express no opinion as to the price at which the Company’s common stock or FNF’s common stock will trade at any future time, including upon announcement and consummation of the Transaction.

Based upon and subject to the foregoing, we are of the opinion that as of the date hereof, the Consideration to be received by the common stockholders of InterCept in the Transaction is fair, from a financial point of view, to such stockholders.

Very truly yours,

/s/ Jeffries & Company, Inc.

JEFFERIES & COMPANY, INC.

APPENDIX C

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS’ RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§14-2-1301.    Definitions

As used in this article, the term:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)    “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)    “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)    “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)    “Shareholder” means the record shareholder or the beneficial shareholder.

§14-2-1302.    Right to dissent

(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)    Consummation of a plan of merger to which the corporation is a party:

(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)    Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)    The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)    Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)    An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)    In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)    The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303.    Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§14-2-1320.    Notice of dissenters’ rights

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321.    Notice of intent to demand payment

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)    Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322.    Dissenters’ notice

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)    Be accompanied by a copy of this article.

§14-2-1323.    Duty to demand payment

(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)    A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§14-2-1324.    Share restrictions

(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325.    Offer of payment

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)    A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326.    Failure to take action

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327.    Procedure if shareholder dissatisfied with payment or offer

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)    The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRAISAL OF SHARES

§14-2-1330.    Court action

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331.    Court costs and counsel fees

(a)    The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332.    Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX D

SHAREHOLDER’S AGREEMENT

SHAREHOLDER’S AGREEMENT, dated as of September 8, 2004 (this “Agreement”), between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”) and                                 (the “Shareholder”), a shareholder of INTERCEPT, INC., a Georgia corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Parent, FUSCIA MERGER SUB, INC., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, subject to any liens and security interests securing current or future margin loans or other obligations (a “Share Lien”) in favor of a third party (a “Lien Holder”) (any indebtedness secured by any Share Lien is herein referred to as “Share Indebtedness”), the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES

Section 1.1.    Transfer of Shares. The Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise voluntarily dispose of (including by gift) any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”); provided, the foregoing shall not be deemed to prohibit any Share Liens otherwise permitted hereunder. Notwithstanding anything contained herein to the contrary, during the term of this Agreement the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (any shares so acquired, the “Option Common Stock”). In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of any Share Indebtedness nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.1 (such Transfers referred to herein as the “Permitted Transfers”).

Section 1.2.    Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date (as defined in Section 4.12), and subject to the Proxy (hereinafter defined) granted to Parent as contemplated by Section 1.3 hereof and the right of Parent to vote the Shares pursuant thereto, the Shareholder (solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement) agrees to vote (or cause to be voted) all of the Shares that Shareholder has the power to vote at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, in each case to the extent that such matter is presented for shareholder approval: (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Parent’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

Section 1.3.    Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

Section 2.1.    Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder, and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.2.    No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s material properties is bound or affected, (ii) in case the Shareholder is a corporation or other entity, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s material properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder do not and will not require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. The Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

Section 2.3.    Title to Shares. The Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy and other than any Share Liens otherwise permitted under the terms hereof (none of which Share Liens impose any limit on the right of the Shareholder to vote or grant a proxy with respect to the Shares). The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

Section 2.4.    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

ARTICLE III.

COVENANTS OF SHAREHOLDER

Section 3.1.    Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of giving effect to this Agreement. The Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.2.    Legending of Shares. If requested by Parent, the Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 7.14 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3.    No Solicitation of Transactions. The Shareholder, subject to the last sentence of this Section 3.3, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor, in case the Shareholder is a corporation or other entity, shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that reasonably may be expected to lead to a proposal or offer for, any Competing Transaction (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, other than with Parent or an affiliate of Parent. The Shareholder shall promptly (but in any event within 24 hours) notify Parent if any proposal or offer, or any inquiry or contact, constituting or regarding a Competing Transaction is made, and the Shareholder shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Notwithstanding the provisions of this Section 3.3, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

Section 3.4.    Disclosure. The Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. The Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

Section 3.5.    Public Announcement. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

Section 3.6.    Additional Shares. In the event that the Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. The Shareholder shall promptly notify Parent of any such event.

Section 3.7.    Grant of Option.

(a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all, but not less than all, of the Shares with respect to which the Shareholder has the power of disposition (the “Option Shares”) at a purchase price per share equal to $18.90 (the “Exercise Price”), in the manner set forth in this Section 3.7, with such price proportionately adjusted to give effect to future splits, consolidations, reorganizations, recapitalizations (whether by merger or otherwise, other than the Merger itself) or similar transactions occurring with respect to the Company Common Stock after the date of this Agreement. In addition to the Exercise Price, in the event of any exercise of the Option, Parent will pay the Shareholder an amount equal to 50% of the profit of Parent realized on the Option Shares from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months after the applicable Qualifying Termination (as defined below). Such payment shall be made within 2 business days of the receipt by Parent of the consideration paid to Parent pursuant to the terms of such Competing Transaction. Such profit shall be calculated in the manner described for calculation of the profit of the Shareholder set forth in Section 3.7(f), with all references in Section 3.7(f)(ii) to the Shareholder to be deemed references to Parent. For purposes of such calculation, in the event that (i) Parent has also acquired shares of Company Common Stock from any other stockholder of the Company under an agreement comparable to this Agreement (“Other Shares”) and (ii) Parent sells the Option Shares and Other Shares in more than one transaction, then in each such sale Parent shall be deemed to have sold a pro rata portion of the total Option Shares and Other Shares owned by Parent.

(b) Parent or its designee may exercise the Option in whole and not in part, at any time after the Merger Agreement is terminated under circumstances in which the Termination Fee is or may become payable to Parent (a “Qualifying Termination”) and prior to the date that is 10 business days after such termination (the “Option Exercise Period”).

(c) In the event that Parent wishes to exercise the Option, Parent must give written notice (the “Option Notice,” with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder during the Option Exercise Period that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place (which, if the Shareholder is then an officer or director of the Company, shall be the principal executive offices of the Company) and a date (the “Option Closing Date”) (not later than 10 business days from the Notice Date subject to extension as set forth below) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding by any Governmental Entity (as defined in the Merger Agreement) shall have been commenced or threatened for purposes of obtaining such injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. If there shall be in effect any such injunction or order or all HSR Act waiting periods shall not have expired or been terminated, in each case on the Option Closing Date specified in the Option Notice, then at Parent’s election, the Option Closing Date may be extended until the later of (i) 10 business days after the Option Closing Date so specified or (ii) the earlier of (A) three business days after expiration or termination of all HSR Act waiting periods or (B) 60 calendar days after the Notice Date. Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at Parent’s election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which is not known by Parent at or prior to its exercise of the Option.

(d) At any Closing, (i) the Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option and (ii) Parent shall pay the aggregate purchase price for the Option Shares by wire transfer of immediately available funds to an account or accounts, which account or accounts shall be designated in writing to Parent within five days after receipt of the Option Notice, in the amount of the Exercise Price times the number of Option Shares.

(e) The Shareholder has granted the Option to Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

(f) (i) As an alternative to Parent’s exercise of the Option, in the event of a Qualifying Termination, at Parent’s election, the Shareholder shall pay to Parent on demand an amount equal to 50% of the profit of the Shareholder from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months of such termination. Such payment shall be made within 2 business days of the receipt by the Shareholder of the consideration paid to the Shareholder pursuant to the terms of such Competing Transaction. To exercise its rights under this Section 3.7(f), Parent’s demand must be made within 10 business days following the consummation of such Competing Transaction.

(ii) For purposes of this Section 3.7(f), the profit of the Shareholder from any Competing Transaction shall equal (a) the aggregate consideration received by the Shareholder (either directly or with respect to repayment of Share Indebtedness) in consideration of the Shares pursuant to such Competing Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value (defined below in Section 3.7(f)(iii)) on the date of consummation of such Competing Transaction plus (b) the aggregate consideration received by the Shareholder (either directly or with respect to repayment of Share Indebtedness) in respect of all Shares the Shareholder disposed of after the termination of the Merger Agreement and prior to the date of consummation of such Competing Transaction less (c) the Exercise Price times the aggregate number of Shares of Company Common Stock disposed of by the Shareholder as referred to in clauses (a) and (b) of this Section 3.7(f)(ii).

(iii) For purposes of this Section 3.7(f), the Fair Market Value of any non-cash consideration consisting of: (a) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and (b) consideration which is other than cash or securities in clause (a) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination.

(iv) Any payment of profit under this Section 3.7(f) shall be paid by wire transfer of same day funds to an account designated by Parent.

(g) Notwithstanding any provision of this Section 3.7 to the contrary, in the event that Parent or the Shareholder receives consideration pursuant to a Competing Transaction in respect of the Option Shares other than in cash, then any payment of profit required to be made under this Section 3.7 by Parent or the Shareholder may be made, at the option of the payor, using the form of consideration so received; provided that if more than one form of consideration is received by the payor pursuant to a Competing Transaction, any payment of profit (other than a payment entirely in cash) shall be made in the respective proportions in which such forms of consideration were received by the payor pursuant to the Competing Transaction.

Section 3.8.    No Dissenters’ Rights. The Shareholder, acting solely in such Shareholder’s capacity as a shareholder of the Company, hereby consents to and approves the actions taken by the Company’s board of directors in approving the Merger Agreement, the Merger and the other transactions contemplated thereby. The Shareholder hereby waives, and agrees not to exercise or assert, any dissenter’s rights under Section 1302 of the GBCC in connection with the Merger.

Section 3.9.    Share Indebtedness. The Shareholder agrees that he shall take all actions necessary to remain in compliance with the terms of any Share Indebtedness and avoid the foreclosure of any Share Lien. The Shareholder agrees that he will not create any Share Lien after the date hereof in favor of any Person which, individually or as part of a group, intends to make or has made a proposal or offer in respect of a Competing Transaction. The Shareholder further agrees that, within one Business Day after receiving any Option Notice, he shall identify all Lien Holders and the amounts of all Share Indebtedness so that Parent may repay all such Share Indebtedness upon the Option Closing Date, with a corresponding reduction in the Exercise Price payable to the Shareholder.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1.    Payment of Merger Consideration. Parent and Merger Sub hereby agree that the aggregate Per Share Merger Consideration (as defined in the Merger Agreement) that is due and owing to the Shareholder as a result of the Merger will be paid and delivered to the Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that the Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

Section 4.2.    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

Section 4.3.    Survival of Representations and Warranties. All representations and warranties made by the Shareholder in this Agreement shall survive until the Termination Date.

Section 4.4.    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

Section 4.5.    Fees and Expenses. All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay or reimburse the Shareholder for such costs and expenses of the Shareholder.

Section 4.6.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6):

(a) if to Parent:

Fidelity National Financial, Inc.
601 Riverside Avenue, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Senior Vice President
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

with a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019
Attention: Robert S. Rachofsky
Telephone: (212) 424-8088
Facsimile: (212) 649-9479

(b) If to the Shareholder to:

InterCept, Inc.
3150 Holcomb Bridge Road
Suite 200
Norcross, GA 30071-1370
Facsimile No.: (770) 840-2701

with a copy to:

Rogers & Hardin
229 Peachtree St. NE
2700 International Tower
Atlanta, GA 30303
Attention: Alan Leet

Section 4.7.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.8.    Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 4.9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the law of the State of Georgia shall be applicable to any matters that involve the internal affairs of the Company, in each case without giving effect to the principles of conflicts of law of the State of New York or the State of Georgia.

Section 4.10.    No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The parties hereto shall not be deemed to have waived any claim available to them arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.11.    Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.12.    Termination. The rights and obligations of the parties under this Agreement shall terminate on the earlier of (i) January 31, 2005, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms or (iii) the Effective Time (as defined in the Merger Agreement) (the “Termination Date”); provided, that if the Merger Agreement is terminated pursuant to a Qualifying Termination, then Sections 1.1, 3.1, 3.6, 3.7 and 3.9 and Article 4 hereof shall survive the Termination Date and shall terminate upon the later of (x) the termination of the Option Exercise Period or, if the Option is exercised prior to such time, then upon the occurrence of the related Closing (subject to the Shareholder’s right to receive any profit to which such Shareholder is entitled under Section 3.7(a)) or (y) if Parent shall instead elect to receive profits of the Shareholder under Section 3.7(f), upon the payment thereof; provided, however, that Section 1.1 shall not survive beyond the time specified by clause (x) of this Section 4.12.

Section 4.13.    Change in Company Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

Section 4.14.    Capacity of Directors and Officers. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and nothing herein shall be construed to limit or otherwise restrict the Shareholder (or its affiliates, representatives or agents who may be directors or officers of the Company or any of its Subsidiaries) in taking or not taking any action in the Shareholder’s (or any such affiliate’s, representative’s or agent’s) capacity as a director or officer of the Company or any of its Subsidiaries.

IN WITNESS WHEREOF, each of Parent and the Shareholder has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name: William P. Foley, II
Title: Chairman and CEO

By:
Name:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of InterCept, Inc., a Georgia corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent B. Bickett, Executive Vice President of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and any other officer of Parent as Brent B. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”)). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), among Parent, Fuscia Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), Fidelity National Information Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company or any Subsidiaries (as defined in the Merger Agreement) of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as an officer or a member of the Board of Directors of the Company or of a Subsidiary of the Company) as is not limited by the terms of the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: September 8, 2004

By:

Signature of Shareholder:

Print Name of Shareholder:

Shares beneficially owned:

                 shares of Company Common Stock

                 shares of Company Common Stock issuable

upon exercise of outstanding options or warrants

                    Signature Page to Irrevocable Proxy

APPENDIX E

SHAREHOLDER’S AGREEMENT

SHAREHOLDER’S AGREEMENT, dated as of September 8, 2004 (this “Agreement”), between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”) and                                           (the “Shareholder”), a shareholder of INTERCEPT, INC., a Georgia corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Parent, FUSCIA MERGER SUB, INC., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, subject to (i) the liens and interests in existence on the date hereof, if any, which have been described in a letter dated the date hereof from the Shareholder to Parent (the “Existing Share Liens”) in favor of the party identified in such letter (the “Existing Lien Holder”) (it being understood that if no such letter has been delivered then there are no Existing Share Liens) and (ii) any additional lien or interest securing a broker margin loan entered into in the future consistent with the provisions of this Agreement (a “Future Lien” and, together with the Existing Share Liens, the “Share Liens”) in favor of a broker-dealer (a “Future Lien Holder” and, together with the Existing Lien Holder, the “Lien Holders”) (any indebtedness secured by any Share Lien is herein referred to as “Share Indebtedness”), the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES

Section 1.1.    Transfer of Shares. The Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise voluntarily dispose of (including by gift) any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”); provided, the foregoing shall not be deemed to prohibit any Share Liens otherwise permitted hereunder. Notwithstanding anything contained herein to the contrary, during the term of this Agreement the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (any shares so acquired, the “Option Common Stock”). In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of any Share Indebtedness nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.1 (such Transfers referred to herein as the “Permitted Transfers”).

Section 1.2.    Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date (as defined in Section 4.12), and subject to the Proxy (hereinafter defined) granted to Parent as contemplated by Section 1.3 hereof and the right of Parent to vote the Shares pursuant thereto, the Shareholder (solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement) agrees to vote (or cause to be voted) all of the Shares that Shareholder has the power to vote at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, in each case to the extent that such matter is presented for shareholder approval: (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Parent’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

Section 1.3.    Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

Section 2.1.    Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder, and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.2.    No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s material properties is bound or affected, (ii) in case the Shareholder is a corporation or other entity, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s material properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder do not and will not require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. The Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-

Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

Section 2.3.    Title to Shares. The Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy and other than any Share Liens otherwise permitted under the terms hereof (none of which Share Liens impose any limit on the right of the Shareholder to vote or grant a proxy with respect to the Shares). The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

Section 2.4.    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

ARTICLE III.

COVENANTS OF SHAREHOLDER

Section 3.1.    Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of giving effect to this Agreement. The Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.2.    Legending of Shares. If requested by Parent, the Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 7.14 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3.    No Solicitation of Transactions. The Shareholder, subject to the last sentence of this Section 3.3, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor, in case the Shareholder is a corporation or other entity, shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that reasonably may be expected to lead to a proposal or offer for, any Competing Transaction (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, other than with Parent or an affiliate of Parent. The Shareholder shall promptly (but in any event within 24 hours) notify Parent if any proposal or offer, or any inquiry or contact, constituting or regarding a Competing Transaction is made, and the Shareholder shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Notwithstanding the provisions of this Section 3.3, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

Section 3.4.    Disclosure. The Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. The Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

Section 3.5.    Public Announcement. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

Section 3.6.    Additional Shares. In the event that the Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. The Shareholder shall promptly notify Parent of any such event.

Section 3.7.    Grant of Option.

(a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all, but not less than all, of the Shares with respect to which the Shareholder has the power of disposition (the “Option Shares”) at a purchase price per share equal to $18.90 (the “Exercise Price”), in the manner set forth in this Section 3.7, with such price proportionately adjusted to give effect to future splits, consolidations, reorganizations, recapitalizations (whether by merger or otherwise, other than the Merger itself) or similar transactions occurring with respect to the Company Common Stock after the date of this Agreement. In addition to the Exercise Price, in the event of any exercise of the Option, Parent will pay the Shareholder an amount equal to 50% of the profit of Parent realized on the Option Shares from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months after the applicable

Qualifying Termination (as defined below). Such payment shall be made within 2 business days of the receipt by Parent of the consideration paid to Parent pursuant to the terms of such Competing Transaction. Such profit shall be calculated in the manner described for calculation of the profit of the Shareholder set forth in Section 3.7(f), with all references in Section 3.7(f)(ii) to the Shareholder to be deemed references to Parent. For purposes of such calculation, in the event that (i) Parent has also acquired shares of Company Common Stock from any other stockholder of the Company under an agreement comparable to this Agreement (“Other Shares”) and (ii) Parent sells the Option Shares and Other Shares in more than one transaction, then in each such sale Parent shall be deemed to have sold a pro rata portion of the total Option Shares and Other Shares owned by Parent.

(b) Parent or its designee may exercise the Option in whole and not in part, at any time after the Merger Agreement is terminated under circumstances in which the Termination Fee is or may become payable to Parent (a “Qualifying Termination”) and prior to the date that is 10 business days after such termination (the “Option Exercise Period”).

(c) In the event that Parent wishes to exercise the Option, Parent must give written notice (the “Option Notice,” with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder during the Option Exercise Period that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place (which, if the Shareholder is then an officer or director of the Company, shall be the principal executive offices of the Company) and a date (the “Option Closing Date”) (not later than 10 business days from the Notice Date subject to extension as set forth below) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding by any Governmental Entity (as defined in the Merger Agreement) shall have been commenced or threatened for purposes of obtaining such injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. If there shall be in effect any such injunction or order or all HSR Act waiting periods shall not have expired or been terminated, in each case on the Option Closing Date specified in the Option Notice, then at Parent’s election, the Option Closing Date may be extended until the later of (i) 10 business days after the Option Closing Date so specified or (ii) the earlier of (A) three business days after expiration or termination of all HSR Act waiting periods or (B) 60 calendar days after the Notice Date. Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at Parent’s election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which is not known by Parent at or prior to its exercise of the Option.

(d) At any Closing, (i) the Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option and (ii) Parent shall pay the aggregate purchase price for the Option Shares by wire transfer of immediately available funds to an account or accounts, which account or accounts shall be designated in writing to Parent within five days after receipt of the Option Notice, in the amount of the Exercise Price times the number of Option Shares.

(e) The Shareholder has granted the Option to Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

(f) (i) As an alternative to Parent’s exercise of the Option, in the event of a Qualifying Termination, at Parent’s election, the Shareholder shall pay to Parent on demand an amount equal to 50% of the profit of the Shareholder from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months of such termination. Such payment shall be made within 2 business days of the receipt by the Shareholder of the consideration paid to the Shareholder pursuant to the terms of such Competing Transaction. To exercise its rights under this Section 3.7(f), Parent’s demand must be made within 10 business days following the consummation of such Competing Transaction.

(ii) For purposes of this Section 3.7(f), the profit of the Shareholder from any Competing Transaction shall equal (a) the aggregate consideration received by the Shareholder (either directly or with respect to repayment of Share Indebtedness) in consideration of the Shares pursuant to such Competing Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value (defined below in Section 3.7(f)(iii)) on the date of consummation of such Competing Transaction plus (b) the aggregate consideration received by the Shareholder (either directly or with respect to repayment of Share Indebtedness) in respect of all Shares the Shareholder disposed of after the termination of the Merger Agreement and prior to the date of consummation of such Competing Transaction less (c) the Exercise Price times the aggregate number of Shares of Company Common Stock disposed of by the Shareholder as referred to in clauses (a) and (b) of this Section 3.7(f)(ii).

(iii) For purposes of this Section 3.7(f), the Fair Market Value of any non-cash consideration consisting of: (a) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and (b) consideration which is other than cash or securities in clause (a) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination.

(iv) Any payment of profit under this Section 3.7(f) shall be paid by wire transfer of same day funds to an account designated by Parent.

(g) Notwithstanding any provision of this Section 3.7 to the contrary, in the event that Parent or the Shareholder receives consideration pursuant to a Competing Transaction in respect of the Option Shares other than in cash, then any payment of profit required to be made under this Section 3.7 by Parent or the Shareholder may be made, at the option of the payor, using the form of consideration so received; provided that if more than one form of consideration is received by the payor pursuant to a Competing Transaction, any payment of profit (other than a payment entirely in cash) shall be made in the respective proportions in which such forms of consideration were received by the payor pursuant to the Competing Transaction.

Section 3.8.    No Dissenters’ Rights. The Shareholder, acting solely in such Shareholder’s capacity as a shareholder of the Company, hereby consents to and approves the actions taken by the Company’s board of directors in approving the Merger Agreement, the Merger and the other transactions contemplated thereby. The Shareholder hereby waives, and agrees not to exercise or assert, any dissenter’s rights under Section 1302 of the GBCC in connection with the Merger.

Section 3.9.    Share Indebtedness. The Shareholder agrees that at no time during the term of this Agreement shall the amount of Share Indebtedness in respect of any Shares exceed 40% of the then current fair market value of the Shares subject to such Share Indebtedness. The Shareholder further agrees that such Shareholder shall take all actions necessary to remain in compliance with the terms of any Share Indebtedness and avoid the foreclosure of any Share Lien.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1.    Payment of Merger Consideration. Parent and Merger Sub hereby agree that the aggregate Per Share Merger Consideration (as defined in the Merger Agreement) that is due and owing to the Shareholder as a result of the Merger will be paid and delivered to the Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that the Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

Section 4.2.    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

Section 4.3.    Survival of Representations and Warranties. All representations and warranties made by the Shareholder in this Agreement shall survive until the Termination Date.

Section 4.4.    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

Section 4.5.    Fees and Expenses. All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay or reimburse the Shareholder for such costs and expenses of the Shareholder.

Section 4.6.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6):

(a) if to Parent:

Fidelity National Financial, Inc.
601 Riverside Avenue, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Senior Vice President
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

with a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019
Attention: Robert S. Rachofsky
Telephone: (212) 424-8088
Facsimile: (212) 649-9479

(b) If to the Shareholder to:

InterCept, Inc.
3150 Holcomb Bridge Road
Suite 200
Norcross, GA 30071-1370
Facsimile No.: (770) 840-2701

with a copy to:

Rodgers & Hardin
229 Peachtree St. NE
2700 International Tower
Atlanta, GA 30303
Attention: Alan Leet

Section 4.7.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.8.    Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 4.9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the law of the State of Georgia shall be applicable to any matters that involve the internal affairs of the Company, in each case without giving effect to the principles of conflicts of law of the State of New York or the State of Georgia.

Section 4.10.    No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The parties hereto shall not be deemed to have waived any claim available to them arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.11.    Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.12.    Termination. The rights and obligations of the parties under this Agreement shall terminate on the earlier of (i) January 31, 2005, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms or (iii) the Effective Time (as defined in the Merger Agreement) (the “Termination Date”); provided, that if the Merger Agreement is terminated pursuant to a Qualifying Termination, then Sections 1.1, 3.1, 3.6, 3.7 and 3.9 and Article 4 hereof shall survive the Termination Date and shall terminate upon the later of (x) the termination of the Option Exercise Period or, if the Option is exercised prior to such time, then upon the occurrence of the related Closing (subject to the Shareholder’s right to receive any profit to which such Shareholder is entitled under Section 3.7(a)) or (y) if Parent shall instead elect to receive profits of the Shareholder under Section 3.7(f), upon the payment thereof; provided, however, that Section 1.1 shall not survive beyond the time specified by clause (x) of this Section 4.12.

Section 4.13.    Change in Company Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

Section 4.14.    Effectiveness of Option. The effectiveness of the grant of the Option hereunder shall be conditioned upon either (i) the written consent thereto of the Existing Lien Holder (which Shareholder agrees to use reasonable best efforts to obtain as promptly as practicable after the date hereof) or (ii) after the Merger Agreement is terminated under circumstances such that the Option may become exercisable hereunder, the repayment by Parent of all amounts owing to the Existing Lien Holder in connection with the Share Indebtedness, provided that in such case Parent’s sole recourse against the Shareholder on account of such repayment shall be an offset to the aggregate Exercise Price of the Option in an equivalent amount. The Shareholder shall not grant any Future Lien unless the prior written consent of the proposed Future Lien Holder to the grant of the Option hereunder shall have first been obtained.

Section 4.15.    Capacity of Directors and Officers. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and nothing herein shall be construed to limit or otherwise restrict the Shareholder (or its affiliates, representatives or agents who may be directors or officers of the Company or any of its Subsidiaries) in taking or not taking any action in the Shareholder’s (or any such affiliate’s, representative’s or agent’s) capacity as a director or officer of the Company or any of its Subsidiaries.

IN WITNESS WHEREOF, each of Parent and the Shareholder has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:	William P. Foley, II
Title:	Chairman and CEO

By:
Name:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of InterCept, Inc., a Georgia corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent B. Bickett, Executive Vice President of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and any other officer of Parent as Brent B. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”)). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), among Parent, Fuscia Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), Fidelity National Information Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company or any Subsidiaries (as defined in the Merger Agreement) of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as an officer or a member of the Board of Directors of the Company or of a Subsidiary of the Company) as is not limited by the terms of the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: September 8, 2004

By:
Signature of Shareholder:
Print Name of Shareholder:
Shares beneficially owned:
shares of Company Common Stock
shares of Company Common Stock issuable
upon exercise of outstanding options or warrants
Signature Page to Irrevocable Proxy

APPENDIX F

SHAREHOLDER’S AGREEMENT

SHAREHOLDER’S AGREEMENT, dated as of September 8, 2004 (this “Agreement”), between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”) and JANA MASTER FUND, LTD. (the “Shareholder”), a shareholder of INTERCEPT, INC., a Georgia corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Parent, FUSCIA MERGER SUB, INC., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, subject to any liens and security interests securing current or future margin loans or other obligations (a “Share Lien”) in favor of a third party (a “Lien Holder”) (any indebtedness secured by any Share Lien is herein referred to as “Share Indebtedness”), the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES

Section 1.1.    Transfer of Shares. The Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise voluntarily dispose of (including by gift) any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”); provided, the foregoing shall not be deemed to prohibit any Share Liens otherwise permitted hereunder. Notwithstanding anything contained herein to the contrary, during the term of this Agreement the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (any shares so acquired, the “Option Common Stock”). In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of any Share Indebtedness nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.1 (such Transfers referred to herein as the “Permitted Transfers”).

Section 1.2.    Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date (as defined in Section 4.12), and subject to the Proxy (hereinafter defined) granted to Parent as contemplated by Section 1.3 hereof and the right of Parent to vote the Shares pursuant thereto, the Shareholder (solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement) agrees to vote (or cause to be voted) all of the Shares that Shareholder has the power to vote at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, in each case to the extent that such matter is presented for shareholder approval: (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Parent’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

Section 1.3.    Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

Section 2.1.    Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder, and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.2.    No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s material properties is bound or affected, (ii) in case the Shareholder is a corporation or other entity, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s material properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder do not and will not require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. The Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

Section 2.3.    Title to Shares. The Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy and other than any Share Liens otherwise permitted under the terms hereof (none of which Share Liens impose any limit on the right of the Shareholder to vote or grant a proxy with respect to the Shares). The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

Section 2.4.    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

ARTICLE III.

COVENANTS OF SHAREHOLDER

Section 3.1.    Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of giving effect to this Agreement. The Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.2.    Legending of Shares. If requested by Parent, the Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 7.14 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3.    No Solicitation of Transactions. The Shareholder, subject to the last sentence of this Section 3.3, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor, in case the Shareholder is a corporation or other entity, shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that reasonably may be expected to lead to a proposal or offer for, any Competing Transaction (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, other than with Parent or an affiliate of Parent. The Shareholder shall promptly (but in any event within 24 hours) notify Parent if any proposal or offer, or any inquiry or contact, constituting or regarding a Competing Transaction is made, and the Shareholder shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Notwithstanding the provisions of this Section 3.3, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

Section 3.4.    Disclosure. The Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. The Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

Section 3.5.    Public Announcement. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

Section 3.6.    Additional Shares. In the event that the Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. The Shareholder shall promptly notify Parent of any such event.

Section 3.7.    Grant of Option.

(a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all, but not less than all, of the Shares with respect to which the Shareholder has the power of disposition (the “Option Shares”) at a purchase price per share equal to $18.90 (the “Exercise Price”), in the manner set forth in this Section 3.7, with such price proportionately adjusted to give effect to future splits, consolidations, reorganizations, recapitalizations (whether by merger or otherwise, other than the Merger itself) or similar transactions occurring with respect to the Company Common Stock after the date of this Agreement. In addition to the Exercise Price, in the event of any exercise of the Option, Parent will pay the Shareholder an amount equal to 50% of the profit of Parent realized on the Option Shares from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months after the applicable Qualifying Termination (as defined below). Such payment shall be made within 2 business days of the receipt by Parent of the consideration paid to Parent pursuant to the terms of such Competing Transaction. Such profit shall be calculated in the manner described for calculation of the profit of the Shareholder set forth in Section 3.7(f), with all references in Section 3.7(f)(ii) to the Shareholder to be deemed references to Parent. For purposes of such calculation, in the event that (i) Parent has also acquired shares of Company Common Stock from any other stockholder of the Company under an agreement comparable to this Agreement (“Other Shares”) and (ii) Parent sells the Option Shares and Other Shares in more than one transaction, then in each such sale Parent shall be deemed to have sold a pro rata portion of the total Option Shares and Other Shares owned by Parent.

(b) Parent or its designee may exercise the Option in whole and not in part, at any time after the Merger Agreement is terminated under circumstances in which the Termination Fee is or may become payable to Parent (a “Qualifying Termination”) and prior to the date that is 10 business days after such termination (the “Option Exercise Period”).

(c) In the event that Parent wishes to exercise the Option, Parent must give written notice (the “Option Notice,” with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder during the Option Exercise Period that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place (which, if the Shareholder is then an officer or director of the Company, shall be the principal executive offices of the Company) and a date (the “Option Closing Date”) (not later than 10 business days from the Notice Date subject to extension as set forth below) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding by any Governmental Entity (as defined in the Merger Agreement) shall have been commenced or threatened for purposes of obtaining such injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. If there shall be in effect any such injunction or order or all HSR Act waiting periods shall not have expired or been terminated, in each case on the Option Closing Date specified in the Option Notice, then at Parent’s election, the Option Closing Date may be extended until the later of (i) 10 business days after the Option Closing Date so specified or (ii) the earlier of (A) three business days after expiration or termination of all HSR Act waiting periods or (B) 60 calendar days after the Notice Date. Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at Parent’s election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which is not known by Parent at or prior to its exercise of the Option.

(d) At any Closing, (i) the Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option and (ii) Parent shall pay the aggregate purchase price for the Option Shares by wire transfer of immediately available funds to an account or accounts, which account or accounts shall be designated in writing to Parent within five days after receipt of the Option Notice, in the amount of the Exercise Price times the number of Option Shares.

(e) The Shareholder has granted the Option to Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

(f) (i) As an alternative to Parent’s exercise of the Option, in the event of a Qualifying Termination, at Parent’s election, the Shareholder shall pay to Parent on demand an amount equal to 50% of the profit of the Shareholder from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months of such termination. Such payment shall be made within 2 business days of the receipt by the Shareholder of the consideration paid to the Shareholder pursuant to the terms of such Competing Transaction. To exercise its rights under this Section 3.7(f), Parent’s demand must be made within 10 business days following the consummation of such Competing Transaction.

(ii) For purposes of this Section 3.7(f), the profit of the Shareholder from any Competing Transaction shall equal (a) the aggregate consideration received by the Shareholder (either directly or with respect to repayment of Share Indebtedness) in consideration of the Shares pursuant to such Competing Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value (defined below in Section 3.7(f)(iii)) on the date of consummation of such Competing Transaction plus (b) the aggregate consideration received by the Shareholder (either directly or with respect to repayment of Share Indebtedness) in respect of all Shares the Shareholder disposed of after the termination of the Merger Agreement and prior to the date of consummation of such Competing Transaction less (c) the Exercise Price times the aggregate number of Shares of Company Common Stock disposed of by the Shareholder as referred to in clauses (a) and (b) of this Section 3.7(f)(ii).

(iii) For purposes of this Section 3.7(f), the Fair Market Value of any non-cash consideration consisting of: (a) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and (b) consideration which is other than cash or securities in clause (a) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination.

(iv) Any payment of profit under this Section 3.7(f) shall be paid by wire transfer of same day funds to an account designated by Parent.

(g) Notwithstanding any provision of this Section 3.7 to the contrary, in the event that Parent or the Shareholder receives consideration pursuant to a Competing Transaction in respect of the Option Shares other than in cash, then any payment of profit required to be made under this Section 3.7 by Parent or the Shareholder may be made, at the option of the payor, using the form of consideration so received; provided that if more than one form of consideration is received by the payor pursuant to a Competing Transaction, any payment of profit (other than a payment entirely in cash) shall be made in the respective proportions in which such forms of consideration were received by the payor pursuant to the Competing Transaction.

Section 3.8.    No Dissenters’ Rights. The Shareholder, acting solely in such Shareholder’s capacity as a shareholder of the Company, hereby consents to and approves the actions taken by the Company’s board of directors in approving the Merger Agreement, the Merger and the other transactions contemplated thereby. The Shareholder hereby waives, and agrees not to exercise or assert, any dissenter’s rights under Section 1302 of the GBCC in connection with the Merger.

Section 3.9.    Share Indebtedness. The Shareholder agrees that he shall take all actions necessary to remain in compliance with the terms of any Share Indebtedness and avoid the foreclosure of any Share Lien. The Shareholder agrees that he will not create any Share Lien after the date hereof in favor of any Person which, individually or as part of a group, intends to make or has made a proposal or offer in respect of a Competing Transaction. The Shareholder further agrees that, within one Business Day after receiving any Option Notice, he shall identify all Lien Holders and the amounts of all Share Indebtedness so that Parent may repay all such Share Indebtedness upon the Option Closing Date, with a corresponding reduction in the Exercise Price payable to the Shareholder.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1.    Payment of Merger Consideration. Parent and Merger Sub hereby agree that the aggregate Per Share Merger Consideration (as defined in the Merger Agreement) that is due and owing to the Shareholder as a result of the Merger will be paid and delivered to the Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that the Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

Section 4.2.    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

Section 4.3.    Survival of Representations and Warranties. All representations and warranties made by the Shareholder in this Agreement shall survive until the Termination Date.

Section 4.4.    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

Section 4.5.    Fees and Expenses. All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay or reimburse the Shareholder for such costs and expenses of the Shareholder.

Section 4.6.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6):

(a) if to Parent:

Fidelity National Financial, Inc.
601 Riverside Avenue, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Senior Vice President
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

with a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019
Attention: Robert S. Rachofsky
Telephone: (212) 424-8088
Facsimile: (212) 649-9479

(b) If to the Shareholder to:

JANA Master Fund, Ltd.
c/o JANA Partners LLC
201 Post Street
San Francisco, CA 94108
Attention: Barry Rosenstein
Facsimile: (415) 989-8001

with a copy to:

Marc Weingarten
Schulte Roth & Zabel
919 Third Avenue
New York, NY 10022
Fascimile: (212) 593-5955

Section 4.7.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.8.    Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 4.9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the law of the State of Georgia shall be applicable to any matters that involve the internal affairs of the Company, in each case without giving effect to the principles of conflicts of law of the State of New York or the State of Georgia.

Section 4.10.    No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The parties hereto shall not be deemed to have waived any claim available to them arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.11.    Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.12.    Termination. The rights and obligations of the parties under this Agreement shall terminate on the earlier of (i) January 31, 2005, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms or (iii) the Effective Time (as defined in the Merger Agreement) (the “Termination Date”); provided, that if the Merger Agreement is terminated pursuant to a Qualifying Termination, then Sections 1.1, 3.1, 3.6, 3.7 and 3.9 and Article 4 hereof shall survive the Termination Date and shall terminate upon the later of (x) the termination of the Option Exercise Period or, if the Option is exercised prior to such time, then upon the occurrence of the related Closing (subject to the Shareholder’s right to receive any profit to which such Shareholder is entitled under Section 3.7(a)) or (y) if Parent shall instead elect to receive profits of the Shareholder under Section 3.7(f), upon the payment thereof; provided, however, that Section 1.1 shall not survive beyond the time specified by clause (x) of this Section 4.12.

Section 4.13.    Change in Company Shares. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

Section 4.14.    Capacity of Directors and Officers. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and nothing herein shall be construed to limit or otherwise restrict the Shareholder (or its affiliates, representatives or agents who may be directors or officers of the Company or any of its Subsidiaries) in taking or not taking any action in the Shareholder’s (or any such affiliate’s, representative’s or agent’s) capacity as a director or officer of the Company or any of its Subsidiaries.

IN WITNESS WHEREOF, each of Parent and the Shareholder has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ William P. Foley, II
Name: William P. Foley, II
Title: Chairman and CEO

JANA MASTER FUND, LTD.

By:	JANA Partners, LLC,
Its Investment Manager

By:	/s/ Barry Rosenstein
Name: Barry Rosenstein

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of InterCept, Inc., a Georgia corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent B. Bickett, Executive Vice President of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and any other officer of Parent as Brent B. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”)). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), among Parent, Fuscia Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), Fidelity National Information Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company or any Subsidiaries (as defined in the Merger Agreement) of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as an officer or a member of the Board of Directors of the Company or of a Subsidiary of the Company) as is not limited by the terms of the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: September 8, 2004

JANA MASTER FUND, LTD.
By:	JANA Partners, LLC,
Its Investment Manager
By:	/s/ Barry Rosenstein
Name: Barry Rosenstein
Signature of Shareholder:

Print Name of Shareholder: JANA MASTER FUND, LTD.

Shares beneficially owned:

1,982,237 shares of Company Common Stock

0            shares of Company Common Stock issuable

              upon exercise of outstanding options or warrants

                        Signature Page to Irrevocable Proxy

APPENDIX G

SHAREHOLDER’S AGREEMENT

SHAREHOLDER’S AGREEMENT, dated as of September 8, 2004 (this “Agreement”), between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”) and                                 , a Delaware                          (the “Shareholder”), a shareholder of INTERCEPT, INC., a Georgia corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Parent, FUSCIA MERGER SUB, INC., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, subject to any lien or interest securing a broker margin loan entered into after the date hereof consistent with the provisions of this Agreement (a “Share Lien”) in favor of a broker-dealer (a “Lien Holder”) (any indebtedness secured by any Share Lien is herein referred to as “Share Indebtedness”), the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, (i) the number of shares of Series B Preferred Stock, no par value, of the Company (the “Preferred Stock”) and (ii) the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Preferred Stock and Company Common Stock and any shares of Preferred Stock and Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES

Section 1.1.    Transfer of Shares. The Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise voluntarily dispose of (including by gift) any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”); provided, the foregoing shall not be deemed to prohibit any Share Liens otherwise permitted hereunder. Shareholder agrees that prior to the Effective Time it will convert its shares of the Preferred Stock into shares of Company Common Stock, which it will surrender following the Effective Time in exchange for the Per Share Merger Consideration. In addition, notwithstanding anything herein to the contrary, the Transfer of Shares in connection with the terms of any Share Indebtedness shall not be subject to the restrictions on Transfer set forth in this Section 1.1 (such Transfers referred to herein as the “Permitted Transfers”).

Section 1.2.    Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date (as defined in Section 4.12), and subject to the Proxy (hereinafter defined) granted to Parent as contemplated by Section 1.3 hereof and the right of Parent to vote the Shares pursuant thereto, the Shareholder agrees to vote (or cause to be voted) all of the Shares that Shareholder has the power to vote at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, in each case to the extent that such matter is presented for shareholder approval: (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Parent’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Shareholder acknowledges hereby that pursuant to the terms of the Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Preferred Stock of the Company (the “Certificate of Designations”), its vote in favor of the Merger and transactions contemplated by the Merger Agreement is not required.

Section 1.3.    Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

Section 2.1.    Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder, and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.2.    No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s material properties is bound or affected, (ii) violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s material properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder do not and will not require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement and other than as provided in the Certificate of Designations or in the Exchange Agreement dated June 23, 2004, among the Shareholder, the Company and certain affiliates of the Shareholder (the “Exchange Agreement”), the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. The Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

(c) The Shareholder acknowledges that, upon the Effective Time, all of its rights under (i) the Exchange Agreement with the Company dated June 23, 2004 and (ii) the Registration Rights Agreement with the Company dated September 16, 2003, as amended by an amendment thereto dated June 23, 2004, shall terminate and be of no further force and effect, since it will no longer be the owner of any Company Common Stock or Company Preferred Stock.

Section 2.3.    Title to Shares. The Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy and other than the right of first refusal contained in the Exchange Agreement and any Share Liens otherwise permitted under the terms hereof (none of which Share Liens shall impose any limit on the right of the Shareholder to vote or grant a proxy with respect to the Shares). The shares of Preferred Stock and Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

Section 2.4.    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

ARTICLE III.

COVENANTS OF SHAREHOLDER

Section 3.1.    Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of giving effect to this Agreement. The Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. This Section 3.1 shall in no event require the Shareholder to convert the Preferred Stock to Company Common Stock until immediately prior to and subject to the occurrence of the Effective Time.

Section 3.2.    Legending of Shares. If requested by Parent, the Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 7.14 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3.    No Solicitation of Transactions. The Shareholder agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers, partners or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its partners or Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that reasonably may be expected to lead to a proposal or offer for, any Competing Transaction (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, other than with Parent or an affiliate of

Parent. The Shareholder shall promptly (but in any event within 24 hours) notify Parent if any proposal or offer, or any inquiry or contact, constituting or regarding a Competing Transaction is made, and the Shareholder shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

Section 3.4.    Disclosure. The Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement. The Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

Section 3.5.    Public Announcement. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

Section 3.6.    Additional Shares. In the event that the Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. The Shareholder shall promptly notify Parent of any such event.

Section 3.7.    Grant of Option.

(a) The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all, but not less than all, of the Shares (excluding those transferred pursuant to a Permitted Transfer) with respect to which the Shareholder has the power of disposition (the “Option Shares”) at a purchase price per share of Preferred Stock equal to $180.00 (the “Preferred Stock Exercise Price”) and at a purchase price per share of Company Common Stock equal to $18.90 (the “Common Stock Exercise Price”), in the manner set forth in this Section 3.7, with such price proportionately adjusted to give effect to future splits, consolidations, reorganizations, recapitalizations (whether by merger or otherwise, other than the Merger itself) or similar transactions occurring with respect to the Preferred Stock or the Company Common Stock after the date of this Agreement. In addition to the Preferred Stock Exercise Price and the Common Stock Exercise Price, in the event of any exercise of the Option, Parent will pay the Shareholder an amount equal to 50% of the profit of Parent realized on the Option Shares from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months after the applicable Qualifying Termination (as defined below). Such payment shall be made within 2 business days of the receipt by Parent of the consideration paid to Parent pursuant to the terms of such Competing Transaction. Such profit shall be calculated in the manner described for calculation of the profit of the Shareholder set forth in Section 3.7(f), with all references in Section 3.7(f)(ii) to the Shareholder to be deemed references to Parent. For purposes of such calculation, in the event that (i) Parent has also acquired shares of Company Common Stock from any other stockholder of the Company under an agreement comparable to this Agreement (“Other Shares”) and (ii) Parent sells the Option Shares and Other Shares in more than one transaction, then in each such sale Parent shall be deemed to have sold a pro rata portion of the total Option Shares and Other Shares owned by Parent.

(b) Parent or its designee may exercise the Option in whole and not in part, at any time after the Merger Agreement is terminated under circumstances in which the Termination Fee is or may become payable to Parent (a “Qualifying Termination”) and prior to the date that is 10 business days after such termination (the “Option Exercise Period”).

(c) In the event that Parent wishes to exercise the Option, Parent must give written notice (the “Option Notice,” with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder during the Option Exercise Period that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place (which, if the Shareholder is then an officer or director of the Company, shall be the principal executive offices of the Company) and a date (the “Option Closing Date”) (not later than 10 business days from the Notice Date subject to extension as set forth below) for closing such purchase (a “Closing”). Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding by any Governmental Entity (as defined in the Merger Agreement) shall have been commenced or threatened for purposes of obtaining such injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. If there shall be in effect any such injunction or order or all HSR Act waiting periods shall not have expired or been terminated, in each case on the Option Closing Date specified in the Option Notice, then at Parent’s election, the Option Closing Date may be extended until the later of (i) 10 business days after the Option Closing Date so specified or (ii) the earlier of (A) three business days after expiration or termination of all HSR Act waiting periods or (B) 60 calendar days after the Notice Date. Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at Parent’s election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which is not known by Parent at or prior to its exercise of the Option.

(d) At any Closing, (i) the Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option and (ii) Parent shall pay the aggregate purchase price for the Option Shares by wire transfer of immediately available funds to an account or accounts, which account or accounts shall be designated in writing to Parent within five days after receipt of the Option Notice, in an amount equal to the sum of (i) the Preferred Stock Exercise Price times the number of shares of

Preferred Stock to be purchased and (ii) the Common Stock Exercise Price times the number of shares of Company Common Stock to be purchased.

(e) The Shareholder has granted the Option to Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

(f) (i) As an alternative to Parent’s exercise of the Option, in the event of a Qualifying Termination, at Parent’s election, the Shareholder shall pay to Parent on demand an amount equal to 50% of the profit of the Shareholder from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months of such termination. Such payment shall be made within 2 business days of the receipt by the Shareholder of the consideration paid to the Shareholder pursuant to the terms of such Competing Transaction. To exercise its rights under this Section 3.7(f), Parent’s demand must be made within 10 business days following the consummation of such Competing Transaction.

(ii) For purposes of this Section 3.7(f), the profit of the Shareholder from any Competing Transaction shall equal (a) the aggregate consideration received by the Shareholder in consideration of the Option Shares pursuant to such Competing Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value (defined below in Section 3.7(f)(iii)) on the date of consummation of such Competing Transaction plus (b) the Fair Market Value, on the date of disposition, of all Shares the Shareholder disposed of after the termination of the Merger Agreement and prior to the date of consummation of such Competing Transaction less (c) the sum of (i) the Preferred Stock Exercise Price times the aggregate number of shares of Preferred Stock disposed of and (ii) the Common Stock Exercise Price times the aggregate number of shares of Company Common Stock disposed of by the Shareholder.

(iii) For purposes of this Section 3.7(f), the Fair Market Value of any non-cash consideration consisting of: (a) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and (b) consideration which is other than cash or securities in clause (a) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination.

(iv) Any payment of profit under this Section 3.7(f) shall be paid by wire transfer of same day funds to an account designated by Parent.

(g) Notwithstanding any provision of this Section 3.7 to the contrary, in the event that Parent or the Shareholder receives consideration pursuant to a Competing Transaction in respect of the Option Shares other than in cash, then any payment of profit required to be made under this Section 3.7 by Parent or the Shareholder may be made, at the option of the payor, using the form of consideration so received; provided that if more than one form of consideration is received by the payor pursuant to a Competing Transaction, any payment of profit (other than a payment entirely in cash) shall be made in the respective proportions in which such forms of consideration were received by the payor pursuant to the Competing Transaction.

Section 3.8.    No Dissenters’ Rights. The Shareholder hereby consents to and approves the actions taken by the Company’s board of directors in approving the Merger Agreement, the Merger and the other transactions contemplated thereby. The Shareholder hereby waives, and agrees not to exercise or assert, any dissenter’s rights under Section 1302 of the GBCC in connection with the Merger.

Section 3.9.    Share Indebtedness. The Shareholder agrees that at no time during the term of this Agreement shall the amount of Share Indebtedness in respect of any Shares exceed 40% of the then current fair market value of the Shares subject to such Share Indebtedness. The Shareholder further agrees that such Shareholder shall take all actions necessary to remain in compliance with the terms of any Share Indebtedness and avoid the foreclosure of any Share Lien.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1.    Payment of Merger Consideration. Parent and Merger Sub hereby agree that the aggregate Per Share Merger Consideration (as defined in the Merger Agreement) that is due and owing to the Shareholder as a result of the Merger will be paid and delivered to the Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that the Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

Section 4.2.    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

Section 4.3.    Survival of Representations and Warranties. All representations and warranties made by the Shareholder in this Agreement shall survive until the Termination Date.

Section 4.4.    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

Section 4.5.    Fees and Expenses. All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay or reimburse the Shareholder for such costs and expenses of the Shareholder.

Section 4.6.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6):

(a) if to Parent:

Fidelity National Financial, Inc.
601 Riverside Avenue, 12th Floor
Jacksonville, FL 32204
Attention: Christopher A. Rose
Senior Vice President
Telephone: (904) 854-8544
Facsimile: (904) 357-1026

with a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019
Attention: Robert S. Rachofsky
Telephone: (212) 424-8088
Facsimile: (212) 649-9479

(b) If to the Shareholder to:

300 Sand Hill Road
Building Three, Suite 170
Menlo Park, CA 94025
Attention: Robert Finzi
Facsimile: 650-234-2779

with a copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Michael R. Flynn
Facsimile: (212) 768-6800

Section 4.7.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.8.    Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 4.9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the law of the State of Georgia shall be applicable to any matters that involve the internal affairs of the Company, in each case without giving effect to the principles of conflicts of law of the State of New York or the State of Georgia.

Section 4.10.    No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The parties hereto shall not be deemed to have waived any claim available to them arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.11.    Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.12.    Termination. The rights and obligations of the parties under this Agreement shall terminate on the earlier of (i) January 31, 2005, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, (iii) the Effective Time (as defined in the Merger Agreement) or (iv) the date of any amendment of the Merger Agreement that reduces the Per Share Merger Consideration, if such reduction causes the Merger to no longer constitute a “Permitted Transaction”, as defined in the Certificate of Designations (the “Termination Date”); provided, that if the Merger Agreement is terminated pursuant to a Qualifying Termination, then Sections 1.1, 3.1, 3.6 and 3.7 and Article 4 hereof shall survive the Termination Date and shall terminate upon the later of (x) the termination of the Option Exercise

Period or, if the Option is exercised prior to such time, then upon the occurrence of the related Closing (subject to the Shareholder’s right to receive any profit to which such Shareholder is entitled under Section 3.7(a)) or (y) if Parent shall instead elect to receive profits of the Shareholder under Section 3.7(f), upon the payment thereof; provided, however, that Section 1.1 shall not survive beyond the time specified by clause (x) of this Section 4.12.

Section 4.13.    Change in Company Shares. In the event of a stock dividend or distribution, or any change in the Preferred Stock or the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Preferred Stock and the Company Common Stock as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

Section 4.14.    Effectiveness of Option. The Shareholder shall not grant any Lien unless the prior written consent of the proposed Lien Holder to the grant of the Option hereunder shall have first been obtained.

IN WITNESS WHEREOF, each of Parent and the Shareholder has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name: William P. Foley, II Title: Chairman and CEO

By:
By:
Name: Robert Finzi Title: Managing Director

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of InterCept, Inc., a Georgia corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent B. Bickett, Executive Vice President of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), and any other officer of Parent as Brent B. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”)). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), among Parent, Fuscia Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), Fidelity National Information Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: September 8, 2004

By:
By:
Name: Robert Finzi
Title: Managing Director
Signature of Shareholder:

Print Name of Shareholder:

Shares beneficially owned:

____________	shares of Preferred Stock
0	shares of Preferred Stock issuable upon exercise of outstanding options or warrants
0	shares of Company Common Stock
0	shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy

PROXY FOR 2004 ANNUAL MEETING

OF SHAREHOLDERS OF

INTERCEPT, INC.

To Be Held on November 8, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints G. LYNN BOGGS and JONATHAN R. COE and each or either of them, as true and lawful agents and proxies of the undersigned with full power of substitution and revocation in each, to represent and vote, as indicated below, all of the shares of Common Stock and Series B Preferred Stock of InterCept, Inc. (“InterCept”) that the undersigned would be entitled to vote at the 2004 Annual Meeting of Shareholders of InterCept to be held at InterCept’s headquarters located at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia on Monday, November 8, 2004 at 10:00 a.m., local time, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of 2004 Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made with respect to a proposal, this proxy will be voted as follows with respect to any such proposal: FOR Proposals 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.	PROPOSAL to approve and adopt the merger agreement among InterCept, Fidelity National Financial, Inc., Fidelity National Information Services, Inc., which is a wholly owned subsidiary of Fidelity National Financial, Inc., and Fuscia Merger Sub, Inc., which is a wholly owned subsidiary of Fidelity National Information Services, Inc., and the transactions contemplated by the merger agreement, including the merger.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	ELECTION OF	FOR all nominees listed	WITHHOLD AUTHORITY
	DIRECTORS:	(except as marked to the contrary)	to vote for all nominees

		☐	☐

JOHN W. COLLINS KEVIN J. LYNCH J. DANIEL SPEIGHT MARC WEISMAN ARTHUR G. WEISS

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below.)

(Continued and to be signed on reverse side.)

3.	IN THEIR DISCRETION, G. LYNN BOGGS and JONATHAN R. COE and each or either of them may act upon such other business as may properly come before the meeting or any adjournment thereof.

Dated: 2004

Signature

Signature if held jointly

Title(s)

Please date this proxy and sign exactly as name or names appear on this proxy. Where more than one owner is shown, each owner should sign. Persons signing in a fiduciary or representative capacity must give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE, SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued from the other side.)